                                         Filed Pursuant to Rule 424(b)(3)
                                         Registration Statement No. 333-86972

PROSPECTUS

MAY 7, 2002

                               UP TO $269,312,000

                             SPECIALTY TRUST, INC.

                        COLLATERALIZED INVESTMENT NOTES

Consider carefully the risk factors, beginning on page 13 of this prospectus, including the following:

  - The Notes are not insured or guaranteed and your recourse for payment is limited to our assets.

  - The Notes have limited liquidity and you may not be able to sell your Notes for cash. There is no secondary trading market and none is likely to develop.

  - The volatility of the market value of the pledged mortgage loans may result in a deficiency upon liquidation and in losses to noteholders.

  - We depend heavily on our manager and any change in managers could adversely affect our operations.

  - We have potential conflicts of interest with our manager that arise under the management agreement, which, among other things, could lead to the acquisition of riskier or more speculative mortgage loans.

  - The manager negotiates origination and renewal fees and the first 2 1/2 points collected from a borrower is paid to the manager. This presents a potential conflict of interest in that higher points could mean a lower interest rate, which would reduce interest income over the life of a loan.

  - If we terminate our manager without cause, the termination fee payable to the manager would reduce cash available for operations and the repayment of Notes.

  - There are no charter or bylaw limitations on our use of leverage. We have a targeted debt to equity ratio of approximately 1:1. Any failure to refinance outstanding borrowings as they come due, whether under lines of credit or our note program, may materially adversely impact our operations and solvency and our ability to repay the Notes.

  - Should we fail to maintain REIT status, we would be subject to tax as a regular corporation, which could reduce our earnings and our ability to make timely payments on the Notes.

  - Future revisions in policies and strategies at the discretion of the board of directors may adversely affect our operations and your investment.

  - We face loss exposure due to the credit risks of mortgage lending which could adversely affect our ability to make timely payments on the Notes.

  - There is no limit on the types of mortgage loans we may acquire.

  - There are no limits on the geographic concentration of the loans we may acquire.

Specialty Trust, Inc., formerly Specialty Mortgage Trust, (the "Company") is a specialty mortgage finance company that acquires and holds, in a tax-advantaged real estate investment trust or REIT structure, mortgage loans secured by property located primarily in the State of Nevada. Specialty Financial, as the manager for the REIT, originates and services our mortgage loans and is responsible for our day-to-day operations. Nello Gonfiantini III, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial (the "Manager"). We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. These relationships create potential conflicts of interest to the extent Specialty Financial's own interests at any given time are not identical to our interests.

Specialty Trust, Inc. is offering up to $269,312,000 of its Collateralized Investment Notes with issuances expected to take place on a monthly basis. The maximum principal of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold. Unless otherwise stated in a supplement to this prospectus, no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes.

THE COLLATERALIZED INVESTMENT NOTES:

  - will be secured by assets of Specialty Trust, Inc., that are pledged from time to time, consisting of mortgage loans, short-term money market instruments and/or cash;

  - will have a maturity that is fixed on the date of issuance within a range of a minimum of 1 month to a maximum of five years from the date of issuance; and

  - will bear interest at rates established from time to time. At the election of the noteholder, interest is either payable monthly in arrears or compounded monthly and payable at the earlier of maturity or the annual anniversary of issuance.

Investors may select the term and corresponding interest rate offered in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any sate securities commission has approved or disproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
  Summary of the Offering.............    1
  Summary Risk Factors................    2
  The Company.........................    9
  Use of Proceeds.....................    9
  Dividend Policy and Distributions...    9
  Business............................    9
  The Manager.........................   11
  Ratio of Earnings to Fixed
     Charges..........................   12
RISK FACTORS..........................   13
  Risk Factors Associated with an
     Investment in Collateralized
     Investment Notes.................   13
     The Notes are not insured or
       guaranteed and your recourse
       for payment is limited to our
       assets.........................   13
     The Notes have limited liquidity
       and you may not be able to sell
       your Notes for cash............   13
     The volatility of the market
       value of the pledged mortgage
       loans may result in a
       deficiency upon liquidation and
       in losses to noteholders.......   13
     The indenture governing the
       securities contains limited
       events of default, which means
       there will be limited
       opportunities for a trustee to
       foreclose on the pledged
       mortgage loans on behalf of
       noteholders....................   13
     At the time of your investment,
       we may not have identified the
       mortgage loans that we will
       invest in with the proceeds of
       the offering and there is no
       assurance that our manager will
       identify and fund mortgage
       loans at favorable spreads.....   13
     At the time of your investment,
       you may not have sufficient
       information to make an informed
       investment decision because of
       our limited operating
       history........................   14
     Our Notes are unrated and your
       investment decision must be
       made without rating agency
       input..........................   14
     Timely payment to noteholders of
       amounts due on the Notes could
       be adversely affected by
       bankruptcy laws................   14

                                        PAGE
                                        ----
  Risk Factors Associated with the
     Overall Enterprise of Specialty
     Trust, Inc. .....................   14
     We depend heavily on our manager
       and any change in managers
       could adversely affect our
       operations.....................   14
     We have potential conflicts of
       interest with our manager that
       arise under the management
       agreement......................   14
     If we terminate our manager
       without cause, the termination
       fee payable to the manager
       would reduce cash available for
       operations and the repayment of
       Notes..........................   15
     Failure to refinance outstanding
       borrowings may materially
       adversely impact our operations
       and solvency and our ability to
       repay the Notes................   15
     Should we fail to maintain REIT
       status, we would be subject to
       tax as a regular corporation,
       which could reduce our earnings
       and our ability to make timely
       payments on the Notes..........   16
     Future revisions in policies and
       strategies at the discretion of
       board of directors may
       adversely affect our operations
       and your investment............   16
     If we should cease to qualify for
       an investment company act
       exemption, our ability to use
       leverage and to conduct our
       business would be materially
       adversely affected as would our
       ability to make timely payments
       on the Notes...................   16
  Risk Factors Associated with the
     Business of Mortgage Lending and
     Managing a Mortgage Loan
     Portfolio........................   17
     We face loss exposure due to the
       credit risks of mortgage
       lending which could adversely
       affect our ability to make
       timely payments on the Notes...   17
     Intense competition in the
       mortgage loan industry may
       result in reduced net income or
       in revised underwriting
       standards, which would
       adversely affect our operations
       and your investment............   19
     General economic and financial
       conditions in mortgage and
       financial markets may affect
       our results of operations and
       your investment................   20

                                        PAGE
                                        ----
     We face adverse effects of using
       leverage to finance mortgage
       loan originations..............   20
     New laws and regulations, new
       administrative or judicial
       interpretations or our failure
       to comply with existing
       federal, state or local
       legislation or regulation could
       adversely affect our operations
       and your investment............   21
     Our mortgage portfolio has
       limited liquidity, which could
       impact our ability to make
       timely payment on the Notes....   22
THE COMPANY...........................   23
USE OF PROCEEDS.......................   24
DIVIDEND POLICY AND DISTRIBUTIONS.....   25
CAPITALIZATION........................   26
SELECTED FINANCIAL AND OTHER DATA.....   27
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   28
  Safe Harbor Statement...............   28
  Overview............................   28
  Significant Aspects of Years Ended
     2001, 2000, and 1999.............   28
  Changes in Financial Condition......   29
     2001 Compared to 2000............   29
       Assets.........................   29
       Liabilities....................   29
     2000 Compared to 1999............   30
       Assets.........................   30
       Liabilities....................   30
  Results of Operations...............   30
     2001 Compared to 2000............   31
     2000 Compared to 1999............   31
  Interest Rate/Market/Credit Risk....   31
  Liquidity and Capital Resources.....   32
  Risk Management and the Allowance
     for Loan Losses..................   32
  Non-Performing Loans, Potential
     Problem Loans, and Other Real
     Estate...........................   34
  Real Estate Owned...................   34
  Quantitative and Qualitative
     Disclosures About Market Risk....   34

                                        PAGE
                                        ----
BUSINESS..............................   36
  Investment Strategies and Polices...   36
  Leverage Strategies and Policies....   41
  Operating Strategies and Policies...   42
  Other Company Policies..............   44
  Legal Proceedings...................   44
THE MANAGER...........................   45
  Management Fees.....................   45
  Administrative Services Provided by
     the Manager......................   46
  Expenses............................   47
  Term and Termination................   47
  Potential Conflicts of Interest and
     Limits of Responsibility.........   47
MANAGEMENT............................   49
  Directors and Executive Officers....   49
  Terms of Directors and Officers.....   50
  Committees of the Board.............   51
  Compensation Committee Interlocks...   51
  Compensation of Directors...........   51
  Executive Compensation..............   51
  Stock Option Plan...................   51
PRINCIPAL SECURITYHOLDERS.............   54
  Beneficial Ownership of Capital
     Stock by Large Securityholders...   54
  Beneficial Ownership of Capital
     Stock by Directors and Executive
     Officers.........................   54
DESCRIPTION OF THE NOTES..............   56
  General.............................   56
  Redemption..........................   57
  Fee for early redemption............   57
  Collateral..........................   57
  Calculation of the value of the
     collateral.......................   59
  Withdrawals and substitutions of
     collateral.......................   59
  Payments on pledged assets..........   59
  Purchase and resale of Notes........   60
  Financial reports...................   60
  Events of default...................   60
  Priority............................   61
  Merger..............................   61
  The Trustee.........................   62
  Modification........................   62
  List of Noteholders.................   63
  Annual compliance statement.........   63

                                        PAGE
                                        ----
  Trustee's annual report.............   63
  Trustee.............................   63
FEDERAL INCOME TAX CONSEQUENCES.......   63
  Tax Classification of the Notes.....   63
  Tax Classification of Specialty
     Trust............................   64
  Tax Classification of the Collateral
     Pool.............................   64
  Tax Consequences to Noteholders.....   65
STATE AND LOCAL TAX CONSIDERATIONS....   66

                                        PAGE
                                        ----
ERISA INVESTORS.......................   66
PLAN OF DISTRIBUTION..................   67
LEGAL MATTERS.........................   68
EXPERTS...............................   68
WHERE YOU CAN FIND MORE INFORMATION...   68
SALES LITERATURE......................   68
GLOSSARY..............................   69
FINANCIAL STATEMENTS..................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully to understand all of the terms of the offering. We include a glossary beginning on page 69.

                            SUMMARY OF THE OFFERING

     Securities offered. This prospectus relates to up to $269,312,000 of Specialty Trust, Inc.'s Collateralized Investment Notes. The maximum principal amount outstanding at any time may not exceed $50,000,000.

     Term. The Notes are expected to be issued monthly with maturities ranging from one month to five years from the date of issuance.

     Minimum denominations.  $25,000.

     Date of Issuance. The 20th day of the month, or the first business day thereafter unless otherwise provided in the prospectus supplement.

     Interest. We will establish interest rates on the Notes offered in this prospectus from time to time, based on market conditions and our financial requirements. Once fixed at issuance, the interest rate on a Note will not change unless the term of the Note is extended. At the election of the noteholder, interest on the Notes is either (a) payable monthly in arrears on the 20th day of each month or (b) compounded monthly and payable at the earlier of maturity or the annual anniversary of issuance. Accrued interest is to be computed on the basis of a 360-day year consisting of twelve 30-day months. Investors may select the term and corresponding interest rate offered in a supplement to this prospectus.

     Redemption. The Notes are not subject to redemption at our option. We, in our sole discretion, may honor a written request for early redemption by acquiring the Note from the holder.

     Penalty for Early Redemption. If we decide, in our sole discretion, to honor a written request for early redemption of a Note, we retain the right to withhold, depending upon the term of the Note, up to two years of interest.

     Collateral. The Notes will be collateralized by pledged assets consisting of (a) designated mortgage loans in an aggregate principal amount at least equal to one and a half (1 1/2) times the aggregate principal amount outstanding on the Notes, (b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We anticipate that the pledged assets will consist primarily of various mortgage loans.

     The Trustee. Pursuant to the terms of an indenture, Deutsche Bank National Trust Company, formerly known as Bankers Trust Company of California, N.A., serves as trustee and holds the pledged assets for the benefit of the noteholders.

     Valuation of collateral. On the 20th day of each month, we are required to calculate and certify to the trustee the value of the collateral securing the Notes within the last five business days using the current principal amount of the eligible pledged mortgage loans, the principal or face amount of the pledged short-term money market instruments and the face value of pledged cash.

     Maintenance of collateral. If on any valuation date the value of the pledged assets is less than that required to be maintained, we shall, not later than the month-end following the valuation date, (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions the value of the collateral is equal to or greater than that required to be maintained.

     Withdrawal or substitution of pledged assets. We may, upon request to the trustee, withdraw or substitute pledged assets at any time if, after giving effect to any such withdrawal or substitution, the value of the pledged assets is at least equal to the amount required to be maintained.

     Payments and distributions on the pledged assets. Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments on the pledged assets. Upon the occurrence of an event of default and while it shall be continuing, the trustee may require that payments on pledged assets be paid directly to it and, if we then receive any payments on the pledged assets, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes.

     Form. Book-entry and nonnegotiable unless otherwise provided in the prospectus supplement. We will provide the holder with a confirmation of the transaction. We will not issue promissory notes to individual holders.

     Automatic Extension. We will send you at an address you provide us notice of maturity generally about two weeks prior to maturity. Unless we receive notice from the noteholder at least one business day before the maturity date of the Note to pay the maturing Note in cash or we give the holder notice at least five business days before the Note's maturity that the Notes will be paid in cash, we will automatically rollover a maturing Note of one year or less, by issuing a new Note with a term equal to the maturing Note's original term. For Notes that exceed one year, we will automatically rollover a maturing Note by issuing a new Note with a term equal to three months. We will rollover Notes at the interest rate we are offering on newly-issued Notes of the same term or if the original term exceeds one year, we will rollover for a three month term at the rate we are then offering on newly-issued Notes with that term. A noteholder whose Note is rolled over shall be paid the interest due at maturity in cash and only the principal amount shall be rolled over.

                              SUMMARY RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN COLLATERALIZED INVESTMENT NOTES

     THE NOTES ARE NOT INSURED OR GUARANTEED AND YOUR RECOURSE FOR PAYMENT IS LIMITED TO OUR ASSETS. The Notes represent obligations solely of Specialty Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

     THE NOTES HAVE LIMITED LIQUIDITY AND YOU MAY NOT BE ABLE TO SELL YOUR NOTES FOR CASH. There is no secondary trading market for the Notes and one is unlikely to develop. As a result, the ability of a noteholder to transfer the Note to another party for cash, or to pledge a Note as collateral, is expected to be very limited.

     THE VOLATILITY OF THE MARKET VALUE OF THE PLEDGED MORTGAGE LOANS MAY RESULT IN A DEFICIENCY UPON LIQUIDATION AND IN LOSSES TO NOTEHOLDERS. There is no well-developed secondary trading market for a substantial portion, if not all, of our portfolio. Many of our mortgage loans are construction or development loans whose value depends not only on favorable economic conditions but also the continued financial viability of the developer. Accordingly, the market value of the pledged mortgage loans, and of our mortgage loans generally, may fluctuate significantly. In addition, our mortgage loans, including those that are pledged, may prove to be illiquid. Consequently, such mortgage loans may need to be liquidated at a discount, in which case the proceeds of liquidation might be less than the outstanding principal amount of, and interest payable on, the Notes.

     THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT, WHICH MEANS THERE WILL BE LIMITED OPPORTUNITIES FOR A TRUSTEE TO FORECLOSE ON THE PLEDGED MORTGAGE LOANS ON BEHALF OF NOTEHOLDERS. The securities offered in this prospectus are governed by a trust indenture, which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time.

     AT THE TIME OF YOUR INVESTMENT WE MAY NOT HAVE IDENTIFIED THE MORTGAGE LOANS THAT WE WILL INVEST IN WITH THE PROCEEDS OF THE OFFERING AND THERE IS NO ASSURANCE THAT OUR MANAGER WILL IDENTIFY AND FUND MORTGAGE LOANS AT FAVORABLE SPREADS. We rely on our manager to identify mortgage loans to be originated by it and acquired by us. Our earnings, and our ability to make payments on the Notes, depend on our ability to acquire mortgage loans at favorable rates compared to our borrowing costs. There is no assurance that the favorable spreads we require can be attained. At the time of your investment in Notes, we may not have identified the mortgage loans that we will invest in with the proceeds of the offering, except to the extent mortgages have been funded with bank lines or other borrowings that are being repaid with such proceeds. For example, on December 31, 2001, there was no outstanding balance on the bank lines of credit. If we had closed a sale of notes on the 20th of that month, proceeds would be used first to pay down those bank lines and then fund "pipeline" loans which might close thereafter. Prior to your investment, you will be unable to evaluate the manner in which proceeds are to be invested and the economic merit of the particular mortgage loan. In addition, there may be a substantial period of time before the proceeds of the offering are invested and therefore a delay in receiving the maximum return on the money we have available to invest.

     AT THE TIME OF YOUR INVESTMENT, YOU MAY NOT HAVE SUFFICIENT INFORMATION TO MAKE AN INFORMED INVESTMENT DECISION BECAUSE OF OUR LIMITED OPERATING
HISTORY. We began operations on January 31, 1998. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. In addition, our manager, Specialty Financial commenced operations as Gonzo Financial in 1995, primarily originating and servicing mortgage loans, and had no experience in the day-to-day management of a mortgage REIT until we began our operations. This lack of experience could adversely affect our operating performance, particularly if we are called upon to respond to changing market conditions.

RISK FACTORS ASSOCIATED WITH THE OVERALL ENTERPRISE OF SPECIALTY TRUST, INC.

     WE DEPEND HEAVILY ON OUR MANAGER AND ANY CHANGE IN MANAGERS COULD ADVERSELY AFFECT OUR OPERATIONS. Our operations depend heavily on the contributions of Mr. Gonfiantini and our manager Specialty Financial. Mr. Gonfiantini, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. We rely on Specialty Financial for day-to-day management and mortgage origination and servicing. Accordingly, our success depends in significant part on Mr. Gonfiantini and our manager, who would be difficult to replace. This dependence and any change in the manager could adversely affect our operations and our ability to make timely payments of amounts due on the Notes.

     WE HAVE POTENTIAL CONFLICTS ON INTEREST WITH OUR MANAGER THAT ARISE UNDER THE MANAGEMENT AGREEMENT.

     Origination Fee. The first 2.5% (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the manager as part of the management fee. The size of the mortgage origination fees are market driven but may vary through negotiation with the borrower. To the extent higher origination fees are paid, the interest rate on the loan may be reduced. This would reduce the interest income we would receive from the loan.

     Loan Servicing Fee. As part of the management fee, one-half of one percent of the total mortgage loan portfolio is retained by the manager as a loan servicing fee. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the manager's compensation, could result in the acquisition of riskier or more speculative loans.

     Incentive Fee. We also pay our manager an incentive fee equal to 50% of our quarterly taxable income in excess of an annualized return of 12% on our net worth for that quarter. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans.

     Services to Others. The management agreement does not limit or restrict the right of the manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria.

     No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the manager and its personnel must devote to providing services to us. The ability of the manager to engage in other business activities could reduce the time and effect spend by the manager on our management.

     Limits of Manager Responsibility. The manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the board of directors in following or declining to follow any advice or recommendations of the manager. The manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

     Indemnification. We have agreed to indemnify the manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

     IF WE TERMINATE OUR MANAGER WITHOUT CAUSE, THE TERMINATION FEE PAYABLE TO THE MANAGER WOULD REDUCE CASH AVAILABLE FOR OPERATIONS AND THE REPAYMENT OF NOTES. Upon nonrenewal by us of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of the fair value of the management agreement as established by an independent appraiser or 4% of our mortgage loan portfolio. At December 31, 2001, 4% of our mortgage loan portfolio would be approximately $2.9 million. The termination fee, if paid, would adversely affect the cash available for our operations and the repayment of the Notes.

     FAILURE TO REFINANCE OUTSTANDING BORROWINGS MAY MATERIALLY ADVERSELY IMPACT OUR OPERATIONS AND SOLVENCY AND OUR ABILITY TO REPAY THE NOTES. We have a targeted debt-to-equity ratio of 1:1. Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings, known as warehouse facilities, and our maturing Notes. We currently have lines of credit at two commercial banks in the aggregate amount of $8.0 million. If we are unable to maintain these facilities or to obtain alternative lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus. In the event we are not able to renew or replace borrowings maturing under bank lines or our Note program, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result.

     SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION, WHICH COULD REDUCE OUR EARNINGS AND OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES. We intend, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we must satisfy tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any taxable year and specific relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation. As a result, we could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available to make payments on the Notes.

     FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF BOARD OF DIRECTORS MAY ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT. Management has established our investment policies and strategies, such as the limitation on the amount of debt we may incur or the maximum investment in any single mortgage loan or in mortgage loans to one borrower, as set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, without shareholder approval. The ultimate effect of these changes may adversely affect our operations and our ability to make timely payment of amounts due on the Notes.

RISK FACTORS ASSOCIATED WITH THE BUSINESS OF MORTGAGE LENDING AND MANAGING A MORTGAGE LOAN PORTFOLIO.

     WE FACE LOSS EXPOSURE DUE TO THE CREDIT RISKS OF MORTGAGE LENDING WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

     Default and foreclosure. At December 31, 2001, mortgage loans aggregating to $950,000, 1.3% of our portfolio, were in foreclosure. In addition, mortgage loans aggregating to $2,860,971, 3.9% of our portfolio, were in default but not in foreclosure. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage loan. Foreclosure laws may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected. Even assuming that the underlying real estate provides adequate security for the mortgage loan, substantial delays could be encountered in connection with the liquidation of a defaulted mortgage loan and a corresponding delay in the receipt and reinvestment of principal and interest payments could occur.

     Real Estate Market Conditions. Many of the risks of holding mortgage loans reflect the risks of investing directly in the real estate securing the mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of mortgage loans. Our business may be adversely affected by periods of economic slowdown or recession, which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.

     Land Loans and Construction Loans. There is no limit on the types of mortgage loans we may acquire. As of December 31, 2001, 82% of our mortgage loan portfolio consisted of land loans and 10% consisted of construction loans. Land loans consisted of mortgage loans for residential raw land (24.8% of the portfolio), residential land development (27.4% of the portfolio) and commercial raw land (29.4% of the portfolio). With a mortgage loan on raw land, there is generally no cash flow from the property to support periodic interest payments. A mortgage loan made to an owner or developer to finance a property that is being developed or under construction will generally involve greater risks than a property that has been constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Although a project is usually refinanced upon completion, sale of the completed project sometimes provides the funds for repayment of the mortgage loan. Since market value cannot be accurately determined until a property is sold in the marketplace, the appraised value of a proposed project can be subject to change. As of December 31, 2001, five loans aggregating to $2,877,971, each either a land loan or a construction loan, were in default for either interest and/or principal.

     Commercial Mortgage Loans. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

     Nonconforming Single-Family and Multifamily Residential Loans. Credit risks associated with nonconforming mortgage loans may be greater than those associated with conventional mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for nonconforming as compared to conforming mortgage loans and could have an adverse effect on our business to the extent that we invest in such mortgage loans. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. Commercial mortgage loans have distinct risk characteristics. As of December 31, 2001, two single-family residential loans aggregating to $933,000, were in default for either interest and/or principal.

     Lack of Geographic or Industry Diversification. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the State of Nevada. At December 31, 2001, 44% of our $73.3 million mortgage loan portfolio was invested in loans secured by Nevada property, about 17% in the Reno area and about 27% in the Las Vegas area. Although Nevada has experienced growth in its economy, population and real estate values in recent years, such trends may not continue during the period the Notes are outstanding. Historically, the Nevada economy, particularly Reno and Las Vegas, is dependent on tourism, gaming and general economic prosperity. In addition, approximately 32% and 10% of our mortgage loan portfolio was invested in loans secured by property in Arizona and California, respectively. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region. If the region's real estate market should experience an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans may be expected to increase substantially, as compared to such rates in a stable or improving real estate market. In addition, borrowers might find it difficult, if not impossible, to sell or refinance property and repay outstanding principal and accrued interest. To the extent that the end use of commercial properties underlying mortgage loans tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be impaired.

     Lack of Borrower Diversification. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower and related parties to 10% of Specialty Trust's total assets. As of December 31, 2001, 2000 and 1999, total assets were approximately, $76.7 million, $58.7 million and $44.1 million and 10% of those assets were approximately $7.7 million, $5.9 million and $4.4 million, respectively. At December 31, 2001, 2000 and 1999 71%, 73% and 45%, respectively of our mortgage loan portfolio was invested in single loans of $3 million or more, or aggregate loans to one borrower and related parties of $3 million or more. This represents separate borrowers. Multiple loans to one borrower or to related entities generally contain cross default provisions. At December 31, 1999, there were three instances where loans with cross default provisions exceeded 10% of the portfolio in the aggregate amounts of $4,906,114, $5,000,000 and $5,356,000, respectively. At December 31, 2001 and 2000, there were no instances of loans with cross default provisions in excess of 10% of the portfolio. At December 31, 2001, 2000 and 1999, 45%, 41% and 45% of mortgage loans were concentrated in multiple loans to eight, seven and five borrowers, respectively. The amount of loss is limited to the recorded amounts of the loans of $34,766,370, $22,788,309 and $16,367,548 at December 31, 2001, 2000 and 1999, respectively. This concentration of credit risk in our portfolio could adversely affect results of operation in the event of delinquency or default by one or more of these borrowers. Group concentration of credit risk exists in borrowers of mortgage loans. As such, the Company has a significant borrower concentration of credit risk that may be adversely affected by periods of economic decline.

     Balloon Payments. Most of the loans in our portfolio require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At December 31, 2001, less than 1% of the portfolio was fully amortizing. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     Environmental Liabilities. Some properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, we may be required to remove those substances or sources and clean up the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up. At this time, we have no properties acquired through foreclosure but we do have three foreclosures in process. We know of no environmental liabilities or remediation with respect to the foreclosed properties.

     Limited Recourse Lending. Our mortgage loans may sometimes be nonrecourse to borrowers. This means, absent fraud, our recourse in the event of default is limited to the underlying collateral. Similarly, anti-deficiency laws may limit our recourse on consumer residential loans. To date, we have made no nonrecourse loans and only a small part, less than 10%, of our portfolio may be covered by consumer protection anti-deficiency laws. On loans made to corporations or limited liability companies without personal guaranties, recourse is effectively limited to the underlying collateral if the borrowing entity has few or no other assets. To the extent our recourse is limited to the underlying collateral, there may be an increased risk of default. In the event of foreclosure, the value of the collateral at that time may be less than the principal and unpaid interest outstanding. This would have a negative impact on our earnings and our ability to make timely payment of amounts due on the Notes.

     INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY MAY RESULT IN REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS, WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT. We face competition, primarily from commercial banks, savings and loans, other independent mortgage lenders other mortgage REITs and investors in loans. If we expand into other geographic markets, we can expect to face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a mortgage loan, service, marketing, origination channels and pricing. Many of our competitors in the financial services business are substantially larger and have more capital and other resources than we do. There can be no assurance that we will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on our results of operations and financial condition.

     GENERAL ECONOMIC AND FINANCIAL CONDITIONS IN MORTGAGE AND FINANCIAL MARKETS MAY AFFECT OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT. The performance of our mortgage loan portfolio will depend on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

     WE FACE ADVERSE EFFECTS OF USING LEVERAGE TO FINANCE MORTGAGE LOAN ORIGINATIONS.

     General. We employ a financing strategy to increase the size of our mortgage loan portfolio by borrowing a portion of the market value of our mortgage loans. We currently have lines of credit at two commercial banks in the aggregate amount of $8.0 million. At December 31, 2001, there was no aggregate amount outstanding under these lines. We intend to maintain and renew these bank lines as sources of borrowings in addition to our note program. If the returns on the mortgage loans originated or purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, we may not be able to achieve the degree of leverage we believe to be optimal, which may cause our business to be less profitable than it might be otherwise. REIT income and asset tests may limit our ability to effectively hedge our exposure to interest rate changes relative to our assets and borrowings.

     Availability of Funding Sources. We finance from time to time some of the mortgage loans, which we hold through interim financing facilities such as bank warehouse credit lines. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loans. While there are no charter or bylaw limitations on our use of leverage, we have a targeted ratio of debt-to-equity of approximately 1:1. We currently have a policy and have agreed with our primary bank lender not to exceed that target by permitting our debt, whether under bank lines or our note program, to exceed our equity. This would mean, for example, at December 31, 2001 our total debt under bank lines and our note program could not exceed approximately $65 million, the amount of our equity. Any failure to renew or obtain adequate funding under these financings, or any substantial reduction in the size of or pricing in the market for our mortgage loans, could have a material adverse effect on our operations. We face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

     Availability and Cost of Borrowings. Our borrowings are generally collateralized borrowings the availability of which is based on the market value of the mortgage loans pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of such borrowings vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors.

     Changes in Interest Rates. Long-term assets are financed with short-term to long-term liabilities in that our mortgage assets generally have maturities of one to three years and are funded with our equity and our borrowings under our note program and our bank lines. Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of borrowings. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans and would reduce the interest rate differential between the average rate borne by our loans and our cost of borrowing and could result in losses. A significant decline in interest rates could decrease the size of our loan portfolio by increasing the level of loan prepayments. This may also reduce the interest rate differential between the average rate borne by our interest-bearing assets and our cost of borrowing, as prepayment proceeds are invested at lower interest rates. There can be no assurance that our profitability would not be adversely affected during any period of changes in interest rates.

     Risk of an Increase in the Level of Delinquencies or a Decline in Market Value of Mortgage Assets. An increase in the level of delinquencies in our portfolio or a decline in the market value of our portfolio of mortgage loans may limit our ability to borrow or result in lenders increasing the level of collateral required upon renewal of maturing facilities, i.e., requiring a pledge of cash or additional mortgage loans to satisfy the required ratio of the amount of the borrowing to the value of the collateral. We could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed.

     NEW LAWS AND REGULATIONS, NEW ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS OR OUR FAILURE TO COMPLY WITH EXISTING FEDERAL, STATE, OR LOCAL LEGISLATION OR REGULATION COULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT. To the extent the manager makes residential mortgage loans, its business and, to a lesser extent, our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. There can be no assurance that Specialty Trust and the manager will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for Specialty Trust and the manager.

     OUR MORTGAGE PORTFOLIO HAS LIMITED LIQUIDITY, WHICH COULD IMPACT OUR ABILITY TO MAKE TIMELY PAYMENT ON THE NOTES. There is no limit on the percentage of our assets that may be invested in illiquid mortgage loans. Our portfolio is comprised of mortgage loans for which a secondary trading market is not well developed. At any one time, particularly in periods of changing interest rates or market conditions, all of our mortgage loans may prove to be illiquid. As a result, if we desired or needed to sell some or all of our mortgage loans, there may be only a very limited number of willing buyers for those loans. In addition, during turbulent market conditions, the price received for mortgage loans may be adversely impacted. If sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. This could have a material adverse effect on our business and results of operation and on our ability to make timely payment of amounts due on the Notes.

                                  THE COMPANY

     Specialty Trust, Inc. ("Specialty Trust") was incorporated in the State of Maryland on October 21, 1997. Our founder is Nello Gonfiantini III, who is a director and our chief executive officer. We began operations on January 31, 1998. Beginning with our 1998 tax year, we elected to be subject to tax as a REIT for federal income tax purposes. Assuming we maintain our qualification as a REIT, we generally will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. Our principal executive offices are located at 6160 Plumas Street, Reno, Nevada 89509.

     Specialty Financial, as manager, originates and services our mortgage loans and manages the day-to-day operations of Specialty Trust, subject to the supervision of our board of directors. Specialty Financial was incorporated in the State of Nevada as Gonzo Financial on October 25, 1994 and has operated as a private mortgage finance and real estate development business in Nevada since January 1995. Mr. Gonfiantini is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the manager and we share its facilities.

                                USE OF PROCEEDS

     The net proceeds from the issuance of the Notes will be used to fund the acquisition of mortgage loans, to retire borrowings incurred to acquire mortgage loans and for general working capital and other corporate purposes. Pending use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. All or a portion of the assets purchased with net proceeds may be included in the collateral for the Notes. The maximum principal amount of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to distribute substantially all of our net income, as computed for tax purposes, each year, to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. We intend to make dividend distributions quarterly. The dividend policy is subject to revision at the discretion of the board of directors. This dividend policy may reduce cash available to cover amounts due noteholders in future periods.

                                    BUSINESS

     Our business objective is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. We finance our acquisitions of mortgage loans with equity and secured borrowings. We are structured as a real estate investment trust (REIT), thereby generally eliminating federal taxes at the corporate level on income we distribute to stockholders.

     Mortgage Loan Acquisition Strategy. Our business involves acquiring and holding loans to borrowers primarily in the State of Nevada whose borrowing needs are generally not being served by traditional financial institutions. We acquire loans originated by our manager. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower to 10% of total assets of Specialty Trust, Inc., although exceptions may be approved by the board on a case-by-case basis. Most loans will have terms of one to three years. At December 31, 2001, less than 1% of our loan portfolio consisted of loans with original maturities of more than three years. We expect that approximately 90% of our mortgage loan balances will at any one time be secured by first deeds of trust on the underlying real property, with the remaining mortgage loan balances secured by second deeds of trust. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

     All loans provide for monthly payments of interest. Currently all of our loans are at fixed rates of interest. Most of the loans we acquire and hold require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At December 31, 2001, less than 1% of our loan portfolio consisted of fully amortizing mortgage loans. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing, sell the underlying property or otherwise raise a substantial cash amount.

     We generally hold our mortgage loans to maturity. From time to time, however, management may decide to sell mortgage loans.

     Types of Mortgage Loans. The principal types of mortgage loans we acquire are described below. At December 31, 2001, 44% of our $73.3 million mortgage loan portfolio was invested in loans secured by Nevada property, about 17% in the Reno area and about 27% in the Las Vegas area. In addition, approximately 32% and 10% of our mortgage loan portfolio was invested in loans secured by property in Arizona and California, respectively. Our investment in any mortgage loan may be for the entire loan or a percentage interest in the loan.

     - Land Loans. Land loans are made against (a) underdeveloped or "raw" land zoned for either commercial or residential use and (b) land prepared for commercial or residential development, typically with entitlements obtained and basic infrastructure such as streets and utilities in place. While land loans are generally made at low loan-to-value ratios, usually less than 50%, there is generally no cash flow from the property and the borrower's other sources of income must be relied upon to support the periodic interest payments due under the loans. At December 31, 2001, approximately 82% of our mortgage loan portfolio consisted of land loans.

     - Construction Mortgage Loans. Construction loans are loans made for the renovation of developed property, and for the construction of new structures on undeveloped property. Construction loans acquired and held by us will generally be secured by first deeds of trust on commercial or residential real property. Most of our construction loans are to developers building the property for sale. Such loans are typically for terms of from six months to two years. At December 31, 2001, approximately 10% of our mortgage loan portfolio consisted of construction loans.

     - Commercial Building Loans. Commercial building loans have distinct risk characteristics depending on the type of structure on the property. Commercial building loans generally lack standardized terms, which may complicate their structure. Commercial buildings themselves tend to be unique and are more difficult to value than residential properties. If underlying commercial buildings do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial building loans may be unable to make payments of principal and interest in a timely fashion. At December 31, 2001, approximately 3% of our mortgage loan portfolio consisted of commercial loans.

     - Nonconforming Single-Family and Small Multifamily Residential Mortgage Loans. The nonconforming single-family residential mortgage loans are conventional mortgage loans that vary in one or more respects from the requirements for participation in Fannie Mae or Freddie Mac programs. Credit risks associated with nonconforming mortgage loans may be greater than those associated with mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. Small multifamily mortgage loans are generally secured by a first lien on a 5-unit to 20-unit residential property. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. We also include loans on mobile home parks in this residential category. At December 31, 2001, approximately 5% of our mortgage loan portfolio consisted of nonconforming loans.

     - Junior Mortgage Loans. Second, third and wraparound mortgage loans are secured by deeds of trust on single-family residences which are already subject to prior mortgage indebtedness.

     Table 1 in the "Business" section of this prospectus contains is a summary of our mortgage loan portfolio as of December 31, 2001. The table contains information on each mortgage loan, identifying the type, the interest rate, the principal amount, the portfolio amount, the maturity date, the current loan-to-value ratio and the lien position.

     Leverage Strategies and Policies. We employ a debt financing strategy to increase our investment in mortgage loans. By using our mortgage loans as collateral to borrow funds, we are able to invest in mortgage loans with greater value than our equity. We have a targeted ratio of debt-to-equity of approximately 1 to 1. While there are no charter or bylaw limitations on our use of leverage, we currently have a policy and have agreed with our primary bank lenders not to exceed that target by permitting our debt, whether under bank lines or our Collateralized Note program, to exceed our equity.

     We intend to finance our mortgage loan acquisitions through our collateralized note program and bank warehouse credit lines. At December 31, 2001, the amount of such credit lines was $8.0 million, with no amounts outstanding.

     In January 2001, we began to offer on a monthly basis our Collateralized Investment Notes (the "Notes") for terms that may range from one month to twelve months. The maximum principal of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold. As of December 31, 2001, $9,475,441 of these Notes were outstanding bearing interest at rates of 4.5% to 8.0%.

     Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

                                  THE MANAGER

     Specialty Financial, serves as our manager and is responsible for loan originations, loan servicing and our day-to-day operations. Mr. Gonfiantini, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. The manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809.

     Management Fees. Pursuant to a management agreement entered into with Specialty Trust, Specialty Financial receives management fees. A description of the management fees and a breakdown of the management fees actually paid in 2001, 2000 and 1999 is set forth in this prospectus in the section entitled "The Manager."

     Expenses. The operating expenses required to be borne by the manager include compensation and other employment costs, the cost of office space and equipment and all other administrative incurred in our day-to-day operations. Those expenses do not include debt service or taxes. While most costs are paid through the manager from fees earned by the manager, we do pay directly certain REIT-related expenses such as directors' fees and legal and accounting fees.

     Term and Termination. The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one year periods unless we timely deliver a notice of nonrenewal. Upon nonrenewal of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or
(ii) 4% of the mortgage loan portfolio of Specialty Trust. At December 31, 2001, 4% of our mortgage loan portfolio would be approximately $2.9 million. In addition, we have the right to terminate the management agreement at any time for cause. A majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) may determine that the manager has violated the management agreement in a material respect and, after notice and an opportunity to cure, terminate the agreement. Upon such a termination for cause, no termination fee will be payable to the manager.

     Potential Conflicts of Interest and Limits of Responsibility. Certain provisions of the management agreement raise potential conflicts of interest or limit the manager's responsibilities. These were previously described in the summary risk factors and are subsequently described in "Risk Factors" and "The Manager."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                                 YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                DECEMBER 31,        DECEMBER 31,        DECEMBER 31,
                                                    1999                2000                2001
                                              -----------------   -----------------   -----------------
Fixed Charges:
  Interest Expense..........................     $  263,633          $  626,332          $  744,020
  Amortized Capitalized Expenses Related to
     Indebtedness...........................         56,398              45,235              54,117
                                                 ----------          ----------          ----------
     Total Adjusted Fixed Charges...........        320,031             671,567             798,137
Earnings:
  Net Earnings..............................      3,809,424           4,543,772           6,085,129
  Fixed Charges.............................        320,031             671,567             798,137
                                                 ----------          ----------          ----------
     Total Adjusted Earnings................     $4,129,455          $5,215,339          $6,883,266
                                                 ==========          ==========          ==========
Ratio of Earnings to Fixed Charges..........          12.90%              12.88%              11.60%

                                  RISK FACTORS

     An investment in our Notes involves a high degree of risk. The following is a discussion of the risk factors that we believe are material at this time. You should consider carefully these risk factors, together with all of the other information included in this prospectus and the applicable prospectus supplement before you decide to purchase any of the securities.

RISK FACTORS ASSOCIATED WITH AN INVESTMENT IN COLLATERALIZED INVESTMENT NOTES

  THE NOTES ARE NOT INSURED OR GUARANTEED AND YOUR RECOURSE FOR PAYMENT IS LIMITED TO OUR ASSETS.

     The Notes represent obligations solely of Specialty Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

  THE NOTES HAVE LIMITED LIQUIDITY AND YOU MAY NOT BE ABLE TO SELL YOUR NOTES FOR CASH.

     There is no secondary trading market for the Notes and one is unlikely to develop. As a result, the ability of a noteholder to transfer the Note to another party for cash, or to pledge a Note as collateral, is expected to be very limited.

  THE VOLATILITY OF THE MARKET VALUE OF THE PLEDGED MORTGAGE LOANS MAY RESULT IN A DEFICIENCY UPON LIQUIDATION AND IN LOSSES TO NOTEHOLDERS.

     There is no well-developed secondary trading market for a substantial portion, if not all, of our portfolio. Many of our mortgage loans are construction or development loans whose value depends not only on favorable economic conditions but also the continued financial viability of the developer. Accordingly, the market value of the pledged mortgage loans, and of our mortgage loans generally, may fluctuate significantly. In addition, our mortgage loans, including those that are pledged, may prove to be illiquid. Consequently, such mortgage loans may need to be liquidated at a discount, in which case the proceeds of liquidation might be less than the outstanding principal amount of, and interest payable on, the Notes.

  THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT, WHICH MEANS THERE WILL BE LIMITED OPPORTUNITIES FOR A TRUSTEE TO FORECLOSE ON THE PLEDGED MORTGAGE LOANS ON BEHALF OF NOTEHOLDERS.

     The securities offered in this prospectus are governed by a trust indenture, which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time.

  AT THE TIME OF YOUR INVESTMENT, WE MAY NOT HAVE IDENTIFIED THE MORTGAGE LOANS THAT WE WILL INVEST IN WITH THE PROCEEDS OF THE OFFERING AND THERE IS NO ASSURANCE THAT OUR MANAGER WILL IDENTIFY AND FUND MORTGAGE LOANS AT FAVORABLE SPREADS.

     We rely on our manager to identify mortgage loans to be originated by it and acquired by us. We generally have not identified the mortgage loans we will purchase with the proceeds of the Notes except to the extent mortgages have been funded with bank lines or other borrowings. Our earnings, and our ability to make payments on the Notes, depend on our ability to acquire mortgage loans at favorable rates compared to our borrowing costs. At the time of your investment in the Notes, we may not have identified the mortgage loans that we will invest in with the proceeds of the offering. There is no assurance that the favorable spreads we require can be attained.

     In addition, prior to your investment, you will be unable to evaluate the manner in which proceeds are to be invested and the economic merit of the particular mortgage loan. There may be a substantial period of time before the proceeds of the offering are invested and therefore a delay in receiving the maximum return on the money we have available to invest. For example, on December 31, 2001, there was no outstanding balance on the bank lines of credit. If we had closed a sale of Notes on the 20th of that month and had an outstanding balance on our lines of credit, proceeds would be used first to pay down those bank lines and then fund "pipeline" loans which might close thereafter.

  AT THE TIME OF YOUR INVESTMENT, YOU MAY NOT HAVE SUFFICIENT INFORMATION TO MAKE AN INFORMED INVESTMENT DECISION BECAUSE OF OUR LIMITED OPERATING HISTORY.

     We began operations on January 31, 1998 after the initial closing of our private placement. Because we have not developed an extensive earnings history nor experienced a wide variety of interest rate or market conditions, our historical operating performance may not predict our future performance. Our limited operating history makes it difficult to make an informed investment decision. In addition, our manager, Specialty Financial, commenced operations as Gonzo Financial in 1995, primarily originating and servicing mortgage loans, and had no experience in the day-to-day management of a mortgage REIT until we began our operations. This lack of experience could adversely affect our operating performance, particularly if we are called upon to respond to changing market conditions.

  OUR NOTES ARE UNRATED AND YOUR INVESTMENT DECISION MUST BE MADE WITHOUT RATING AGENCY INPUT.

     No rating agency or other third party has reviewed this transaction for the purpose of assessing the likelihood of our repaying the Notes.

  TIMELY PAYMENT TO NOTEHOLDERS OF AMOUNTS DUE ON THE NOTES COULD BE ADVERSELY AFFECTED BY BANKRUPTCY LAWS.

     In the event of the bankruptcy or insolvency of Specialty Trust, the trustee on behalf of noteholders will have a perfected security interest in the pledged assets. Nonetheless, a bankruptcy court could defer timely payment of amounts due on the Notes. In addition, although the amount of interest due on the Notes would continue to accrue during any such delay, the collateral securing the Notes would not be increased.

RISK FACTORS ASSOCIATED WITH THE OVERALL ENTERPRISE OF SPECIALTY TRUST, INC.

  WE DEPEND HEAVILY ON OUR MANAGER AND ANY CHANGE IN MANAGERS COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our operations depend heavily on the contributions of Mr. Gonfiantini and our manager Specialty Financial. Mr. Gonfiantini, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies. We rely on Specialty Financial for day-to-day management and mortgage origination and servicing. Accordingly, our success depends in significant part on Mr. Gonfiantini and our manager, who would be difficult to replace. This dependence and any change in the manager could adversely affect our operations and our ability to make timely payments of amounts due on the Notes.

  WE HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGER THAT ARISE UNDER THE MANAGEMENT AGREEMENT.

     Origination Fee. The first 2.5% (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the manager as part of the management fee. The size of the mortgage origination fees are market driven but may vary through negotiation with the borrower. To the extent higher origination fees are paid, the interest rate on the loan may be reduced. This would reduce the interest income we would receive from the loan.

     Loan Servicing Fee. As part of the management fee, one-half of one percent of the total mortgage loan portfolio is retained by the manager as a loan servicing fee. Payment of this fee, in effect, lowers the yield on our mortgage loans. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the manager's compensation, could result in the acquisition of riskier or more speculative loans.

     Incentive Fee. We also pay our manager an incentive fee equal to 50% of our quarterly taxable income in excess of an annualized return of 12% on our net worth for that quarter. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans. The return on net worth does not include interest accrued on loans once they are determined to be impaired; however, if the return produced by the performing loans in the portfolio causes the total return to exceed the threshold, the incentive fee will still be paid.

     Services to Others. The management agreement does not limit or restrict the right of the manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria. The management agreement does say that the manager and its officers may not provide services to another mortgage REIT unless a majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) confirm that the other mortgage REIT has operating policies and strategies different from ours. Neither Mr. Gonfiantini nor Specialty Financial provide or intend to provide services to any mortgage REIT that is competitive to us or invests in mortgages, which we might invest in, but there is nothing in the management agreement that strictly precludes it.

     No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the manager and its personnel must devote to providing services to us. The ability of the manager to engage in other business activities could reduce the time and effect spend by the manager on our management.

     Limits of Manager Responsibility. The manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the board of directors in following or declining to follow any advice or recommendations of the manager. The manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

     Indemnification. We have agreed to indemnify the manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

  IF WE TERMINATE OUR MANAGER WITHOUT CAUSE, THE TERMINATION FEE PAYABLE TO THE MANAGER WOULD REDUCE CASH AVAILABLE FOR OPERATIONS AND THE REPAYMENT OF NOTES.

     Upon nonrenewal by us of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of the fair value of the management agreement as established by an independent appraiser or 4% of our mortgage loan portfolio. Since the fair market value of the management agreement would be determined by an independent appraiser at a future date based upon then applicable facts and circumstances, no such termination fee can be estimated with any reasonable degree of certainty. On the other hand, 4% of our mortgage loan portfolio at December 31, 2001 would be approximately $2.9 million. The termination fee, if paid, would adversely affect the cash available for our operations and the repayment of the Notes.

  FAILURE TO REFINANCE OUTSTANDING BORROWINGS MAY MATERIALLY ADVERSELY IMPACT OUR OPERATIONS AND SOLVENCY AND OUR ABILITY TO REPAY THE NOTES.

     We have a targeted debt-to-equity ratio of 1:1. Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings, known as warehouse facilities. We currently have lines of credit at two commercial banks in the aggregate amount of $8.0 million. If we are unable to obtain additional lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus. In the event we are not able to renew or replace maturing borrowings, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage loans in which our portfolio is concentrated will reduce the market value of the mortgage loans, which would likely cause lenders to require additional collateral. A number of such factors in combination may cause us difficulties, including a possible liquidation of a major portion of our mortgage loan portfolio at disadvantageous prices with consequent losses, which could have a material adverse effect on Specialty Trust and its solvency.

  SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION, WHICH COULD REDUCE OUR EARNINGS AND OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

     We intend, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we must satisfy tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any taxable year and specific relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation. As a result, we could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available to make payments on the Notes. Further, we could also be disqualified from re-electing REIT status for the four taxable years following the year during which we became disqualified.

     REIT qualification requirements with respect to (i) our source of income, the nature of assets and the requirement to distribute earnings may limit operational and financial opportunities otherwise available to us and (ii) shareholder diversification may limit our access to some equity investors.

     No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate our competitive advantage over non-REIT competitors.

  FUTURE REVISIONS IN POLICIES AND STRATEGIES AT THE DISCRETION OF BOARD OF DIRECTORS MAY ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT.

     Management has established our investment policies and strategies, such as the limitation on the amount of debt we may incur or the maximum investment in any single mortgage loan or in mortgage loans to one borrower, as set forth in this prospectus. These policies and strategies may be modified or waived by the Board of Directors, without shareholder approval. The ultimate effect of these changes may adversely affect our operations and our ability to make timely payment of amounts due on the Notes.

  IF WE SHOULD CEASE TO QUALIFY FOR AN INVESTMENT COMPANY ACT EXEMPTION, OUR ABILITY TO USE LEVERAGE AND TO CONDUCT OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED AS WOULD OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

     We at all times intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." We are presently covered by this exemption but if we should cease to qualify for this or another exemption in the future, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described herein. Any such failure to continue to qualify for exemption could have a material adverse effect on our business.

RISK FACTORS ASSOCIATED WITH THE BUSINESS OF MORTGAGE LENDING AND MANAGING A MORTGAGE LOAN PORTFOLIO

  WE FACE LOSS EXPOSURE DUE TO THE CREDIT RISKS OF MORTGAGE LENDING WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAKE TIMELY PAYMENTS ON THE NOTES.

     Default and foreclosure. At December 31, 2001, mortgage loans aggregating to $950,000, 1.3% of our portfolio, were in foreclosure. In addition, mortgage loans aggregating to $2,860,971, 3.9% of our portfolio, were in default but not in foreclosure. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage loan. Foreclosure laws may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected. Even assuming that the underlying real estate provides adequate security for the mortgage loan, substantial delays could be encountered in connection with the liquidation of a defaulted mortgage loan and a corresponding delay in the receipt and reinvestment of principal and interest payments could occur.

     Real Estate Market Conditions. Many of the risks of holding mortgage loans reflect the risks of investing directly in the real estate securing the mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of mortgage loans. Our business may be adversely affected by periods of economic slowdown or recession, which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.

     Land Loans and Construction Loans. There is no limit on the types of mortgage loans we may acquire. As of December 31, 2001, 82% of our mortgage loan portfolio consisted of land loans and 10% consisted of construction loans. Land loans consisted of mortgage loans for residential raw land (24.8% of the portfolio), residential land development (27.4% of the portfolio) and commercial raw land (29.4% of the portfolio). With a mortgage loan on raw land, there is generally no cash flow from the property to support periodic interest payments. A mortgage loan made to an owner or developer to finance a property that is being developed or under construction will generally involve greater risks than a property that has been constructed. There can be no assurance that the improvements to be constructed can be accomplished with available funds or in a timely manner. Although a project is usually refined upon completion, sale of the completed project sometimes provides the funds for repayment of the mortgage loan. Since market value cannot be accurately determined until a property is sold in the marketplace, the appraised value of a proposed project can be subject to change. As of December 31, 2001, five loans aggregating to $2,877,971, each either a land loan or a construction loan, were in default for either interest and/or principal.

     Commercial Mortgage Loans. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

     Commercial mortgage loans are also subject to the effects of: (i) local and other economic conditions on real estate values, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvements costs and to make other tenant concessions, and (iv) increased operating costs, including energy costs and real estate taxes. While owners of real property generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial properties do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial mortgage loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial properties are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations. In the event of foreclosure on a commercial mortgage loan, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws, which can result in termination of lease contracts.

     Nonconforming Single-Family and Multifamily Residential Loans. Credit risks associated with nonconforming mortgage loans may be greater than those associated with conventional mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal difference between nonconforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on nonconforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for nonconforming as compared to conforming mortgage loans and could have an adverse effect on our business to the extent that we invest in such mortgage loans. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. Commercial mortgage loans have distinct risk characteristics. As of December 31, 2001, two single-family residential loans aggregating to $933,000, were in default for either interest and/or principal.

     Lack of Geographic or Industry Diversification. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the State of Nevada. At December 31, 2001, 44% of our $73.3 million mortgage loan portfolio was invested in loans secured by Nevada property, about 17% in the Reno area and about 27% in the Las Vegas area. Although Nevada has experienced growth in its economy, population and real estate values in recent years, such trends may not continue during the period the Notes are outstanding. Historically, the Nevada economy, particularly Reno and Las Vegas, is dependent on tourism, gaming and general economic prosperity. In addition, approximately 32% and 10% of our mortgage loan portfolio was invested in loans secured by property in Arizona and California, respectively. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region. If the region's real estate market should experience an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans may be expected to increase substantially, as compared to such rates in a stable or improving real estate market. In addition, borrowers might find it difficult, if not impossible, to sell or refinance property and repay outstanding principal and accrued interest. To the extent that the end use of commercial properties underlying mortgage loans tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be impaired.

     Lack of Borrower Diversification. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower and related parties to 10% of Specialty Trust's total assets. As of December 31, 2001, 2000 and 1999, total assets were approximately, $76.7 million, $58.7 million and $44.1 million and 10% of those assets were approximately $7.7 million, $5.9 million and $4.4 million, respectively. At December 31, 2001, 2000 and 1999 71%, 73% and 45%, respectively of our mortgage loan portfolio was invested in single loans of $3 million or more, or aggregate loans to one borrower and related parties of $3 million or more. This represents separate borrowers. Multiple loans to one borrower or to related entities generally contain cross default provisions. At December 31, 1999, there were three instances where loans with cross default provisions exceeded 10% of the portfolio in the aggregate amounts of $4,906,114, $5,000,000 and $5,356,000, respectively. At December 31, 2001 and 2000, there were no instances of loans with cross default provisions in excess of 10% of the portfolio. At December 31, 2001, 2000 and 1999, 45%, 41% and 45% of mortgage loans were concentrated in multiple loans to eight, seven and five borrowers, respectively. The amount of loss is limited to the recorded amounts of the loans of $34,766,370, $22,788,309 and $16,367,548 at December 31, 2001, 2000 and 1999, respectively. This concentration of credit risk in our portfolio could adversely affect results of operation in the event of delinquency or default by one or more of these borrowers. Group concentration of credit risk exists in borrowers of mortgage loans. As such, the Company has a significant borrower concentration of credit risk that may be adversely affected by periods of economic decline.

     Balloon Payments. Most of the loans in our portfolio require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. Less than 1% are fully amortizing. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     Environmental Liabilities. Some properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, we may be required to remove those substances or sources and clean up the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up. At this time, we have no properties acquired through foreclosure but we do have three foreclosures in process. We know of no environmental liabilities or remediation with respect to the foreclosed properties.

     Limited Recourse Lending. Our mortgage loans may sometimes be nonrecourse to borrowers. This means, absent fraud, our recourse in the event of default is limited to the underlying collateral. Similarly, anti-deficiency laws may limit our recourse on consumer residential loans. To date, we have made no nonrecourse loans and only a small part, less than 10%, of our portfolio may be covered by consumer protection anti-deficiency laws. On loans made to corporations or limited liability companies without personal guaranties, recourse is effectively limited to the underlying collateral if the borrowing entity has few or no other assets. To the extent our recourse is limited to the underlying collateral, there may be an increased risk of default. In the event of foreclosure, the value of the collateral at that time may be less than the principal and unpaid interest outstanding. This would have a negative impact on our earnings and our ability to make timely payment of amounts due on the Notes.

  INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY MAY RESULT IN REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS, WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT.

     We face competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, other mortgage REITs and investors in loans. If we expand into other geographic markets, we can expect to face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a mortgage loan, service, marketing, origination channels and pricing. Many of our competitors in the financial services business are substantially larger and have more capital and other resources than we do. There can be no assurance that we will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on our results of operations and financial condition.

  GENERAL ECONOMIC AND FINANCIAL CONDITIONS IN MORTGAGE AND FINANCIAL MARKETS MAY AFFECT OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT.

     The performance of our mortgage loan portfolio will depend on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

  WE FACE ADVERSE EFFECTS OF USING LEVERAGE TO FINANCE MORTGAGE LOAN
  ORIGINATIONS.

     General. We employ a financing strategy to increase the size of our mortgage loan portfolio by borrowing a portion of the market value of our mortgage loans. We currently have lines of credit at two commercial banks in the aggregate amount of $8.0 million. At December 31, 2001, we did not have an outstanding balance under these lines, leaving $8.0 million available to be drawn. We intend to maintain and renew these bank lines as sources of borrowings in addition to our note program. If the returns on the mortgage loans originated or purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, we may not be able to achieve the degree of leverage we believe to be optimal, which may cause our business to be less profitable than it might be otherwise. REIT income and asset tests may limit our ability to effectively hedge our exposure to interest rate changes relative to our assets and borrowings.

     Availability of Funding Sources. We finance from time to time some of the mortgage loans, which we hold through interim financing facilities such as bank warehouse credit lines. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loans. While there are no charter or bylaw limitations on our use of leverage, we have a targeted ratio of debt-to-equity of approximately 1:1. We currently have a policy and have agreed with our primary bank lender not to exceed that target by permitting our debt, whether under bank lines or our note program, to exceed our equity. This would mean, for example, at December 31, 2001 our total debt under bank lines and our note program could not exceed approximately $65 million, the amount of our equity. Any failure to renew or obtain adequate funding under these financings, or any substantial reduction in the size of or pricing in the market for our mortgage loans, could have a material adverse effect on our operations. We face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

     Availability and Cost of Borrowings. Our borrowings are generally collateralized borrowings the availability of which is based on the market value of the mortgage loans pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of such borrowings vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors.

     Changes in Interest Rates. Long-term assets are financed with short-term liabilities in that our mortgage assets generally have maturities of one to three years and are funded with our equity and our borrowings under our note program and our bank lines. Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of borrowings. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans and would reduce the interest rate differential between the average rate borne by our loans and our cost of borrowing. A significant decline in interest rates could decrease the size of our loan portfolio by increasing the level of loan prepayments. This may also reduce the interest rate differential between the average rate borne by our interest-bearing assets and our cost of borrowing, as prepayment proceeds are invested at lower interest rates. There can be no assurance that our profitability would not be adversely affected during any period of changes in interest rates.

     Risk of an Increase in the Levels of Delinquencies or a Decline in Market Value of Mortgage Assets. An increase in the level of delinquencies in our portfolio or a decline in the market value of our portfolio of mortgage loans may limit our ability to borrow or result in lenders increasing the level of collateral required upon renewal of maturing facilities, i.e., requiring a pledge of cash or additional mortgage loans to satisfy the required ratio of the amount of the borrowing to the value of the collateral. We could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed.

  NEW LAWS AND REGULATIONS, NEW ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS OR OUR FAILURE TO COMPLY WITH EXISTING FEDERAL, STATE, OR LOCAL LEGISLATION OR REGULATION COULD ADVERSELY AFFECT OUR OPERATIONS AND YOUR INVESTMENT.

     To the extent the manager makes residential mortgage loans, its business and, to a lesser extent, our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act or TILA and Regulation Z promulgated thereunder, as both are amended from time to time, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel specific credit transactions. TILA also imposes disclosure, underwriting and documentation requirements on mortgage loans, known as "Section 32 loans," with (i) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. The manager will also be required to comply with the Equal Credit Opportunity Act of 1974, as amended or ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining specified types of information from loan applicants. It also requires specified disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. The manager will also be subject to the Real Estate Settlement Procedures Act or RESPA and the Debt Collection Practices Act and will be required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act or HMDA. The manager will also be subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. There can be no assurance that Specialty

Trust and the manager will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for Specialty Trust and the manager.

     The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which Specialty Trust or the manager is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to Specialty Trust's or the manager's compliance with the applicable laws and regulations. Specialty Trust or the manager may also be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

  OUR MORTGAGE PORTFOLIO HAS LIMITED LIQUIDITY, WHICH COULD IMPACT OUR ABILITY TO MAKE TIMELY PAYMENT ON THE NOTES.

     There is no limit on the percentage of our assets that may be invested in illiquid mortgage loans. Our portfolio is comprised of mortgage loans for which a secondary trading market is not well developed. At any one time, particularly in periods of changing interest rates or market conditions, all of our mortgage loans may prove to be illiquid. As a result, if we desired or needed to sell some or all of our mortgage loans, there may be only a very limited number of willing buyers for those loans. In addition, during turbulent market conditions, the price received for mortgage loans may be adversely impacted. If sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. This could have a material adverse effect on our business and results of operation and on our ability to make timely payment of amounts due on the Notes.

                                  THE COMPANY

     Specialty Trust, Inc. ("Specialty Trust") was incorporated in the State of Maryland on October 21, 1997. Our initial 300,000 shares of common stock were issued to and continue to be owned by Mr. Gonfiantini. We began operations on January 31, 1998 following the initial closing of our private placement. On March 31, 1998, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, par value $0.01 per share, for approximately $21.7 million. On April 1, 1999, we completed a private placement of 1,084,794 shares for approximately $10.8 million and on July 1, 1999, of 520,690 shares for approximately $5.2 million. On July 1, 2000 we completed a private placement of 689,320 shares for approximately $6.9 million. On June 30, 2001, we completed the first closing of a private placement for 1,000,000 shares for $11.0 million. On September 30, 2001, we completed the second closing of the private placement for 667,221 shares for $7.3 million.

     As of October 1, 2001, management met its target of 12% return on equity, on a taxable income basis for the previous four consecutive fiscal quarters. In accordance with the terms of preferred shares, all of the shares of Specialty Trust's Class A Convertible Preferred Stock converted to Common Stock on October 1, 2001. Class A Convertible Preferred Stock converted to Common Stock on a one to one basis.

     Beginning with our 1998 tax year, we elected to be subject to tax as a REIT for federal income tax purposes. Assuming we maintain our qualification as a REIT, we generally will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. Our principal executive offices are located at 6160 Plumas Street, Reno, Nevada 89509.

     Specialty Financial, as manager, originates and services our mortgage loans and manages the day-to-day operations of Specialty Trust, subject to the supervision of our board of directors. The management team of Specialty Financial has considerable expertise in the origination of mortgage loans and the management of a portfolio of mortgage loans.

                                USE OF PROCEEDS

     The net proceeds from the issuance of the Notes, estimated to be $269,190,900 (assuming the maximum amount of Notes are sold), will be used to fund the acquisition of mortgage loans, to retire borrowings incurred to acquire mortgage loans and for general working capital and other corporate purposes. Pending use of the proceeds for such purposes, the net proceeds will be invested in short-term obligations, such as Treasury bills and money market funds. All or a portion of the assets purchased with net proceeds may be included in the collateral for the Notes. The maximum principal amount of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold.

     The following table sets forth certain information concerning the estimated use of the proceeds from the issuance of the Notes, based on the maximum amount that can be outstanding at any time and the aggregate maximum amount that are sold.

                                               MAXIMUM AT ANY TIME            AGGREGATE MAXIMUM
                                           ---------------------------   ----------------------------
                                                         PERCENTAGE OF                  PERCENTAGE OF
                                             AMOUNT       TOTAL FUNDS       AMOUNT       TOTAL FUNDS
                                           -----------   -------------   ------------   -------------
SOURCE OF FUNDS
  Gross Offering Proceeds(1).............  $50,000,000       100.0%      $269,312,000       100.0%
                                           ===========       =====       ============       =====
USE OF FUNDS
  Offering Expenses:
     Selling Commissions(2)..............           --         0.0%                --         0.0%
     Offering Expenses(3)................      121,100         0.2%           121,100         0.0%
  Retirement of Borrowings(4)............    9,475,441        19.0%         9,475,441         3.5%
  Working Capital and Other Corporate
     Purposes............................      750,000         1.5%           750,000         0.3%
  Funding of Acquisitions of Mortgage
     Loans...............................   39,578,559        79.3%       258,965,459        96.2%

---------------

(1) These amounts assume issuance of the full amounts of Notes permitted under the indenture, without giving effect to potential limitations resulting from our targeted debt-to-equity ratio of 1 to 1.

(2) Unless otherwise described in the prospectus supplement, only employees of the manager will be involved in selling the Notes and no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes.

(3) This amount consists of estimated retail marketing, legal, printing and other expenses of the offering. No organizational expenses will be paid from proceeds.

(4) We maintain two lines of credit with commercial banks aggregating to $8.0 million. At December 31, 2001, we did not have an outstanding balance. We had $9.48 million outstanding under our Collateralized Investment Notes bearing interest at rates from 4.5% to 8.0% per annum and maturing between January 20, 2002 and December 20, 2002. The proceeds of all borrowings were used to fund the acquisition of mortgage loans. The amounts shown assume repayment of the Notes as they mature, from proceeds of the offering. No assumptions are made with respect to the prepayment or repayment of mortgage loans.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to distribute substantially all of our net income, as computed for tax purposes, each year, to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. We intend to make dividend distributions quarterly. Any taxable income remaining after distribution of the final regular quarterly dividend each year is distributed together with the first regular quarterly dividend payments of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the board of directors. During 2001, we declared dividends of $1,401,521 for the first quarter, $1,413,586 for the second quarter, $1,725,124 for the third quarter, and $2,046,811 for the fourth quarter. This resulted in quarterly dividends in 2001 of $0.30 per share.

     We have a dividend reinvestment plan for shareholders who choose to reinvest all or part of their distributions in additional shares of common stock instead of receiving cash payments. The reinvestment price is the fair market value as determined by our Board of Directors. Any future discount to the then current market price, if there is a public market for our stock, cannot exceed 5% of the fair market value of the stock to comply with REIT qualification requirements. In 2001, 2000 and 1999, reinvested dividends amounted to $1,853,748, $1,348,286 and $246,280 respectively. We use the proceeds for mortgage loans, working capital and general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Specialty Trust at December 31, 2001, as adjusted at that date to give effect to the issuance of the maximum amount of the Notes offered hereby that can be outstanding at any time.

                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
Borrowings:
  Lines of Credit...........................................          --            --
Collateralized Investment Notes(1)..........................   9,475,441    50,000,000
                                                              ----------   -----------
     Total Borrowings.......................................   9,475,441    50,000,000
Stockholders' equity:
Capital Stock, $0.01 par value, 50,000,000 shares
  authorized:...............................................          --            --
  Common stock -- 6,822,703 shares issued and
     outstanding(2).........................................      68,227        68,227
Additional paid-in capital..................................  64,957,811    64,957,811
                                                              ----------   -----------
     Total stockholders' equity.............................  65,026,038    65,026,038
                                                              ----------   -----------
Total stockholders' equity and borrowings...................  74,501,479   115,026,038
                                                              ==========   ===========

---------------

(1) Under the indenture, the maximum principal amount outstanding at any time is $50 million.

(2) Specialty Trust's founder has purchased an aggregate of 300,000 shares of common stock at $.01 per share. This does not include shares reserved for issuance upon exercise of options granted to non-employee directors of Specialty Trust and certain employees of Specialty Financial.

                       SELECTED FINANCIAL AND OTHER DATA

     The information in this table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and the notes thereto included elsewhere in this annual report.

                                                                                    FOR THE ELEVEN
                                               FOR THE YEARS ENDED DECEMBER 31,      MONTHS ENDED
                                             ------------------------------------    DECEMBER 31,
                                                2001         2000         1999           1998
                                             ----------   ----------   ----------   --------------
STATEMENT OF EARNINGS DATA:
Interest and Dividend Income...............   7,797,169    5,715,590    4,450,193      2,279,052
Interest Expense...........................     744,020      626,332      263,633         76,877
Net Revenues...............................   6,582,893    4,689,258    3,936,560      2,102,175
Net Earnings...............................   6,085,129    4,543,772    3,809,424      2,025,870
Basic Earnings Per Share...................        0.79        (1.62)       (0.73)         (0.28)
Diluted Earnings Per Share.................        0.77        (1.62)       (0.73)         (0.28)
Dividends -- Preferred Stock...............   4,540,231    5,070,963    4,039,923      2,111,145
Dividends -- Common Stock..................   2,046,810           --           --             --
BALANCE SHEET DATA (SHOWN AS OF PERIOD END)
Mortgage Loans.............................  73,331,659   55,863,036   36,105,676     29,600,401
Allowance for Mortgage Loan Losses.........  (1,020,321)    (750,000)    (350,000)      (100,000)
Real Estate Owned..........................   3,228,139           --           --             --
Total Assets...............................  76,742,366   58,667,243   44,132,700     29,835,306
Short-Term Borrowings......................   9,475,441   11,005,960    5,217,467      8,212,000
Number of Preferred Shares Outstanding.....          --    4,624,276    3,799,700      2,169,588
Number of Common Shares Outstanding........   6,822,703      334,400      320,200        300,000

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Financial Statements and Notes.

SAFE HARBOR STATEMENT

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this discussion regarding Specialty Trust, Inc., and our business, which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, we refer you to "Risk Factors" in this prospectus.

OVERVIEW

     Specialty Trust is a mortgage finance company specializing in acquiring nonconforming residential and commercial real estate mortgage loans for the purpose of holding the loans in its portfolio. We fund our loans chiefly through equity and to a lesser degree with short-term debt. This short-term debt is in the form of secured bank lines of credit or collateralized notes.

     Our business objective and strategy is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. Loans are made principally to borrowers in the states of Nevada, Arizona, California, Utah, and Colorado whose needs are generally not being served by traditional financial institutions. Our strategy is to focus on land loans, construction loans, commercial building loans and nonconforming single-family and small multifamily residential loans. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower to 10% of Specialty Trust, Inc. total assets, although the board of directors may approve exceptions. As of December 31, 2001, there were two mortgage loans exceeding 10% of assets, each of which the board approved. Most loans will have terms of two to three years. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Some mortgage loans may be secured by borrower's leasehold interest in real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

     We are structured as a real estate investment trust (REIT), thereby generally eliminating federal taxes at the corporate level on income we distribute to stockholders. Because we are not structured as a traditional lender that accepts deposits, we are subject to substantially less regulatory oversight and incur lower compliance expenses compared to banks, thrifts and many other holders of mortgage loans.

     Specialty Financial, serves as our manager and is responsible for loan originations, loan servicing and our day-to-day operations, subject to the supervision of our board of directors.

SIGNIFICANT ASPECTS OF YEARS ENDED 2001, 2000 AND 1999

     At December 31, 2001, we owned $73.3 million of mortgage loans and $3.2 million of real estate owned. Our total assets were $76.7 million. The assets were financed with $9.5 million of recourse short-term debt, and $65.0 million of equity. Our equity-to-assets ratio was 84.7% and our debt-to-equity ratio was 18.0%, our average quarterly return on equity for the year ended December 31, 2001 was 11.0%.

     At December 31, 2000, we owned $55.9 million of mortgage loans and $0.2 million of mortgage securities. Our total assets were $58.7 million. The assets were financed with $6.6 million in recourse short-term debt, $4.5 million in short-term collateralized lines of credit and $45.3 million of preferred and common equity. Our equity-to-asset ratio was 77.2%, our debt-to-equity ratio was 29.5%, and our average quarterly return on equity for the year ended December 31, 2000 was 10.0%.

     The increase in assets was the result of cash receipts of $18.3 million from the sale of preferred stock on June 30, and September 30, 2001. The decrease in liabilities was the result of the Company not drawing on the line of credit at year-end, whereas at December 31, 2000 the line of credit totaled approximately $4.5 million. Finally, we did not hold deposits on December 31, 2001 whereas we had a $.9 million deposit on December 31, 2000. The increase in stockholders' equity was the result of stockholders reinvesting dividends from earnings in the dividend reinvestment program for the year ending December 31, 2001, and the private placement of preferred stock.

CHANGES IN FINANCIAL CONDITION

  2001 COMPARED TO 2000

  Assets

     Cash and Cash Equivalents. Cash and cash equivalents decreased by $2.6 million (97.8%) as of December 31, 2001, compared to prior year. The decrease was primarily due to several large loans repaid near the end of 2000, making cash available at year-end in 2000. In 2001, the company did not have any large loans repay near the end of the year. Furthermore, in 2000, the Company had recorded $900,000 in cash held for the purchase and sale of stock on January 1, 2001. In 2001, the Company had established an escrow account, which holds the money for investors for the purchase and sale of stock. The timing of loan funding and the timing of debt or equity issues generally determine the amount of cash held by the Company. It is our goal to keep cash invested in loans or other financial instruments and therefore keep cash balances low whenever possible.

     Real Estate Owned. Real estate owned increased by $3.2 million (100%) as of December 31, 2001, compared to prior year. Real estate owned represents property, which was acquired through foreclosure. As of December 31, 2001, Specialty Trust had foreclosed on two loans. These properties are in various stages of development. As of December 31, 2001, the property includes 15 unfinished residential lots that are for sale, 102 undeveloped lots that are tentatively mapped and will be fully developed and offered for sale, and 2 office buildings that are for sale.

     Mortgage Loans. Mortgage loans held for investment net of allowance for loan losses increased by $17.2 million (31.2%) as of December 31, 2001, compared to prior year. This increase in mortgage loans was due primarily to additional cash available to fund loans through the stock issuances of June 30, 2001 and September 30, 2001 of approximately $18.3 million.

  Liabilities

     Dividends Payable. Dividends payable increased by $660,000 (47.5%) as of December 31, 2001, compared to prior year. This was primarily due to the fact that there were 2,198,427 additional shares of capital stock that paid dividends. The actual payout per share remained the same. The increase in stock was due to two closing of private placements shares of Class A Convertible Preferred Stock on June 30, 2001 and September 30, 2001. Further, on October 1, 2001, the Company's Class A Convertible Preferred Stock converted to Common Stock. Due to our REIT status the Board of Directors must declare dividends for the fourth quarter in December of the earnings year. Therefore, this dividend carries over the fiscal year and was paid in January 2002.

     Lines of Credit. Lines of credit decreased by $4.5 million (100%) as of December 31, 2001, compared to prior year. This line item represents collateralized short-term borrowings from banks and will fluctuate over time due to loan funding needs, loan prepayments and other debt and equity issues. Use of lines of credit was minimal during the year because we sold collateralized notes to fund loans rather than use higher cost lines of credit.

     Collateralized Notes. Collateralized notes increased $2.9 million (44.6%) as of December 31, 2001, compared to prior year. This was due primarily to notes being offered at a lower interest rate than the interest rates on our lines of credit to fund loans. Our collateralized notes were authorized for public sale January 19, 2001.

  2000 COMPARED TO 1999

  Assets

     Cash and Cash Equivalents. Cash and cash equivalents decreased by $5.4 million (67.3%) as of December 31, 2000, compared to 1999. The fluctuation in cash at anytime is a function of the Company's ability to fund new loans. As loans payoff, the proceeds are placed in a cash account and used to fund new loans or the cash is used to pay down bank lines of credit. The amount of cash held by the Company is generally determined by future loan fundings. It is our goal to keep cash invested in loans or other financial instruments and therefore keep cash balances low whenever possible.

     Mortgage Loans. Mortgage loans held for investment net of allowance for loan losses increased by $19.4 million (54.2%) as of December 31, 2000, compared to 1999. This increase in mortgage loans was due to our efforts to acquire loans for our portfolio with the available capital.

  Liabilities

     Dividends Payable. Dividends payable increased by $307,000 (28.5%) as of December 31, 2000, compared to 1999. This represents a carry over dividend from December of the current year to be paid in January of the next year. Due to our REIT status, the Board of Directors must declare dividends for the fourth quarter in December of the earnings year. Therefore this dividend carries over the fiscal year and is due in January.

     Lines of Credit. Lines of credit increased by $4.5 million (100.0%) as of December 31, 2000, compared to 1999. This line item represents collateralized short-term borrowings from banks and will fluctuate over time due to loan funding needs, loan prepayments and other debt and equity issues. Additionally when we issue stock through private placements, the net proceeds have been used to first pay down bank lines of credit. These lines of credit are secured by mortgage loans pledged by Specialty Trust.

     Collateralized Notes. Collateralized notes increased $1.3 million (25.6%) as of December 31, 2000, compared to 1999. This represents the private placement of mortgage-backed notes issued with maturities ranging from 1 to 12 months. These notes are secured by mortgage loans held in Specialty Trust's portfolio.

RESULTS OF OPERATIONS

     The rate / volume analysis set forth in the following table analyzes changes in net interest income for the periods indicated by their rate and volume components.

     Our operating results include all of the reported income of our mortgage finance operation.

                                         YEAR ENDED                         YEAR ENDED
                                      DECEMBER 31, 2001                 DECEMBER 31, 2000
                                         OVER/UNDER                         OVER/UNDER
                                      DECEMBER 31, 2000                 DECEMBER 31, 1999
                               -------------------------------   --------------------------------
                                  NET                               NET
                                CHANGE      RATE      VOLUME      CHANGE       RATE      VOLUME
                               ---------   -------   ---------   ---------   --------   ---------
INTEREST INCOME
  Mortgage Loans.............  2,175,681   587,324   1,588,357   1,225,581   (209,703)  1,435,284
  Cash Accounts..............    (71,038)  (67,219)     (3,819)      1,776     48,547     (46,771)
                               ---------   -------   ---------   ---------   --------   ---------
     Total...................  2,104,643   520,105   1,584,538   1,227,357   (161,156)  1,388,513
                               =========   =======   =========   =========   ========   =========
INTEREST EXPENSE
  Line of Credit.............   (117,894)   15,544    (133,438)    106,138      9,629      96,509
Collateralized Notes.........    235,582   (33,738)    269,320     256,561      5,719     250,842
                               ---------   -------   ---------   ---------   --------   ---------
     Total...................    117,688   (18,194)    135,882     362,699     15,348     347,351
                               =========   =======   =========   =========   ========   =========
Change in net interest
  income.....................  1,986,955   538,299   1,448,656     864,658   (176,504)  1,041,162
                               ---------   -------   ---------   ---------   --------   ---------

  2001 COMPARED TO 2000

     Interest Income, Mortgage Loans. Interest income from mortgage loans increased $2.2 million (39.3%) for the year ended December 31, 2001 as compared to 2000. The increase was due primarily to additional funds invested in mortgage loans as a result of increased cash available from the private placement of new preferred stock on June 30, 2001 and September 30, 2001. Additional factors included dividend reinvestments during the period, an increase in interest rates, and the use of short-term borrowings to fund a corresponding increase in loan demand.

     Total Interest Expense. Interest expense increased $118,000 (18.8%) for the year ended December 31, 2001 as compared to 2000. The increase was due primarily to higher average borrowings outstanding as the Company utilized its ability to issue collateralized notes to fund the increased loan demand.

     Total Expenses. Total expenses increased $353,000 (242.1%) for the year ended December 31, 2001 as compared to 2000. The increase was due primarily to advertising costs for sale of collateralized notes, non cash compensation expense resulting from the grant of common stock options, professional fees in conjunction with SEC reporting, and management fees related to the operations of the Company. General and Administrative expenses are a small portion of our net revenues since the Manager pays for most expenses directly.

  2000 COMPARED TO 1999

     Interest Income, Mortgage Loans. Interest income from mortgage loans increased $1.2 million (28.4%) for the year ended December 31, 2000, as compared to the 1999. The increase was due primarily as a result of higher volumes of mortgage loans, in part decreased by the lower mortgage loan rates during the year. The increase in interest volume is mainly due to increased cash available from private placement of new stock and to a lesser degree the use of short-term borrowings.

     Total Interest Expense. Interest expense increased $363,000 (137.6%) for the year ended December 31, 2000, as compared to the 1999. The increase was primarily a result of increase in use short-term borrowings.

     Total Expenses. Total expenses increased $21,000 (17.2%) for the year ended December 31, 2000, as compared to the 1999. This increase was primarily due to stock option compensation recorded. In addition, the company began an advertising campaign during the later part of 2000. Total expenses are a small portion of our net revenues since the Manager pays for most expenses directly.

INTEREST RATE/MARKET/CREDIT RISK

     We seek to manage the interest rate, credit and market risk of our portfolio. By originating short-term loans (generally less than three years), we can significantly reduce the risk of changing interest rates. Additionally, we continue to stress the quality of our borrowers through our underwriting guidelines and loss mitigation through our servicing procedures. In this way we seek to control credit risk. Although the majority of our loans are in the state of Nevada, we are also acquiring loans in Arizona, California, Utah, and Colorado.

     The following table sets forth the weighted average yield earned on our assets and the weighted average expense of our liabilities for the periods shown.

                        INTEREST RATE/MARKET/CREDIT RISK
                        FOR THE YEARS ENDED DECEMBER 31,

                                                              2001    2000    1999
                                                              -----   -----   -----
INTEREST INCOME
Mortgage Loans..............................................  12.65%  11.51%  12.08%
Cash Accounts...............................................   2.14%   4.89%   3.27%
INTEREST EXPENSE
Line of Credit..............................................   8.81%   7.96%   6.89%
Collateralized Notes........................................   7.22%   7.75%   7.55%
  Net Interest Spread.......................................   4.95%   3.38%   3.84%

LIQUIDITY AND CAPITAL RESOURCES

     We manage our short-term liquidity (that is, our funding needs to cover commitments and anticipated uses occurring over the next 12 months) in a number of ways. First, the scheduled interest payments from our mortgage portfolio produce monthly cash flow, which can be used to originate new loans or to pay dividends to stockholders. This source provides approximately $7.3 million on an annual basis. We generally have the ability to apply this cash flow as needed.

     Secondly, the payoff and prepayment of loans provides additional liquidity to our portfolio. Historically, we have experienced annual loan payoffs and prepayments of approximately 30% to 35% of our outstanding portfolio. Since our loan terms are usually one to three years, the rate of principal payoffs is significant. With a current portfolio of approximately $73.3 million we would anticipate annual cash flows from principal pay downs of approximately $20.0 million. As we continue to issue collateralized notes, our portfolio will increase as will the cash flow from principal pay downs. Again, normally these funds are used to originate new mortgage loans, but can be used in other ways.

     Lastly, we have two lines of credit with commercial banks to provide another level of liquidity. We can borrow up to $5 million on one of the lines to provide funding for new loans and $3.0 million on the other, for an aggregate of $8.0 million. Both lines of credit extend through July 1, 2002. Both of the lines are collateralized by mortgage loans and borrowings under the lines bear interest at the applicable bank's prime or reference rate. We are required to comply with various operating and financial covenants in the lines. Such covenants include restrictions on (i) any change in business activities from those we are presently engaged in, and (ii) any change in executive and management personnel that would result in reduced qualifications and experience compared to present personnel. Such covenants also contain requirements for (i) minimum tangible net worth, and (ii) maximum debt-to-equity ratio. We are in compliance with these covenants.

     We believe the combination of these three sources of capital allows us to manage our short-term liquidity needs in virtually any business situation and thereby efficiently use our capital resources.

     With respect to our long-term liquidity (funding needs during periods beyond the next 12 months), our only commitments that require funding are those arising from our construction loans. We do not have any commitments for material capital expenditures or payments due on long-term debt obligations. We believe the same three sources we rely on for short-term liquidity needs will be sufficient to fund our long-term needs as well.

RISK MANAGEMENT AND THE ALLOWANCE FOR LOAN LOSSES

     The loan portfolio is the Company's primary asset subject to credit risk. To reflect this credit risk, the Company sets aside an allowance or reserve for credit losses through periodic changes to earnings. These charges are shown in the Company's Statement of Earnings as provision for loan losses. Credit risk is managed and monitored through the use of lending standards, a thorough review of potential borrowers, and an on-going review of payment performance. Asset quality administration, including early identification of problem loans and timely resolution of problems, further enhances management of credit risk and minimization of loan losses. All specifically identifiable and qualifiable losses are immediately charged off against the allowance. Charged-off loans are subject to periodic review, and specific efforts are taken to achieve maximum recovery of principal and interest.

     Management reviews the adequacy of the Allowance for Loan Losses on a quarterly basis to determine whether the allowance is adequate to provide for probable losses inherent in the loan portfolio as of the balance sheet date. Valuation of the adequacy of the allowance for loan losses is based primarily on management's periodic assessment and grading of the loan portfolio as described below. Additional factors considered by management include the consideration of past loan loss experience, trends in past due and nonperforming loans, risk characteristics of the various classifications of loans, current economic conditions, the fair value of underlying collateral, and other regulatory or legal issues that could affect credit losses.

     Loans are initially graded when originated. They are re-graded on a quarterly basis and numerous factors are considered such as renewal, loans to the same borrower, identified facts demonstrate heightened risk of nonpayment, or if they become delinquent. The loan review, or grading process attempts to identify and measure problem and watch list loans. Problem loans are those loans with higher than average risk with workout and/or legal action probable within one year. These loans are reported quarterly to the directors for action to be taken. Watch list loans are those loans considered as having weakness detected in character, capacity to repay or balance sheet concerns and prompt management to take corrective action at the earliest opportunity. Problem and watch list loans generally exhibit one or more of the following characteristics:

     - Adverse financial trends and condition

     - Decline in the entire industry

     - Managerial problems

     - Customer's failure to provide financial information or other collateral documentation

     - Repeated delinquency, overdrafts or renewals.

     The loan review process reviews every significant problem credit and assessments are performed quarterly to confirm the risk rating to that credit, proper accounting and the adequacy of loan loss reserve assigned.

     After reviewing the loan portfolio, management will allocate or assign a portion of the allowance for loan loss to groups of loans and individual loans to cover management's estimate of probable loss. Allocation is related to the grade of the loan and includes a component resulting from the application of the measurement criteria of Statements of Financial Accounting Standards No 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan" and No 118 (SFAS
118) "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Management then compares the amounts allocated for probable losses to the current allowance. To the extent that the current allowance is insufficient to cover management's best estimate of probable losses, management records additional provision for credit loss. If the allowance is greater than required at that point in time, provision expense is adjusted accordingly.

     While management uses available information to recognize losses on loans, future adjustments to the allowance for loan loss may be necessary based on changes in economic conditions and the impact of such changes on the Company's borrowers.

     Consistent with US GAAP and with the methodologies used in estimating the unidentified losses in the loan loss portfolio, the allowance for loan loss consists of several components.

     First the allowance includes a component resulting from the application of the measurement criteria of SFAS 114 and SFAS 118.

     The second or "unallocated" component of the allowance for loan loss is a component that is intended to absorb losses that may not be provided for by the other component. There are several primary reasons that the other components discussed above might not be sufficient to absorb the losses present in portfolios, and the unallocated portion of the allowance for loan loss is used to provide for the losses that have occurred because there are limitations to any credit risk grading process. Even for experienced loan reviewers, grading loans and estimating losses involves a significant degree of judgment regarding the present situation with respect to individual loans and the portfolio as a whole. In addition, it is possible that grading and loan review may be done without knowing whether all relevant facts are at hand. For example, troubled borrowers may inadvertently or deliberately omit important information from correspondence with lending officers regarding their financial condition and the diminished strength of repayment sources.

     While there exists probable asset quality problems in the loan portfolio, management believes sufficient reserves have been provided in the allowance for loan loss to absorb probable losses in the loan portfolio at December 31, 2001.

NON-PERFORMING LOANS, POTENTIAL PROBLEM LOANS, AND OTHER REAL ESTATE

     Management encourages early identification of non-accrual and problem loans in order to minimize the risk of loss. This is accomplished by monitoring and reviewing credit policies and procedures on a regular basis.

     The accrual of interest income is discontinued when a loan becomes 90 days past due as a principal or interest. If collectibility is in doubt, cash receipts on non-accrual loans are used to reduce principal rather than recorded as interest income.

REAL ESTATE OWNED

     Real estate owned includes real estate acquired through foreclosure and is carried at the lower of the recorded investment in the loan, inclusive of any senior indebtedness, or the property's estimated fair value, less estimated costs to sell. Expenses related to the improvement of the fair market value of the property are capitalized. All other expenses are expensed.

     In accordance with Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of, the Company periodically compares the carrying value of real estate to expected future cash flows for the purpose of assessing the recoverability of the recorded amounts. If the carrying value exceeds future cash flows, the assets are reduced to fair value. There were no required reductions to the carrying value of real estate owned for the twelve months ended December 31, 2001. The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long Lived Assets, on January 1, 2002. This standards superceded SFAS 121. The adoption of SFAS 144 did not have an effect on the carrying value of real estate owned.

     On December 31, 2001, our real estate owned totaled $3,228,139. The properties owned consist of 15 finished residential lots, 102 undeveloped lots and 2 office buildings, which, were transferred from, mortgage loans to real estate owned upon foreclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. We are a party to various financial instruments that are subject to market risk. These instruments include commercial mortgage loans, land loans, nonconforming single-family and small multifamily residential mortgage loans, lines of credit and collateralized notes. Our financial instruments involve elements of interest rate risk. Our loan portfolio is also subject to real estate market risk.

     None of our financial instruments have been entered into for trading purposes. We have not entered into, nor do we intend to enter into, any financial instruments for trading or speculative purposes. As we have no investments outside of the United States, we are not subject to foreign currency exchange rate risk. We do not hedge our exposure to changes in the fair value of our loans through the use of derivative instruments. Instead, we have managed these exposures through careful underwriting and servicing of our loans. Further, we target as potential customers borrowers with relatively significant equity value in their property.

     Loans provide for either monthly payments of interest only and a payment of principal in full at the end of the loan term, principal and interest payments with a balloon payment at the end of the loan term, or interest only with principal payments upon lot releases and principal in full at the end of the loan term. Because of the high yield of our loans, we do not believe that a 10% increase or decrease in general interest rates (from those prevailing at December 31, 2001) would have a significant impact on the fair value of our fixed rate loan portfolio. A significant increase in interest rates could, however, make it more difficult for our borrowers to sell or refinance their respective properties. This could have a material adverse effect on us, either through loan defaults or the need to grant extensions of the maturity dates, thereby delaying repayment. Additionally, a real estate market decline in Nevada, Arizona or California could have a material adverse impact on us. If real estate values were to decline, borrowers might find it difficult, if not impossible, to repay some or all of the principal and accrued interest in connection with a sale or refinancing of the underlying properties. A number of factors could lead to a real estate market decline including, but not limited to, a slowdown in the growth of the economy, increasing commercial interest rates and supply and demand factors. It is not possible for us to quantify the potential loss in earnings or cash flows that might result from a real estate market decline.

     We have attempted to mitigate these risk exposures by carefully underwriting and servicing our loans. The underwriting decision to provide a loan to an applicant is based primarily upon the loan-to-value ratio for the underlying collateral. Thereafter, our manager uses early intervention, aggressive collection and loss mitigation techniques in the servicing process. While we have attempted to mitigate these risk exposures, there can be no assurance that these efforts will be successful.

                                    BUSINESS

     Our business objective is to build and hold a portfolio of mortgage loans for investment that generates net income for distribution to stockholders. We finance our acquisitions of mortgage loans with equity and secured borrowings. We are structured as a real estate investment trust (REIT), thereby generally eliminating federal taxes at the corporate level on income we distribute to stockholders. Because we are not structured as a traditional lender, which accepts deposits, we are subject to substantially less regulatory oversight and incur lower compliance expenses compared to banks, thrifts and many other holders of mortgage loans.

     Our business strategies and policies are described below.

INVESTMENT STRATEGIES AND POLICIES

     Mortgage Loan Acquisition Strategy. Our business involves acquiring and holding loans to borrowers primarily in the state of Nevada whose borrowing needs are generally not being served by traditional financial institutions. Although the majority of our loans are located in the state of Nevada, we are also acquiring loans in Arizona, California, Utah, and Colorado. Our strategy is to focus on land loans, construction loans, commercial building loans and nonconforming single-family and small multifamily residential loans. We generally limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower to 10% of our total assets, although exceptions may be approved by the board. As of December 31, 2001, there were two mortgage loans, which exceeded 10%, which the board approved. Most loans will have terms of two to three years. At December 31, 2001, less than 1% of our loan portfolio consisted of loans with original maturities of more than three years. We expect that approximately 90% of our mortgage loan balances will at any one time be secured by first deeds of trust on the underlying real property, with the remaining mortgage loan balances secured by second deeds of trust. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Some mortgage loans may be secured by the borrower's leasehold interest in real property. Our loans generally produce higher yields than are obtained on traditional single-family residential mortgage loans, but are subject to higher risks of default and loss.

     We acquire loans originated by our Manager. The Manager targets as potential customers borrowers with relatively significant equity value in their property, but who either:

     - require a small commercial loan;

     - own real property which is difficult to evaluate under standard underwriting guidelines or unlikely to support a mortgage saleable in the secondary market;

     - are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income; or

     - are otherwise unable to qualify for traditional mortgage loans.

     All loans provide for monthly payments of interest. Currently, all of our loans are at fixed rates of interest. As part of the acquisition or refinance of a particular mortgage loan, we may acquire an equity-like interest in the real property securing the loan in the form of a shared appreciation interest or other equity-like participation.

     Most of the loans we acquire and hold require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. At December 31, 2001, less than 1% of our loan portfolio consisted of fully amortizing mortgage loans. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing, sell the underlying property or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     We generally hold our mortgage loans to maturity. In addition, the REIT provisions of the Internal Revenue Code (the "Code") limit in some respects our ability to sell mortgage loans. From time to time, however, management may decide to sell mortgage loans. This could occur for any number of reasons, for example, to dispose of a mortgage loan as to which credit risk concerns have arisen, to reduce interest rate risk, or generally to re-structure the balance sheet when management deems such action advisable. Management will select any mortgage loans to be sold according to the particular purpose such sale will serve. The board of directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of mortgage loans to be sold.

     Types of Mortgage Loans. The principal types of mortgage loans we acquire are described below: At December 31, 2001, 44% of our $73.3 million mortgage loan portfolio was invested in loans secured by Nevada property, about 17% in the Reno area and about 27% in the Las Vegas area. Our investment in any mortgage loan may be for the entire loan or a percentage participation interest in the loan.

     - Land Loans. Land loans are made against (a) underdeveloped or "raw" land zoned for either commercial or residential use and (b) land prepared for commercial or residential development, typically with entitlements obtained and basic infrastructure such as streets and utilities in place. An example of a residential land development loan would be a loan secured by a residential subdivision with residential lots ready for building. While land loans are generally made at low loan-to-value ratios, usually less than 50%, there is generally no cash flow from the property and the borrower's other sources of income must be relied upon to support the periodic interest payments due under the loans. At December 31, 2001, approximately 82% of our mortgage loan portfolio consisted of land loans.

     - Construction Mortgage Loans. Construction loans are loans made for the renovation of developed property, and for the construction of new structures on undeveloped property. Construction loans acquired and held by us will generally be secured by first deeds of trust on commercial or residential real property. Most of our construction loans are to developers building the property for sale. Such loans are typically for terms of from six months to two years. Generally we do not disburse funds with respect to a particular construction loan until work in the previous phase of the project on which the loan is being made has been completed, and until an independent inspector has verified the quality of construction and adherence to the construction plans and has reviewed the estimated cost of completing the project. In addition, we require the submission of signed labor and material lien releases by the borrower in connection with each completed phase of the project prior to making any periodic disbursements of proceeds of the loan to the borrower. At December 31, 2001, approximately 10% of our mortgage loan portfolio consisted of construction loans.

     - Commercial Building Loans. Commercial building loans have distinct risk characteristics depending on the type of structure on the property. Commercial building loans generally lack standardized terms, which may complicate their structure. Commercial buildings themselves tend to be unique and are more difficult to value than residential properties. In addition, commercial buildings, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties, with corresponding burdens and costs of compliance with environmental laws and regulations. At December 31, 2001, approximately 3% of our mortgage loan portfolio consisted of commercial loans.

      Commercial building loans are also subject to the effects of:

      - local and other economic conditions on real estate values;

      - the ability of tenants to make lease payments;

      - the ability of a building to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and to make other tenant concessions; and

      - increased operating costs, including energy costs and real estate taxes.

      While owners of commercial buildings generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial buildings do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial building loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial buildings are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations. In the event of foreclosure on a commercial building loan, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws, which can result in termination of lease contracts.

      - Nonconforming Single-Family and Small Multifamily Residential Mortgage Loans. The nonconforming single-family residential mortgage loans are conventional mortgage loans that vary in one or more respects from the requirements for participation in Fannie Mae or Freddie Mac programs. Credit risks associated with nonconforming mortgage loans may be greater than those associated with mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal differences between nonconforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. Nonconforming loans may include loans secured by timeshare vacation property. As a result of these and other factors which cause these nonconforming mortgage loans to higher risk of credit default and loss, the interest rates charged on these loans are often higher than those charged for conforming mortgage loans. At December 31, 2001 approximately 5% of our mortgage loan portfolio consisted of nonconforming loans.

        Small multifamily mortgage loans are generally secured by a first lien on a 5-unit to 20-unit residential property. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. We also include loans on mobile home parks in this residential category.

      - Junior Mortgage Loans. Second, third and wraparound mortgage loans are secured by deeds of trust on single-family residences which are already subject to prior mortgage indebtedness. A wraparound loan is a junior mortgage loan having a principal amount equal to the outstanding balance under the existing mortgage loans plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Junior mortgage loans generally have lower qualifying loan-to-value ratios.

                        TABLE 1: MORTGAGE LOAN PORTFOLIO
                           (AS OF DECEMBER 31, 2001)

                                                                                                         LIEN
FOOTNOTES        DESCRIPTION OF LOAN         INT. RATE   ORIGINAL NOTE     BALANCE       MAT     LTV   POSITION
---------        -------------------         ---------   -------------   -----------   -------   ---   --------
                                                  LAND LOANS
            Residential Raw Land..........     13.00%    $  2,100,000    $ 1,579,850    1/1/02   89%     2nd
  1         Residential Raw Land..........     12.50%       3,500,000      3,500,000    6/1/02   33%     1st
            Residential Land Dev/
  2         Infrastructure................     12.50%       7,000,000      4,485,000    8/1/02   32%     1st
            Residential Subdivision.......     13.00%       1,980,250      1,980,250    1/1/02   38%     1st
  2         Commercial/Residential Land...     12.50%       3,260,000        515,000    1/1/03   20%     1st
            Residential Raw Land..........     13.00%       5,000,000      5,000,000   11/1/02   50%     1st
  1         Residential Raw Land..........     13.00%       2,500,000      1,020,000    7/1/03   28%     1st
            Residential Raw Land..........     13.00%          97,000         97,000   10/1/04   49%     1st
            Residential Raw Land..........     13.00%          42,500         42,500   12/1/03   57%     1st
                                                         ---------------------------
            RESIDENTIAL RAW LAND TOTAL....               $ 25,479,750    $18,219,600
                                                         ===========================
            Residential Land
  1         Development...................     13.00%    $  2,900,000    $ 1,000,000    5/1/02   29%     1st
            Residential Land
            Development...................     12.25%       4,357,556      4,357,556    7/1/03   41%     1st
            Residential Land
  1         Development...................     13.00%       1,400,000        900,000   10/1/02   38%     1st
            Residential Land Development       12.75%      13,469,105      8,214,105    5/1/03   44%     1st
            Residential Land
            Development...................     13.00%       5,638,950      5,638,950   12/1/03   60%     1st
                                                         ---------------------------
            RESIDENTIAL LAND DEVELOPMENT
            TOTAL.........................               $ 27,765,611    $20,110,611
                                                         ===========================
            Commercial Raw Land...........     12.25%    $  1,000,000    $ 1,000,000    6/1/03   56%     1st
  3         Commercial Raw Land...........     12.50%       5,700,000      2,461,000    6/1/02   59%     1st
            Commercial Raw Land...........     13.00%       2,700,000      2,700,000    9/1/02   50%     1st
  3         Commercial Raw Land...........     13.00%       2,500,000        735,000    5/1/02   50%     1st
            Commercial Raw Land...........     12.50%       2,188,000      2,188,000    1/1/02   67%     1st
  3         Commercial Raw Land...........     13.00%       5,350,000      3,768,195    2/1/03   49%     1st
  1         Commercial Raw Land...........     13.00%       4,100,000         80,000    1/1/03   50%     1st
            Commercial Raw Land...........     13.00%       9,973,920      8,537,928    7/1/04   56%     1st
            Commercial Raw Land...........     13.00%          70,000         70,000    1/1/03   65%     1st
                                                         ---------------------------
            COMMERCIAL RAW LAND TOTAL.....               $ 33,581,920    $21,540,123
                                                         ===========================


                                              CONSTRUCTION LOANS
            Spec SFR Construction.........     13.00%    $  1,160,000   $ 1,160,000    5/1/03   42%     1st
  4         Spec SFR Construction.........     12.00%         111,839       111,839    8/1/02   87%     1st
  4         Spec SFR Construction.........     12.00%         117,482       117,482    8/1/02   91%     1st
  4         Spec SFR Construction.........     12.00%         118,800       118,800    8/1/02   91%     1st
  6         Spec SFR Construction.........     12.75%         860,854       860,854    9/1/03   70%     1st
  5         Spec SFR Construction.........     13.00%         921,349       921,349    9/1/03   80%     1st
            Spec SFR Construction.........     13.00%         150,000       150,000    9/1/02   61%     1st
  5         Spec SFR Construction.........     13.00%       1,594,029     1,594,029   12/1/03   80%     1st
                                                         --------------------------
            SFR CONSTRUCTION TOTAL........               $  5,034,353   $ 5,034,353
                                                         ==========================

                           (AS OF DECEMBER 31, 2001)

            Construct Office Bldg & Office
    8       Pads.                            %   17.50   $    950,000   $   950,000    9/1/01   %63        1st
            Office Shell & Land...........     13.00%       1,491,644     1,491,644   12/1/03   67%     1st
                                                         --------------------------
            COMMERCIAL CONSTRUCTION
            TOTAL.........................               $  2,441,644   $ 2,441,644
                                                         ==========================
            Motels/Weekly Rentals.........     12.25%    $    375,000   $   375,000    4/1/02   57%     1st
            Motels/Weekly Rentals.........     12.00%       1,579,915     1,579,915    4/1/03   60%     1st
            Office Building/Vacant Land...     12.50%         155,000       155,000    3/1/05   34%     1st
                                                         --------------------------
            COMMERCIAL BUILDINGS TOTAL....               $  2,109,915   $ 2,109,915
                                                         ==========================
                           NON-CONFORMING SINGLE-FAMILY AND SMALL MULTIFAMILY LOANS
            Single-Family Residence.......     13.00%    $     13,235   $    13,235   12/1/06   73%     2nd
            Single Family Residence.......     12.25%          22,000        22,000   10/1/02   36%     2nd
            Single Family Residence.......     12.00%         126,500       126,500    1/1/02   78%     1st
  6         Single Family Residence.......     12.50%         150,000       150,000    6/1/02   67%     2nd
 7/9        Single Family Residence.......     13.00%         773,000       773,000    9/1/01   58%     1st
 7/9        Single Family Residence.......     13.00%         160,000       160,000    9/1/01   70%     2nd
            Single Family Residence.......     13.25%       2,500,000     2,500,000   10/1/03   54%     2nd
                                                         --------------------------
            SINGLE FAMILY TOTAL...........               $  3,744,735   $ 3,744,735
                                                         ==========================
            Nonconforming -- Secured by
            Stock.........................     12.50%    $    130,678   $   130,678    1/1/04           1st
                                                         ==========================
            TOTALS........................               $100,288,606   $73,331,659
                                                         ==========================

TABLE 1 FOOTNOTES:

1 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $6,500,000

2 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $6,465,250

3 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $6,964,195

4 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $348,121

5 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $2,515,378

6 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $1,010,854

7 Loans to same borrower or related parties secured by different parcels of real estate aggregating to $933,000

8  Loans defaulted and in foreclosure, interest accruing at default rate

9  Loans in default, awaiting refinance through other lender

             TABLE 2: TYPES AND MATURITIES OF MORTGAGE INVESTMENTS
                           (AS OF DECEMBER 31, 2001)

                                                                           CARRYING
                                                               NUMBER       AMOUNT
TYPE OF LOAN                                                  OF LOANS   OF MORTGAGES   PERCENT
------------                                                  --------   ------------   -------
1st Mortgages...............................................     38      $68,906,574     93.97%
2nd Mortgages...............................................      6        4,425,085      6.03%
                                                                 --      -----------    ------
                                                                 44      $73,331,659    100.00%
                                                                 ==      ===========    ======
Commercial..................................................      3      $ 2,109,915      2.88%
Construction................................................     10        7,475,997     10.19%
Land........................................................     23       59,870,334     81.64%
Other.......................................................      8        3,875,413      5.28%
                                                                 ==      ===========    ======
                                                                 44      $73,331,659    100.00%
                                                                 ==      ===========    ======
Maturing on or before December 31, 2002(1)..................     22      $29,583,721     40.34%
Maturing on or between January 1, 2003 and December 31,
  2005......................................................     21       43,734,703     59.64%
Maturing on or between January 1, 2006 and December 31,
  2006......................................................      1           13,235      0.02%
                                                                 --      -----------    ------
                                                                 44      $73,331,659    100.00%
                                                                 ==      ===========    ======

---------------

(1) $1,883,000 and $2,258,000 were past their principal maturity at December 31, 2001 and April 11, 2002, respectively.

     Other Investments. We may purchase our own stock or the debt or equity of other mortgage REITs or other companies when we believe that such purchases will yield attractive returns on capital employed. Any such purchase would be for investment purposes and not for short-term trading (turnover) gain. REIT or other debt or equity securities may be undervalued at points in the economic cycle. When the stock market valuation of companies are low in relation to the market value of other assets, stock purchases can be a way for us to acquire indirectly a beneficial interest in a pool of mortgage assets or other types of assets at an attractive price. Also, REITs and other companies may have attractive mortgage finance or other businesses in which we may want to become a partial owner. We do not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers. We do not limit the amount of securities of other issuers we may acquire (beyond the limits imposed by the REIT qualification requirements), although we do not expect that such holdings will comprise a substantial portion of our assets. At December 31, 2001, we did not own any such securities.

LEVERAGE STRATEGIES AND POLICIES

     We employ a debt financing strategy to increase our investment in mortgage loans. By using our mortgage loans as collateral to borrow funds, we are able to invest in mortgage loans with greater value than our equity. We have a targeted ratio of debt-to-equity of approximately 1 to 1. While there are no charter or bylaw limitations on our use of leverage, we currently have a policy and have agreed with our primary bank lenders not to exceed that target by permitting our debt, whether under bank lines or our Collateralized Note program, to exceed our equity. Our financing strategy is designed to maintain a cushion of equity sufficient to respond to short-term liquidity needs. We expect that all of our borrowing arrangements will require us to pledge cash or additional mortgage loans in the event the market or discounted value of existing collateral declines. To the extent that cash reserves are insufficient to cover such deficiencies in collateral, we may be required to sell mortgage loans to reduce the borrowings.

     We intend to finance our mortgage loan acquisitions through our collateralized note program and bank warehouse credit lines. At December 31, 2001, the amount of such credit lines was $8.0 million, with no amounts outstanding at December 31, 2001. In October 1998, we began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that may range from one month to twelve months. The maximum principal amount that could be outstanding at any time was limited by the board of directors to $20 million. As of December 31, 2000 $6,553,460 of these Class A Notes were outstanding. No Class A Notes were issued after August 21, 2000.

     In January 2001, we began to offer on a monthly basis our collateralized investment Notes. The maximum principal of Notes that can be outstanding at any time may not exceed $50 million. There is no minimum amount of Notes that may be sold. As of December 31, 2001 $9,475,441 of these Notes were outstanding bearing interest at rates of 4.5% to 8.0%.

     Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

OPERATING STRATEGIES AND POLICIES

     Origination and Underwriting. Specialty Financial continuously evaluates prospective mortgage loans to be acquired by Specialty Trust. The Manager generates mortgage loan originations from referrals from real estate and mortgage loan brokers, referrals from existing customers, new loans made to or refinancing of loans to existing customers and personal solicitations of new borrowers.

     All potential mortgage loans are evaluated to determine if the mortgage loan is of a type eligible for acquisition by Specialty Trust. Our policy generally limits the amount of loans to one borrower or affiliated borrowers to less than 10% of total assets and the loan-to-value ratio for any loan to a maximum of 80%, although in each case exceptions may be approved by the board. As the notes to "Table 1: Mortgage Loan Portfolio" indicate, at December 31, 2001 there were eight instances of loans to the same borrower or related parties secured by different parcels of real property. Two of these loans represent more than 10% of the portfolio. We generally seek personal guarantees from affiliates of the borrower when possible. We do not have specific requirements with respect to credit scores or payment histories. For income producing properties, the net annual estimated cash flow after vacancy, operating expense and mortgage debt service deductions must equal or exceed the annual payments required on the mortgage loan. The Manager requires full documentation of all loan application/requests, including complete organizational documents of the borrowing entity, if applicable, credit reports on guarantors and borrowers, current (within 60 days) financial statements, and a minimum of two year's tax returns. A flood zone determination must be provided. A preliminary title report is obtained and reviewed by the underwriter. ALTA surveys, Phase I environmental reports and geotechnical reports are required on most loans but can be waived on a case-by-case basis upon physical inspection and determination by the President. Liability insurance is required on all loans and hazard insurance is required on any structures. If the loan is to finance a purchase, a copy of the purchase contract must be submitted. If the loan is for refinance, a copy of the closing statement when purchased is reviewed. If a loan is for construction, a copy of plans, specifications and cost breakdown must be reviewed and a construction control company is retained. Our underwriting guidelines are intended to evaluate the capacity and willingness of the borrower to repay the loan and the adequacy of the collateral securing the loan. On a case-by-case basis, exceptions to the underwriting guidelines may be made by the president where there are compensating factors, for example, low loan-to-value ratios or guarantees from parties with strong financial resources or pledges of additional collateral.

     Collateral valuation receives special attention in the Manager's underwriting of our mortgage loans. The Manager places great emphasis on the ability of our collateral to protect against losses in the event of default by borrowers. In determining the adequacy of the mortgaged property as collateral, the Manager obtains independent, on-site appraisals for each mortgage property and the property is inspected by an officer or employee of the Manager. All independent appraisers must be licensed or qualified as independent fee appraisers and certified by the state in which the property being appraised is located. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the market value of comparable properties, the estimated rental income, if applicable, and the cost of replacement. The appraised value of the property being financed, must be such that it currently supports, and is anticipated to support in the event of default, the outstanding mortgage loan balance. The Manager generally relies on its own independent analysis and not exclusively on such appraisals in determining whether or not to arrange a particular mortgage loan.

     Servicing. The Manager has established its own servicing operation in order to service the mortgage loans. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with the Company's guidelines. The focus of the Manager's servicing operation is on managing credit risk in order to protect our investment in the mortgage loans. The Manager intends to use early intervention, aggressive collection and loss mitigation techniques in the servicing process.

     Credit and Market Risk Management. We believe that proper underwriting and efficient servicing of our mortgage loans are the most effective methods of managing our credit risk. The Manager's focus as a servicer of mortgage loans it has originated is more on effective credit risk management than on cost control. The Manager does not intend to be a low cost servicer, but instead puts the proper resources to work to mitigate losses on the mortgage loans it services.

     Set forth below is a table setting forth our recent delinquency, foreclosure and loss experience:

             TABLE 3: DELINQUENCY, FORECLOSURE AND LOSS EXPERIENCE

                                                    DECEMBER 31, 2001          DECEMBER 31, 2000
                                                 -----------------------    -----------------------
                                                  PRINCIPAL      % OF        PRINCIPAL      % OF
                                                 $ OF LOANS    PORTFOLIO    $ OF LOANS    PORTFOLIO
                                                 -----------   ---------    -----------   ---------
Total Portfolio................................  $73,331,659    100.00%     $55,863,036    100.00%
Period of Delinquency (Interest and/or
  Principal):
  30-59 days...................................      348,121      0.47%     $ 3,290,564      5.80%
  60 to 89 days................................           --      0.00%              --      0.00%
  90 days or more..............................    3,462,850      4.72%              --      0.00%
                                                 -----------    ------      -----------    ------
  Total Delinquencies (excluding
     foreclosures).............................  $ 3,810,971      5.20%       3,290,564      5.80%
                                                 ===========    ======      ===========    ======
Foreclosures Pending...........................  $   950,000      1.30%     $ 3,290,564      5.80%
Foreclosures Completed.........................  $ 3,048,561      4.15%              --      0.00%
Losses sustained for period ending on such
  date.........................................  $   226,107      0.30%              --      0.00%

     Specialty Trust generally institutes foreclosure proceedings on defaulted loans when that action is determined by management to be in the best interests of shareholders. Foreclosure may be appropriate where the project planned for the property has encountered slower than expected development or sales results or where the developer/borrower's financial condition has deteriorated such that completion of the project has been jeopardized. A loan that is nearing maturity or has defaulted may be a candidate for refinancing rather than foreclosure when management determines that the project planned remains viable and the value of the property and other sources of repayment such as personal guarantees are sufficient to support a new loan. In such cases, management often works with marketing and other real estate professionals to assist the developer in modifying the original project to enhance its likelihood of success.

     Geographic Concentration. There are no limits on the geographic concentration of the loans we may acquire and properties underlying mortgage loans are located primarily in the state of Nevada. In order to reduce our market risk exposure from investing in mortgage loans to borrowers located primarily in the state of Nevada, we have begun to acquire loans secured by properties in the states of Arizona California, Utah and Colorado. At December 31, 2001, 44% of our $73.3 million mortgage loan portfolio was invested in loans secured by Nevada property, about 17% in the Reno area and about 27% in the Las Vegas area. In addition, approximately 32% and 10% of our mortgage loan portfolio was invested in loans secured by property in

Arizona and California, respectively. Our investment in any mortgage loan may be for the entire loan or a percentage participation interest in the loan.

     Interest Rate Risk Management. We seek to limit our exposure to changes in interest rates in several ways. We generally acquire short-term loans with fixed interest rates and maturities of less than three years. While our loan terms exceed the terms for interest rate adjustments on our borrowings, the resulting interest rate exposure is mitigated by our leverage policy limits. Under our targeted debt-to-equity ratio of approximately 1 to 1, at least 50% of our earning assets will at all times be funded with equity. The income from these assets will be available to cover increases in interest expense on our borrowings, to the extent not covered by the assets funded with such borrowings. In addition, the higher yielding-higher risk nature of our loans provides a greater net interest cushion that can withstand more interest rate increases on borrowings than lower yielding-lower risk loans.

     We do not hedge our interest rate risk by purchasing interest rate caps, floors or other derivative instruments. We believe that the cost of such hedging instruments would outweigh the potential benefits to be gained by us.

     Prepayment Risk Management. The Manager seeks to minimize the effects of faster or slower than anticipated prepayment rates in our portfolio, in part by originating mortgage loans with prepayment penalties. The Manager also utilizes the production of new mortgage loans as a hedge against prepayment risk. Through its servicing function, the Manager pre-selects borrowers that have an incentive to refinance and recaptures those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender.

OTHER COMPANY POLICIES

     At the present time, we do not intend to invest directly in real property or interests in real property. From time to time, however, we may hold "real estate owned" (REO) as a result of foreclosure of defaulted mortgage loans. Further, we do not intend to invest in mortgage securities or to issue mortgage securities. We do not expect to issue senior securities or to offer our securities in exchange for property.

     Our Board of Directors has established the investment policies and strategies summarized in this annual report. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors determines that such modification or waiver is in the best interest of stockholders. Among other factors, developments in the market, which affect the policies and strategies, mentioned in this annual report or which change our assessment of the market may cause the Board of Directors to revise our policies and strategies.

LEGAL PROCEEDINGS

     At December 31, 2001, other than litigation by the Company in the ordinary course of business involving foreclosures or other exercise of its rights as a creditor, there were no material pending proceedings to which the Company was a party or of which any of its property was subject.

                                  THE MANAGER

     Specialty Financial serves as our manager and is responsible for loan originations, loan servicing and our day-to-day operations. Mr. Gonfiantini, a director and our chief executive officer, is also an executive officer, director and the sole stockholder of Specialty Financial. We have no separate employees from the manager and we share its facilities. We have no ownership interest in the manager. Specialty Financial has significant operating discretion as to the implementation of our business strategy and policies.

     Specialty Financial is regulated as a mortgage company by the State of Nevada Financial Institutions Division, Department of Business and Industry, has filed annual reports with that agency and has been profitable each year since commencing operations in 1995. The manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809, and licenses the use of a servicing software system.

MANAGEMENT FEES

     Pursuant to a management agreement, Specialty Financial receives a management fee payable monthly in arrears consisting of:

          (i) The mortgage loan origination fees or points, usually charged to a borrower for and upon the origination, extension or refinancing of a mortgage loan, up to 2.5% of the loan balance (i.e., 2.5 points) with any additional fees or points paid to the benefit of us. The amount of this fee is determined by competitive conditions, may vary and may have a direct effect on the interest rate a borrower is willing to pay to us.

          (ii) A fee for loan servicing, equal to one-half of one percent of the total mortgage loan portfolio held by us. Retention of this fee by the Manager, in effect, lowers the yield retained by us on its loans.

          (iii) All late payment charges from payments made by borrowers.

     We also pay to Specialty Financial as incentive compensation for each fiscal quarter, an amount equal to 50% of the net income of Specialty Trust, before deduction of such incentive compensation, in excess of the annualized return to Specialty Trust equal to 12%. The incentive compensation calculation and payment will be made quarterly in arrears. The term "return to Specialty Trust" is calculated for the quarter by dividing our taxable income for the quarter by the net worth for the quarter. For such calculations, our "taxable income" means our taxable income before the Manager's incentive compensation, the deduction for dividends paid and net operating loss deductions arising from losses in prior periods. A deduction for our interest expenses for borrowed money is taken when calculating taxable income. "Net worth" for any period means the sum of the gross proceeds from all prior offerings of its equity securities by us, after deducting expenses and costs relating to the offering (or for any period in which new equity securities are issued, the arithmetic weighted average on the prior offering proceeds and the new proceeds for the period), plus our beginning retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments). The definition "return to Specialty Trust" is used only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by stockholders. The incentive compensation payments to Specialty Financial are made before any income distributions are made to our stockholders.

     The Manager's base fee is calculated by the Manager and delivered to us within 15 days after the end of each month. We are obligated to pay the amount of the final base fee in excess of the amount paid to Manager at the beginning of the month pursuant to the Manager's good faith estimate within 30 days after the end of each month. We pay the incentive fee with respect to each fiscal quarter within 15 days following the delivery to us of the Manager's written statement setting forth the computation of the incentive fee for such quarter. The Manager re-computes the quarterly incentive fee within 45 days after the end of each fiscal year, and any required adjustments are paid by us or the Manager within 15 days after the delivery of the Manager's written computation to us.

     Although no management fees will be payable to the Manager solely as a result of issuance of the Notes, to the extent that proceeds of the offering are invested in mortgage loans, the size of the Specialty Trust mortgage portfolio will be increased with a corresponding effect on the Manager's base fee.

     Set forth below is a breakdown of the management fees actually paid in 1999, 2000 and 2001.

                  TABLE 4: COMPONENTS OF MANAGER COMPENSATION
                       (FOR THE YEARS ENDED DECEMBER 31,)

                                     BASE FEES
                        -----------------------------------
                         ORIGINATION      LOAN       LATE
                        AND EXTENSION   SERVICING   PAYMENT     TOTAL       INCENTIVE        TOTAL
                            FEES          FEES      CHARGES    BASE FEE    COMPENSATION   COMPENSATION
                        -------------   ---------   -------   ----------   ------------   ------------
1999..................   $  662,651     $148,252    $12,539   $  823,442     $18,480       $  841,922
2000..................   $  980,176     $179,129    $44,843   $1,204,148          --       $1,204,148
2001..................   $1,692,100     $266,556    $35,324   $1,993,980     $88,084       $2,082,064

ADMINISTRATIVE SERVICES PROVIDED BY THE MANAGER

     Specialty Financial, as manager, is responsible for our day-to-day operations and performs such services and activities relating to the assets and operations of Specialty Trust as may be appropriate, including:

          (i) representing Specialty Trust in connection with the origination or purchase of mortgage loans;

          (ii) in accordance with the directions of the board of directors, investing or reinvesting any money of Specialty Trust;

          (iii) furnishing reports and statistical and economic research to Specialty Trust regarding Specialty Trust's real estate lending activities and the performance of its portfolio of mortgage loans;

          (iv) administering the day-to-day operations of Specialty Trust and performing administrative functions necessary in the management of Specialty Trust, including the collection of revenues, the payment of Specialty Trust's expenses, debts and obligations and the maintenance of appropriate computer services to perform such administrative functions;

          (v) counseling Specialty Trust in connection with policy decisions to be made by the Board of Directors;

          (vi) assisting Specialty Trust in its use of leverage to finance mortgage loan acquisitions;

          (vii) overseeing the servicing of Specialty Trust's mortgage loans;

          (viii) establishing underwriting, appraisal and quality control procedures for the mortgage loans of Specialty Trust;

          (ix) conducting a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage loans, security instruments and other pertinent documents in the mortgage file;

          (x) providing Specialty Trust with data processing, legal and administrative services to the extent required to implement the business strategy of Specialty Trust;

          (xi) providing all actions necessary for compliance by Specialty Trust with all federal, state and local regulatory requirements applicable to Specialty Trust in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings;

          (xii) providing all actions necessary to enable Specialty Trust to make required federal, state and local tax filings and reports and generally enable Specialty Trust to maintain its status as a REIT, including soliciting stockholders for required information to the extent required by the REIT Provisions of the Code;

          (xiii) communicating on behalf of Specialty Trust with the stockholders of Specialty Trust as required to satisfy any reporting requirements and to maintain effective relations with such stockholders; and

          (xiv) performing such other services as may be required from time to time for management and other activities relating to the assets of Specialty Trust as the board of directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

     The Manager may enter into subcontracts with other parties to provide us any such services.

EXPENSES

     The operating expenses required to be borne by the Manager include compensation and other employment costs, the cost of office space and equipment and all other administrative costs incurred in our day-to-day operations. Those expenses do not include debt service or taxes. While most costs are paid through the Manager from fees earned by the Manager, we do pay directly certain REIT-related expenses such as directors' fees and legal and accounting fees. There are no caps or ceilings on any category of fees, compensation or other expenses payable by us except for compensation payable to the Manager and expenses to be borne by the Manager as described above.

TERM AND TERMINATION

     The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one-year periods unless we timely deliver a notice of nonrenewal. Upon nonrenewal of the management agreement without cause, a termination fee will be payable to the Manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or (ii) 4% of the mortgage loan portfolio of Specialty Trust. At December 31, 2001, 4% of our mortgage loan portfolio would be approximately $2.9 million. In addition, we have the right to terminate the management agreement at any time for cause. A majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) may determine that the Manager has violated the management agreement in a material respect and, after notice and an opportunity to cure, terminate the agreement. Upon such a termination for cause, no termination fee will be payable to the Manager.

POTENTIAL CONFLICTS OF INTEREST AND LIMITS OF RESPONSIBILITY

     Certain provisions of the management agreement raise potential conflicts of interest or limit the Manager's responsibilities.

     Origination Fee. The first 2.5% (2 1/2 points) of any origination fees (points) collected from the borrower is paid to the Manager as part of the management fee. The size of the mortgage origination fees are market driven but may vary and may have a direct impact upon the interest rate the borrower is willing to pay and, therefore, on the interest income we would receive from the loan.

     Loan Servicing Fee. As part of the management fee, one-half of one percent of the total mortgage loan portfolio is paid to the Manager as a loan-servicing fee. Payment of this fee, in effect, lowers the yield on our mortgage loans. An undue emphasis on increasing the size of the mortgage loan portfolio, thereby increasing the Manager's compensation, could result in the acquisition of riskier or more speculative loans.

     Incentive Fee. We also pay our Manager an incentive fee equal to 50% of our quarterly taxable income in excess of an annualized return of 12% of our net worth for that quarter. If the marketplace works as expected, i.e., higher risk, higher reward, the incentive fee structure to the extent it encourages an undue short-term emphasis on the acquisition of higher yielding loans could result in the acquisition of riskier or more speculative loans.

     Services to Others. The management agreement does not limit or restrict the right of the Manager to engage in any business or render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, mortgages that meet our policies and criteria. The management agreement does say that the Manager and its officers may not provide services to another mortgage REIT unless a majority of our unaffiliated directors (currently 5 of 6 directors are unaffiliated) confirm that the other mortgage REIT has operating policies and strategies different from ours. Neither Specialty Financial nor its sole owner provide or intend to provide services to any mortgage REIT that is competitive to us or invests in mortgages, which we might invest in, but there is nothing in the management agreement that strictly precludes it.

     No Minimum Time Commitment. The management agreement does not impose a minimum time commitment that the Manager and its personnel must devote to providing services to us. The ability of the Manager to engage in other business activities could reduce the time and effect spent by the Manager on our management.

     Limits of Manager Responsibility. The Manager assumes no responsibility other than to render the services called for under the management agreement in good faith and shall not be responsible for any action of the board of directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its directors, officers, stockholders and employees will not be liable to us, any subsidiary of ours, our subsidiary's stockholders or the unaffiliated directors for any acts or omissions by the Manager, its directors, officers, stockholders or employees under or in connection with the management agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement.

     Indemnification. We have agreed to indemnify the Manager, its directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the Manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Specialty Trust and their positions are:

NAME                                                       POSITION
----                                                       --------
Nello Gonfiantini, III(1)................  Chairman of the Board of Directors,
                                           President, Secretary
George E. Bull(2)(3).....................  Director
Roger M. Peltyn(2)(4)....................  Director
Stephen V. Novacek(2)(4).................  Director
Ernest Martinelli(2)(3)..................  Director
Harvey C. Fennell(2)(3)..................  Director
Stephanie S. Schmitt(5)..................  Chief Financial Officer and Principal
                                           Accountant

---------------

(1) Founder and promoter of Specialty Trust.

(2) Independent Director

(3) Member of the Audit Committee

(4) Member of the Manger Oversight Committee

(5) Officer

     Information regarding the business background and experience of Specialty Trust's directors and executive officers follows:

     Nello Gonfiantini III, age 47, was the sole founder and promoter of Specialty Trust and serves as its Chairman of the Board, President, and Secretary. Mr. Gonfiantini has owned and managed Specialty Financial, a private mortgage finance and real estate development business in Reno, Nevada, since 1994. From 1986 until 1994, Mr. Gonfiantini was the Chairman, CEO and President of Home Federal Savings Bank of Nevada, where he oversaw the commercial and residential real estate lending operations. Prior to taking that position in 1986, Mr. Gonfiantini was the Executive Vice President of Home Mortgage Company, a mortgage banking firm and predecessor to Home Federal Savings Bank of Nevada. Since June 1994, Mr. Gonfiantini has served as a director of Redwood Trust, Inc., a publicly traded REIT with mortgage assets currently in excess of $2 billion. Mr. Gonfiantini has a BA and an MBA from the University of Denver.

     George E. Bull, age 53, is Chairman of the Board and Chief Executive Officer and a founder in 1994 of Redwood Trust, Inc., Mill Valley, California, a mortgage REIT. Mr. Bull was the President of GB Capital until March 1997, and had served in that capacity since he founded the predecessor of GB Capital in 1983. GB Capital assisted banks, insurance companies and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks and with other types of capital markets transactions. In addition, GB Capital managed and advised troubled commercial real estate and corporate investments. In 1991 and 1992, Mr. Bull served as Acting Chief Investment Officer of First Capital Life Insurance Company, managing its $4 billion securities portfolio and over $200 million in commercial real estate loans. He also worked during this period in various aspects of fixed income portfolio management with Wood Island Associates, Inc. From 1991 through 1993, Mr. Bull oversaw the management of the $350 million portfolio of commercial real estate investments and the $8 billion securities portfolio of Executive Life Insurance Company (in Rehabilitation) on behalf of the California Department of Insurance. Mr. Bull formerly served as a director of Eureka Bank in San Francisco and as a director of Home Federal Savings Bank in Nevada.

     Roger M. Peltyn, age 59, has been President of the structural engineering firm, Martin & Peltyn, Inc., Las Vegas, since 1981. Mr. Peltyn is a director of Southern Nevada Seismic Safety Counsel; a director of Martin & Peltyn, Inc., Civil Engineers; and a member of the American Society of Civil Engineers, American

Institute of Steel Construction, and the National Society of Professional Engineers, Las Vegas. He is a member of the board of trustees of the Nevada Development Authority, President of the Alliance for the Arts, and a director of the Clark County Public Education Foundation.

     Stephen V. Novacek, age 56, has been a shareholder in the law firm, Hale, Lane, Peek, Dennison, Howard and Anderson, located in Reno, Las Vegas and Carson City, Nevada, since 1978. Mr. Novacek specializes in real estate law and finance representing various institutional lenders in residential and commercial transactions. He is a member of the State Bar of Nevada and the American Bar Association.

     Ernest Martinelli, age 73, retired as Vice Chairman of Bank of America Nevada in 1993 after a career in the banking business in Nevada. He is Vice Chair of the board of directors of St. Mary's Healthcare Network and President of Martinelli Properties, Inc., a commercial real estate development and investment company.

     Harvey C. Fennell, age 54, is the President of Dickson Realty, Inc., Reno, and has been a realtor since 1987. Mr. Fennell specializes in land and commercial real estate sales. He is a member of the Reno/ Sparks Association of Realtors and has served on its board of directors. He is a member of the Nevada Real Estate Commission, a state regulatory agency. Prior to 1987, Fennell was a partner in the accounting firm: Peat, Marwick, Main & Company. Mr. Fennell is the past President of the Sierra Nevada Chapter of the American Red Cross and served as Treasurer of the Reno Performing Arts Center and the Nevada Festival Ballet. He formerly served as a director of Home Federal Bank in Reno.

     Stephanie S. Schmitt, age 33, has been the Chief Financial Officer and Principal Accountant of Specialty Trust and Specialty Financial since August 2001. Ms. Schmitt is a Certified Public Accountant with public accounting experience with Grant Thornton, LLP and KPMG, LLP. Ms. Schmitt has a BA and a BS from the University of Colorado -- Boulder. She also has an MBA with an emphasis in Finance from Villanova University.

TERMS OF DIRECTORS AND OFFICERS

     Specialty Trust's board of directors consists of such number of persons as shall be fixed by the board of directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are six directors. Messrs. Gonfiantini and Novacek are Class I directors, Messrs. Bull and Martinelli are Class II directors and Mr. Peltyn and Mr. Fennell are Class III directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 2005, 2003 and 2004, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting.

     In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the board of directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders, if elected by the board of directors, or for the remainder of the term of the director being replaced, if elected by the stockholders; any newly-created directorships or decreases in directorships are to be assigned by the board of directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of the preferred stock, the Charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the Article dealing with directors may only be amended if it is advised by at least two-thirds of the board of directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of Specialty Trust's Charter and Bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review the Charter and Bylaws in their entirety.

     Officers are elected and serve at the discretion of the board of directors. There are no family relationships between the executive officers or directors.

COMMITTEES OF THE BOARD

     Audit Committee. The Audit Committee is composed of Messrs. Bull, Martinelli and Fennell. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Specialty Trust's internal accounting controls.

     Manager Oversight Committee. The Manager Oversight Committee is composed of Messrs. Peltyn and Novacek. The Committee reviews periodically the Management Agreement and the manager's performance under that Agreement.

     Other Committees. The board of directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the board of directors.

     In 2001, the board of directors met four times, each time with full attendance. There has not yet been separate committee meetings.

COMPENSATION COMMITTEE INTERLOCKS

     No interlocking relationship exists between our board of directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company.

COMPENSATION OF DIRECTORS

     None of our directors has received any separate compensation for service on the board of directors or on any committee thereof. We pay directors who are not employed by Specialty Trust, independent directors, $500 for each meeting attended in person. In addition, each Independent Director is granted options to purchase 10,000 shares of common stock at the fair market value of the common stock upon becoming a director. We refer you to "-- Executive
Compensation -- Stock Option Plan -- Automatic Grants to Non-Employee Directors" in this annual report for more detail. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the board of directors. No director who is an employee of Specialty Trust or the Manager will receive separate compensation for services rendered as a director.

EXECUTIVE COMPENSATION

     Employee salaries and bonuses are paid through the Manager, Specialty Financial, as part of and not in addition to the management fee. For the years ended December 31, 2001, 2000 and 1999, Specialty Financial earned $1,996,897, $918,542 and $823,442 respectively, in total base fees. Specialty Financial also received an incentive compensation bonus of $88,084, $0, $18,480 for the years ended, respectively.

STOCK OPTION PLAN

     General. Specialty Trust's 1997 Stock Option Plan provides for the grant of qualified incentive stock options, which meet the requirements of Section 422 of the Internal Revenue Code, stock options not so qualified, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights.

     Purpose. The stock option plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel at the manager or Specialty Trust and to afford additional incentive to others to increase their efforts in providing significant services to Specialty Trust.

     Administration. The stock option plan will be administered by the Compensation Committee, which shall at all times be composed solely of "disinterested persons" as required by Rule 16b-3 under the Exchange Act. Members of the Compensation Committee are eligible to receive only nonqualified stock options pursuant to automatic grants of stock options discussed below.

          Options and Awards. Options granted under the stock option plan will become exercisable in accordance with the terms of grant made by the Committee. Awards will be subject to the terms and restrictions of the awards made by the Committee. Option and award recipients shall enter into a written stock option agreement with Specialty Trust. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted when and in what increments shares covered by the option or award may be purchased or will vest and, in the case of options, whether it is intended to be a qualified incentive stock option or a stock option not so qualified provided, however, that certain restrictions applicable to qualified incentive stock options are mandatory, including a requirement that qualified incentive stock options not be issued for less than 100% of the then fair market value of the common stock, 110% in the case of a grantee who holds more than 10% of the outstanding common stock, and a maximum term of ten years, five years in the case of a grantee who holds more than 10% of the outstanding common stock. Fair market value means as of any given date, with respect to any option or award granted, at the discretion of the board of directors or the Compensation Committee, (i) the closing sale price of the common stock on such date as reported in the Western Edition of the Wall Street Journal or (ii) the average of the closing price of the common stock on each day of which it was traded over a period of up to twenty trading days immediately prior to such date, or (iii) if the common stock is not publicly traded, e.g., prior to the initial public offering, the fair market value of the common stock as otherwise determined by the board of directors or the Compensation Committee in the good faith exercise of its discretion.

     Eligible Persons. Officers and directors and employees of Specialty Trust and other persons (particularly employees of the manager) expected to provide significant services to Specialty Trust are eligible to participate in the stock option plan. Qualified incentive stock options may be granted only to officers and employees of Specialty Trust. Stock options not so qualified and awards may be granted to the directors, officers, employees, agents and consultants of Specialty Trust or any of its subsidiaries.

     Under current law, qualified incentive stock options may not be granted to any director of Specialty Trust who is not also an employee, or to directors, officers and other employees of entities unrelated to Specialty Trust, such as the manager. No options or awards may be granted under the stock option plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25% of the outstanding shares of equity stock of Specialty Trust.

     Shares Subject to the Plan. The stock option plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 300,000 shares of Specialty Trust's common stock. The maximum number of shares covered by the stock option plan will increase to 10% of Specialty Trust's total outstanding shares at any time, provided that no more than 300,000 shares of common stock shall be cumulatively available for grant as incentive stock options. If an option granted under the stock option plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the stock option plan. In connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of common stock subject to outstanding options, awards and dividend equivalent rights and the total number of shares for which options, awards or dividend equivalent rights may be granted under the plan.

     Term of the Plan. Unless previously terminated by the board of directors, the stock option plan will terminate on October 22, 2007, and no options or awards may be granted under the stock option plan thereafter, but existing options or awards remain in effect until the options are exercised or the options or awards are terminated by their terms.

     Term of Options. Each option must terminate no more than ten years from the date it is granted, or five years in the case of qualified incentive stock options granted to an employee who is deemed to own an excess of 10% of the combined voting power of Specialty Trust's outstanding equity stock. Options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     Dividend Equivalent Rights. The plan provides for granting of dividend equivalent rights in tandem with any options granted under the plan; however, Specialty Trust does not expect that dividend equivalent rights will generally be granted. Such dividend equivalent rights accrue for the account of the optionee shares of common stock upon the payment of dividends on outstanding shares of common stock. The number of shares accrued is determined by a formula and such shares may be made transferable to the optionee either upon exercise of the related option or on a "current-pay" basis so that payments would be made to the optionee at the same time as dividends are paid to holders of outstanding common stock. Holders of dividend equivalent rights may be made eligible to participate not only in cash distributions but also in distributions of stock or other property made to holders of outstanding common stock. shares of common stock accrued for the account of the optionee are eligible to receive dividends and distributions. Dividend equivalent rights may also be made "performance based" by conditioning the right of the holder of the dividend equivalent right to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

     Option Exercise. The exercise price of any option granted under the stock option plan is payable in full in cash, or its equivalent as determined by the Committee. Specialty Trust may make recourse loans available to option holders to fund the exercise of options, which loans will be evidenced by a promissory note executed by the option holder and secured by a pledge of common stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

     Automatic Grants to Non-Employee Directors. Each non-employee director of Specialty Trust is automatically granted stock options not so qualified to purchase 10,000 shares of common stock upon becoming a director of Specialty Trust. Such automatic grants of stock options vest 25% on the anniversary date in the year following the date of the grant and 25% on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the common stock on the date of grant.

     Amendment and Termination of Stock Option Plan. The board of directors may, without affecting any outstanding options or awards, from time to time revise or amend the stock option plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the stock option plan, modify the class of participants eligible to receive options or awards granted under the stock option plan or extend the maximum option term under the stock option plan.

     Outstanding Options. Options to acquire 216,000 shares of common stock have been granted under Specialty Trust's stock option plan. Of these options, 10,000 have been granted to each of the five independent directors, 25,000 have been granted to officers, and an additional 141,000 have been granted to nine current employees, excluding the founder, of Specialty Financial. The options were granted without dividend equivalent rights and become exercisable in annual increments over a four-year period. The options were granted at prices ranging from $0.01 to $11.00 per share. Total options outstanding as of December 31, 2001 were 118,632 shares. No options have been granted to Mr. Gonfiantini.

                           PRINCIPAL SECURITYHOLDERS

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY LARGE SECURITY HOLDERS

     The following table sets forth certain information known to Specialty Trust with respect to beneficial ownership of Specialty Trust's capital stock as of December 31, 2001 by each person other than members of management known to Specialty Trust to beneficially own more than five percent (5%) of Specialty Trust's capital stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of Specialty Trust, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                              BENEFICIAL OWNERSHIP
                                                               OF PREFERRED STOCK
                                                              ---------------------
                  NAME OF BENEFICIAL OWNER                     SHARES      PERCENT
                  ------------------------                    ---------   ---------
Raymond J. Poncia(1)........................................   500,000      7.24%
Julius and Joanne Ballardini(2).............................   394,617      5.71%
Angelo and Joan Petrini(3)..................................   390,772      5.66%
Nello Gonfiantini, Jr.(4)...................................   353,128      5.11%

---------------

(1) Consists of 250,000 shares of common stock held by the Raymond J. Poncia, Jr. Family Trust of which Mr. Poncia is Trustee and 250,000 shares of common stock held by Hotel-Casino Management, Inc. of which Mr. Poncia is president.

(2) Consists of 394,617 shares of common stock held by the Julius and Joanne Ballardini Family Trust dated 4/14/92 of which Mr. & Mrs. Ballardini are trustees.

(3) Consists of 353,232 shares of common stock held by the 1987 Petrini Family Trust of which Mr. and Mrs. Petrini are Trustees and 37,540 shares of common stock held by Delta Saloon Profit Sharing Plan of which Mr. Petrini is Trustee.

(4) Consist of 184,498 shares of common stock held by the Gonfiantini Family Trust of which Mr. Gonfiantini, Jr. is trustee, 2,427 shares of common stock held by the Gonfiantini Family Decedent Trust of which Mr. Gonfiantini Jr. is trustee, 74,157 shares of common stock held by Mr. Gonfiantini, Jr. individually, 43,182 shares of common stock held by Gonzo Properties of which Mr. Gonfantini, Jr. is a partner and 48,864 shares of common stock which represents the Gonfiantini Family Trust's 25% interest, as a tenant in common, in 195,455 shares of Common Stock owned by the Gonfiantini Family.

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Capital Stock as of December 31, 2001, by each director and by all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

                                                              BENEFICIAL OWNERSHIP
                                                               OF CAPITAL STOCK(1)
                                                              ---------------------
NAME OF BENEFICIAL OWNER                                       NUMBER      PERCENT
------------------------                                      ---------   ---------
Nello Gonfiantini III(1)....................................   421,577       6.77%
Ernest Martinelli(2)........................................   200,000       2.87%
George E. Bull III(3).......................................    62,500          *
Harvey Fennell(4)...........................................    56,809          *
Roger M. Peltyn(5)..........................................    26,867          *
Stephen V. Novacek(6).......................................    15,197          *
Stephanie S. Schmitt........................................        --          *
All Directors and Executive Officers as a Group (7
  persons)..................................................   782,950      11.33%

---------------

 *  Less than one percent.

(1) Consists of 329,531 shares of common stock held in the Nello Gonfiantini III 1981 Trust of which Nello Gonfiantini III is Trustee, and 43,182 shares of common stock held by Gonzo Properties of which Nello Gonfiantini III is a partner, and 48,864 which is 25% of 195,455 shares of common stock held by Gonfiantini Family of which Nello Gonfiantini III 1981 Trust of which Nello Gonfiantini III is Trustee, as a tenant in common, but does not include 682,380 shares of common stock beneficially owned by person related by blood or marriage to Nello Gonfiantini III with respect to which he has neither voting nor investment power.

(2) Consists of 2,500 shares of common stock issuable upon the exercise of options and 147,500 shares of common stock held in the Ernest Martinelli Family Trust of which Mr. Martinelli is trustee, and 50,000 shares of common stock held by The Martinelli Family Partnership of which Mr. Martinelli is general partner.

(3) Consists of 2,500 shares of common stock issuable upon the exercise of options and 60,000 shares of common stock held in the Bull Trust of which Mr. Bull is trustee.

(4) Consists of 7,500 shares of common stock issuable upon the exercise of options, and 14,418 shares of common stock held by the Harvey and Nancy Fennell Family Trust of which Mr. Fennell is co-trustee and 34,891 shares of common stock held by Dickson Realty Profit Sharing Plan of which Harvey Fennell is Co-Trustee.

(5) Consists of 26,867 shares of common stock held by the Peltyn Family Trust of which Mr. Peltyn is a trustee.

(6) Consists of 2,500 shares of common stock issuable upon the exercise of options and 12,697 shares of common stock owned by Stephen V. Novacek.

                            DESCRIPTION OF THE NOTES

GENERAL

     Specialty Trust's Collateralized Investment Notes are issued under a supplemental indenture dated as of May 7, 2002 between Specialty Trust and Deutsche Bank National Trust Company, formerly known as Bankers Trust Company of California, N.A., as trustee. We have filed a copy of the supplemental indenture as an exhibit to the registration statement of which this prospectus is a part. The following statements are brief summaries of material provisions of the supplemental indenture. You should refer to the supplemental indenture for a complete statement of those provisions. Copies of the supplemental indenture will also be available for inspection during normal business hours at our principal executive offices located at 6160 Plumas Street, Reno, Nevada 89509.

     We have the right to modify the supplemental indenture as described below. Additionally, we reserve the right to terminate this offering, or modify the terms of the offering or the securities offered in this prospectus, at any time, by an appropriate amendment or supplement to this prospectus. No modification will affect the rights of the holders of then outstanding securities.

     The Notes are limited to $50,000,000 aggregate principal amount at any time outstanding and will be direct recourse obligations of Specialty Trust secured by collateral pledged to the trustee from time to time, the "pledged assets". We refer you to "Collateral" below for more detail. The Notes are issued on the 20th day of the month or the first business day thereafter. The Notes mature a minimum of one month and a maximum of five years from the date of issuance, the "stated maturity", and bear interest upon the unpaid principal amount thereof from the date of issuance of the Notes, at the rate per annum fixed on the date of issuance. From time to time, we will fix the interest rates payable on newly issued and rollover Notes based on market conditions and our financial requirements. Investors may select the term and corresponding interest rate offered in a supplement to this prospectus. In no event will the interest rate be less than the applicable federal rate that is periodically set by the IRS as the minimum for the corresponding term to maturity. Once determined, the rate of interest payable on a Note will remain fixed until the Note matures. Interest is payable to the persons in whose names the Notes are registered either (a) monthly in arrears on the 20th day of each month, each an "interest payment date", or (b) at the election of the noteholder compounded monthly and payable at the earlier of stated maturity or each annual anniversary of issuance. Accrued interest is to be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes are issued in minimum denominations of $25,000. The Notes will be uncertificated and evidenced by a confirmation of book entry and a statement issued by us to each holder. These confirmations and statements issued by us are not negotiable instruments. Holders cannot transfer rights of ownership by mere endorsement and delivery of a confirmation or statement. We maintain a register to record the owner(s) of each outstanding Note and shall treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the Note for all purposes. Holders may transfer ownership of a Note on our register only by written notice to us signed by the owner(s), or the owner's authorized representative, on a form to be supplied by us. Holders may not pledge, assign or hypothecate the Notes as collateral for a loan or otherwise.

     Principal and interest on the securities offered in this prospectus will be payable at our office, or at such other place as we may designate for that purpose. However, we may make payments at our option by check mailed to the person entitled to the payments at his or her address appearing in the register.

     We will send you at an address you provide us notice of maturity generally about two weeks prior to maturity. Unless we receive notice from the noteholder at least one business day before the maturity date of the Note to pay the maturing Note in cash or we give the holder notice at least five business days before the Note's maturity that the Notes will be paid in cash, we will automatically rollover a maturing Note of one year or less, by issuing a new Note with a term equal to the maturing Note's original term. For Notes that exceed one year, we will automatically rollover a maturing Note by issuing a new Note with a term equal to three months. We will rollover Notes at the interest rate we are offering on newly-issued Notes of the same term or if the original term exceeds one year, we will rollover for a three month term at the rate we are offering on newly-issued Notes with that term. A noteholder whose note is rolled over shall be paid the interest due at maturity in cash and only the principal amount shall be rolled over. We will withhold 31% (or other required tax rate then in effect) of any interest paid to any investor who has not provided us with a fully executed Form W-9 or satisfactory equivalent or where the Internal Revenue Service has notified us that back-up withholding is otherwise required. Any tax or other amounts withheld from interest payments pursuant to the requirements of a taxing authority will be considered as having been paid by Specialty Trust to the Noteholder.

     The Indenture limits the ratio of (a) the total indebtedness of Specialty Trust, both secured and unsecured, to (b) the total shareholders' equity, to no more than 4:1. The Indenture also requires that at each payment date the Company has and shall maintain sufficient cash and unused credit facilities to pay all interest due and all Notes maturing on the subsequent payment date. On each payment date we will deliver to the trustee a certificate setting forth the calculations of our compliance with these covenants.

     We reserve the right to decline any investment in our sole discretion.

REDEMPTION

     The Notes are not subject to redemption at our option. Although holders have no contractual right to redeem a Note before maturity, we, in our sole discretion, may honor a written request for early redemption by acquiring the Note from the holder.

FEE FOR EARLY REDEMPTION

     If we decide, in our sole discretion, to honor a written request for early redemption of a Note, we retain the right to charge an early redemption fee. In cases where the investor dies or is declared legally incompetent the early redemption fee will be waived. The early redemption fee will be calculated on a simple interest basis using the Note's principal balance on the date of issuance. If the early redemption fee exceeds the interest earned to date on the Note, the investor will receive back the principal balance less any preceding monthly interest payment. Hence, application of the fee for early redemption will in no event result in the investor receiving back an aggregate amount of less than his or her principal amount. Regardless of when the early redemption occurs, the fee will be based on the original term of the Note calculated as follows:

TERM OF SECURED NOTE                                          EARLY REDEMPTION FEE
--------------------                                          --------------------
2 months to 5 months........................................      60 days interest
6 months to 11 months.......................................      90 days interest
1 year......................................................     120 days interest
2 years.....................................................     180 days interest
3 years.....................................................       1 year interest
4 years.....................................................  1 1/2 years interest
5 years.....................................................      2 years interest

COLLATERAL

     The pledged assets securing the Notes will be held by the trustee and will consist of some of our mortgage loans, short-term money market instruments and/or cash.

     Mortgage Loans. Mortgage loans are evidenced by mortgage notes, each of which is secured by a valid lien on real property located in Nevada or other states including, but not limited to, property of which any portion thereof may be characterized as commercial real estate, raw land or multi-family and nonconforming single-family residential property. Each such lien is duly recorded in the office of the proper recording officer of the county in which the real property described in each such mortgage or deed of trust is located to reflect of record that we are the mortgagee or the beneficiary of the deed of trust, or the assignee of either thereof, and is insured by a lender's title insurance policy of the kind described in the indenture. Participation interests in eligible mortgage loans may also be included in the pledged assets and references herein to mortgage loans shall include participation interests.

     Each mortgage loan included in the pledged assets shall bear a fixed or variable rate of interest that is payable at least monthly and shall, as of the date it is first pledged as collateral under the indenture, among other things:

     - have an unpaid principal balance of not less than $25,000;

     - have had a loan to value ratio at the most recent appraisal date of not more than 85%; and

     - not be delinquent and have not been delinquent more than once during the preceding 12-month period.

     Each pledged mortgage loan or participated portion of a mortgage loan shall be owned by Specialty Mortgage Company. We expect that substantially all of the mortgage loans to be included in the pledged assets shall be serviced by the manager.

     Each mortgage note pledged with the trustee is endorsed without recourse in blank or to the trustee and is delivered to the trustee together with a copy of the deed of trust and an original assignment thereof in recordable form and, among other things, a copy of the ALTA lender's title insurance policy (or, if not yet available, a preliminary title report for a period of 60 days) stating that the mortgage constitutes a valid lien on the underlying real property. The assignments of the mortgage loans will not be recorded prior to the occurrence of an event of default. During the period prior to recordation of the assignments, it might be possible for us to discharge mortgage notes or transfer mortgage notes to bona fide purchasers for value without notice, notwithstanding the trustee's lien. However, as a general matter we would not be able under the terms of the indenture to deliver the original documents evidencing the mortgage notes or mortgage loans, because such documents are to be retained in the possession of the trustee. Generally, a subsequent transferee who failed to obtain delivery of the original evidence of indebtedness would not, in the absence of special facts, be able to defeat the trustee's interest in a mortgage note so long as such evidence of indebtedness remains in the possession of the trustee.

     The characteristics of the mortgage notes pledged to secure the Notes may in some circumstances inhibit the liquidity and marketability of such instruments. Such mortgage notes generally have greater principal balances on a loan-by-loan basis, and generally present a higher degree of risk compared with conforming single-family residential loans due, among other things, to the susceptibility of the value of property securing the mortgage loan to changes in the economic conditions that affect business profitability in general. Further, commercial and multi-family residential properties may be subject to increased risk from laws relating to environmental hazards or damages. For these reasons, a review of the commercial or multi-family residential properties underlying the mortgage notes and other relevant information may be required in connection with any sale or liquidation of such properties which would delay any such sale or liquidation; any such sale or liquidation carried out under a time frame which does not permit such a review may result in reduced proceeds from such sale or liquidation. We refer you to "-- Events of Default" in this prospectus for more detail.

     Short-Term Money Market Instruments. "Short-term money market instruments" consist of any of the following instruments, provided that, on the date when such instruments are first pledged as collateral under the indenture, they have remaining terms to maturity of 90 days or less and, provided further, that the obligor of any of such instruments has short-term commercial paper or other unsecured short-term rating in the highest rating category of a recognized rating agency and a long-term debt obligation rating in one of the two highest rating categories: (i) time deposits of, demand deposits in, certificates of deposit of, bankers' acceptances issued by, or next-day federal funds sold by any FDIC-insured depository institution; (ii) repurchase agreements with respect to Government Securities or GNMA, FNMA or FHLMC Certificates entered into with a depository institution (acting as principal); or (iii) commercial paper.

     Cash. "Cash" is coin or currency of the United States of America as at the time shall be legal tender for payment of public and private debts.

CALCULATION OF THE VALUE OF THE COLLATERAL

     The Notes are collateralized by pledged assets consisting of (a) our mortgage loans in an aggregate principal amount at least equal to one and one-half (1 1/2) times the aggregate principal amount outstanding on the Notes,

     (b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We are required under the terms of the indenture to calculate, on the 20th day of each month (each a "valuation date"), the value of collateral then pledged to secure the Notes. In that calculation, we determine a "basic maintenance amount" which is an amount equal to the aggregate unpaid principal amount of the Notes outstanding excluding any Notes to be retired on such valuation date to the extent cash has been set aside the therefore and including any Notes to be issued on such valuation date. We also determine the "discounted value" of the pledged assets, which must at least equal the basic maintenance amount.

     "Discounted value" as of any date means that amount determined with respect to specific collateral included in the pledged assets in the manner set forth below:

          (a) as to mortgage loans that continue to meet the eligibility criteria the aggregate unpaid principal balance under the related mortgage note (as determined by Specialty Trust) divided by one and one-half
     (1 1/2);

          (b) as to short-term money market instruments, the outstanding aggregate principal amount evidenced by each such instrument (as determined by Specialty Trust by any reasonable method which Specialty Trust believes reliable, which may include amounts based upon the most recent report related to each such instrument received by Specialty Trust); and

          (c) as to cash, the face value thereof.

     The calculation of the discounted value of the pledged assets in the manner described above is designed to ensure that at all times the pledged assets have an aggregate market value in excess of the amount necessary to repay the outstanding Notes. Continual reductions in the principal amounts of any category of collateral may cause the aggregate discounted value of the pledged assets on future valuation dates to be a lower percentage of the then outstanding principal amount of the Notes than the percentage as of preceding valuation dates.

     The indenture requires that we calculate on each valuation date the basic maintenance amount and the discounted value of the pledged assets within the last five business days and deliver to the trustee on such valuation date a certificate setting forth such calculations. In the event that the discounted value of the pledged assets as calculated by us is less than the basic maintenance amount on any valuation date which any Notes are outstanding, we are obligated not later than the month-end following such valuation date to (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions into account the discounted value of the pledged assets is at least equal to the basic maintenance amount as of such valuation date.

WITHDRAWALS AND SUBSTITUTIONS OF COLLATERAL

     We may, subject to specific requirements set forth more fully in the indenture, at any time and from time to time, upon request to the trustee, withdraw or substitute pledged assets; provided, that the aggregate discounted value of eligible collateral, based upon the most recent valuation date, remaining in the pledged assets following the proposed withdrawal or substitution would at least equal the basic maintenance amount as of such valuation date.

PAYMENTS ON PLEDGED ASSETS

     Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of any mortgage notes securing the Notes, and the trustee shall pay over to us any such payments which may be collected or received by the trustee. Upon the occurrence of such an event of default and while it shall be continuing, if we shall receive any payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of such mortgage notes, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes, shall segregate such payments from the other property of Specialty Trust, and shall promptly after receipt of such payments deliver them in the form received to the trustee. The trustee shall thereafter release and transfer to us, upon our request, any requested amount of such payments only so long as (i) the aggregate discounted value of the pledged assets, after giving effect to such release and transfer, would be at least equal to the basic maintenance amount and (ii) no event of default shall be continuing.

PURCHASE AND RESALE OF NOTES

     We and our affiliates may at any time and from time to time purchase outstanding Notes on the open market, if any, or by private sale. Notes held by us or an affiliate shall not be deemed to be outstanding for purposes of determining the basic maintenance amount, unless such Notes have been pledged to a party other than us or any of our affiliates. The indenture provides that we shall not, and we shall not permit any affiliate to, sell or pledge any Notes acquired by us or any affiliate unless the discounted value of the pledged assets would not be less than the basic maintenance amount after giving effect to such sale or pledge. During the continuance of any event of default, we will not and to the extent of our authority, will not permit any of our affiliates to, sell or pledge any Notes owned by us or any affiliate without the prior written consent of the trustee.

FINANCIAL REPORTS

     Our financial statements for each year during which any Notes are outstanding, as certified by the our independent accountants, will disclose the unpaid principal amount of the outstanding Notes and the unpaid principal amount of the eligible collateral included in the pledged assets as of the last day of our fiscal year. We will covenant in the Indenture to maintain our reporting obligations under the Securities Exchange Act of 1934 for so long as any of the Notes remain outstanding or could be issued under the Registration Statement.

EVENTS OF DEFAULT

     Any of the following will constitute an "event of default" with respect to the Notes: (a) the failure to pay interest on any Note within five days after such payment is due; (b) the failure to pay the principal of any Note at the stated maturity thereof; (c) a default in our performance of the covenant in the indenture to maintain an amount of pledged assets having an aggregate discounted value at least equal to the basic maintenance amount; (d) the failure to deliver a certificate calculating the basic maintenance amount and the discounted value of the pledged assets within three business days of the date on which either is required to be delivered pursuant to the indenture or to cure a collateral insufficiency by month end; (e) a material breach or inaccuracy of any warranty or representation made by us in or under the indenture as of the date of which such representation or warranty was made and five business days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes and the circumstances or connection in respect of which such representation or warranty was breached or inaccurate has not been cured; (f) a default in our performance of a financial or any other covenant in the indenture and the continuation of such default for 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes; and (g) an occurrence of insolvency or similar event of Specialty Trust.

     In case an event of default should occur and be continuing, the trustee or the holders of at least two-thirds in aggregate principal amount of outstanding Notes may or, in the case of an event of default of the type described in clauses (a), (b), (c) or (d) or (g) of the preceding paragraph, the trustee immediately after it has knowledge thereof shall, declare the principal and accrued interest on the Notes to be immediately due and payable by providing written notice to us. Such declaration and its consequences may be rescinded and annulled by the holders of a majority of the in aggregate principal amount of such outstanding Notes if amounts sufficient to cure any payment default and pay all related expenses incurred by the Trustee and its agents have been deposited with the Trustee and any nonpayment defaults have been cured. If any event of default shall occur and not be cured or waived within thirty days thereafter, the rate of interest borne by each outstanding Note shall be increased by 0.50% per annum effective on the date of the event of default.

     If an event of default has occurred and is continuing, the trustee, directly or through an agent, is permitted: (a) to sell the pledged assets; (b) to institute litigation to enforce payment of the Notes, or to realize on the pledged assets and otherwise to protect the interest of the noteholders; (c) to notify third parties including mortgagors, servicing companies, trustees and paying agents of the trustee's interest in the pledged assets and to require that all payments made on such pledged assets be paid directly to it; and (d) to otherwise exercise all rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of Nevada.

     The trustee is also authorized to institute suits against us for the collection of amounts due on the Notes, to collect the deficiency, if any, after the sale of the pledged assets and to file proofs of claim in any bankruptcy, insolvency or similar proceeding involving us. The trustee may also, upon written request of the holders of a majority of the aggregate principal amount of the Notes, be required to institute suits to take other appropriate action to enforce payment of the Notes and to enforce any of the rights or powers of the trustee or noteholders under the indenture, but shall have the right to decline to follow any such request if the trustee determines in good faith that such action would involve the trustee in personal liability or expenses or would not be in the best interests of the noteholders.

     The power to effect any sale of any portion of the pledged assets shall not be exhausted by any one or more sales as to any portion of the pledged assets remaining unsold, but shall continue unimpaired until all of the pledged assets shall have been sold or all amounts payable on the Notes shall have been paid, whichever shall first occur. The trustee shall not in any sale sell all or any portion of the pledged assets unless either (a) two-thirds of the noteholders consent to the sale or (b) the proceeds of the sale would not be less than the entire amount, which would be distributable to the noteholders. In connection with a sale of all or any portion of the pledged assets, any noteholder may bid for and purchase the property offered for sale, and may, in paying the purchase money therefore, deliver Notes to the trustee.

     There can be no assurance that the trustee will be able to dispose of the pledged assets without a significant delay following an event of default or that the proceeds obtained from the pledged assets will be sufficient to pay all amounts owing to the noteholders.

     Subject to the provisions of the indenture relating to the duties of the trustee, in the case an event of default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

     Subject to the provisions for indemnification of the trustee and other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such Notes.

PRIORITY

     If, following an event of default, the proceeds of liquidation of the pledged assets were insufficient to pay the entire remaining amount payable on the Notes, the holders of such Notes would be general creditors of the Company to the extent of the deficiency and, upon any liquidation of Specialty Trust, such holders would rank on parity with our general creditors.

MERGER

     The indenture provides that we shall not consolidate with or merge into any other corporation or convey, or transfer its properties and assets substantially as an entirety unless (i) the successor corporation is incorporated in the United States and a supplemental indenture is signed by such successor corporation by which it expressly assumes the obligations of the Company under the Notes and the indenture; (ii) the successor corporation shall, by supplemental indenture or agreement, confirm that the pledged assets shall secure its obligations under the Notes and the indenture; (iii) immediately after giving effect to such transaction, no event of default or event which with notice or lapse of time or both would become an event of default has occurred and is continuing and (iv) the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer complies with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

THE TRUSTEE

     The indenture contains provisions limiting the liability of the trustee and provides for the indemnification of the trustee by Specialty Trust under specific circumstances. The trustee may resign at any time by giving written notice to us, such resignation to be effective upon the appointment of a successor trustee. The trustee may be removed by the holders of a majority in principal amount of outstanding Notes or by board resolution by us unless an event of default has occurred and is continuing.

MODIFICATION

     A supplemental indenture may be entered into by Specialty Trust and the trustee without the consent of the holder of any Note, which modifies or amends the indenture (including the terms and conditions of the Notes) for the following purposes: (a) to evidence the succession of another corporation to Specialty Trust; (b) to add to the covenants of Specialty Trust for the benefit of the noteholders or to surrender any right or power conferred upon Specialty Trust under the indenture; (c) to convey, transfer and assign to the trustee and to subject to the lien of the indenture additional eligible collateral of Specialty Trust and to correct or amplify the description of any property at any time subject to the lien of the indenture; (d) to cure any ambiguity in, to correct or supplement any provision that may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture; provided, that such action will not adversely affect the interests of the noteholders; (e) to modify, eliminate or include provisions required or permitted by the Trust Indenture Act of 1939, as amended, or other federal statutes hereinafter enacted; and (f) to provide for the appointment of a co-trustee.

     Additional modifications and amendments may be made to the indenture, including the modification of the noteholders' rights thereunder, with the consent of the holders of not less than a majority of the aggregate principal amount of the Notes then outstanding. No such modification or amendment to the indenture may, without the consent of the holder of each Note so affected, change the stated maturity of the principal of or any installment of interest on any such Note; reduce the principal of or interest on any such Note; change the coin or currency in which any Note or the interest thereon is payable; impair the right to institute suit for the enforcement of any payment on or after the stated maturity or any redemption date with respect to any such Note; permit the creation of any lien prior to or pari passu with the lien of the indenture with respect to any such Note; permit the creation of any lien of the indenture with respect to any of the pledged assets or terminate the lien of the indenture with respect to any pledged assets (except in such cases as permitted by, and pursuant to, the indenture); deprive the Notes of the security afforded by the lien of the indenture; or reduce the percentage in principal amount of the outstanding Notes the consent of whose holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with specific provisions of the indenture or defaults thereunder and their consequences provided for in the indenture. The indenture also permits the holders of a majority of the aggregate principal amount of the then outstanding Notes to waive specified past defaults and their consequences and to rescind in some circumstances the declaration of the acceleration of the amounts due under the Notes after an event of default has occurred.

LIST OF NOTEHOLDERS

     Three or more holders of the Notes who have held such Notes for a period of at least six months may, by written request to the trustee, obtain access to the list of all holders of the Notes, as specified in the request, maintained by the trustee for the purpose of communicating with other noteholders with respect to their rights under the indenture. The trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of the requesting noteholders, to all such noteholders.

ANNUAL COMPLIANCE STATEMENT

     Specialty Trust will be required to file annually with the trustee a written statement as to fulfillment of its obligations under the indenture.

TRUSTEE'S ANNUAL REPORT

     The trustee will be required to mail each year to all holders of Notes a brief report relating to its eligibility and qualifications to continue as the trustee under the indenture, any amounts owing by Specialty Mortgage to it in the trustee's individual capacity, the property and funds physically held by the trustee as such, any additional issue of Notes not previously reported, the release or release and substitution of any property subject to the lien of the indenture, and any action taken by it which materially affect the Notes or the Collateral and which has not been previously reported.

TRUSTEE

     Deutsche Bank National Trust Company, formerly known as Bankers Trust Company of California, N.A., a subsidiary of Deutsche Bank, located in Santa Ana, California, will be the trustee for the Notes. The trustee also serves as the trustee under another indenture for our Class A Collateralized Mortgage Notes.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material federal income tax consequences of your purchase, ownership and disposition of our Notes as an initial purchaser. It has been reviewed by our tax counsel, GnazzoThill, A Professional Corporation, and is based on their conclusions as to the likely interpretation of applicable federal tax authorities to an investment in the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, and related regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change, possibly retroactively. This discussion does not address every aspect of the federal income tax laws that may be relevant to all categories of investors and it assumes that the Notes are being held by you as property held for investment (i.e., as a capital asset). Moreover, it does not address state, local or foreign tax concerns. Accordingly, you are urged to consult your own tax advisor regarding your specific federal, state, local and foreign tax consequences to you of investing in our Notes.

     Please be advised that we have not received any rulings, and will not seek any rulings, from the Internal Revenue Service with respect to the federal income tax consequences discussed below. Thus, there can be no complete assurance that the Service will agree with our statements. You should also be aware that under applicable Treasury regulations a provider of advice on anticipated transactions is generally not considered an income tax return preparer. Accordingly, in preparing your tax return you are advised to consult with your own tax advisor regarding the specific consequences to you of your purchase, ownership and disposition of our Notes, including any potential changes in applicable tax laws.

TAX CLASSIFICATION OF THE NOTES

     Our tax counsel has advised us that, in their opinion, the Notes will be classified as debt for federal income tax purposes, and not as an ownership interest in the collateral securing the Notes or as equity in Specialty Trust. By your acceptance of a Note, and any person that is a beneficial owner of any interest in a

Note, by virtue of that person's acquisition of a beneficial interest in a Note, you or any beneficial owner will agree with us to treat the Notes as debt for all tax purposes.

     Our characterization of the Notes as debt is not binding on the Service and the Service could assert that our Notes represent an ownership interest in the equity of Specialty Trust or an ownership interest in the mortgage collateral. Successful treatment of our Notes as equity interests could adversely affect our ability to maintain our REIT status and could result in collateral tax consequences to our Note investors, including changes in the characterization and timing of income received with respect to the Notes and an adverse effect on our cash flow. The remainder of this discussion assumes that our Notes are treated as debt for federal income tax purposes.

TAX CLASSIFICATION OF SPECIALTY TRUST

     The Internal Revenue Code of 1986, as amended, provides special tax treatment for organizations that qualify and elect to be taxed as REITs. We have made an election to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 1998. Assuming we maintain our qualification, we generally will be permitted to deduct our dividend distributions to stockholders from our taxable income, thereby effectively eliminating the "double taxation" that normally results when a corporation earns income and distributes that income to its stockholders in the form of dividends. In order to maintain our qualification as a REIT, however, we must satisfy numerous tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to our stockholders and the ownership of our stock. If we fail to meet those requirements in a given year, and do not qualify for relief under the Code, we will be subject to federal income tax as a regular, domestic corporation; thereby losing the benefit of the dividends received deduction. As a result, we would incur potentially substantial income tax liabilities that would reduce the cashflow available to make payments on the Notes.

     Our tax counsel has advised us in connection with our election to be taxed as a REIT. Based on existing law and certain representations made to our tax counsel by us, including (without limitation) that: (i) this prospectus accurately reflects the methods of operation of Specialty Trust and (ii) the fees payable to our manager, including any incentive or termination fees, are reasonable compensation for our services, comparable to that paid to others performing similar duties, and assuming that we continue to operate in the manner described in this prospectus, in the opinion of our tax counsel, commencing with our taxable year ending December 31, 1998, Specialty Trust has been organized in conformity with the requirements for qualification as a REIT under the Code and our actual and proposed method of operation described in this prospectus and as represented by us to our tax counsel should enable us to continue to qualify as a REIT. However, whether we will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to our income, assets, distributions, ownership and certain administrative matters, the results of which may not be reviewed by our tax counsel. Moreover, certain aspects of our method of operations and structure for compensating our manager have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree that Specialty Trust qualifies as a REIT. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, our tax counsel is unable to opine whether Specialty Trust will in fact qualify as a REIT under the Code in all events.

TAX CLASSIFICATION OF THE COLLATERAL POOL

     The Code also contains special rules applicable to entities that issue debt secured by real estate mortgages. These rules are known as the taxable mortgage pool rules and, if applicable, can result in entity level federal income taxation. An entity will be classified as a taxable mortgage pool if it does not make an election to be classified as a real estate mortgage investment conduit, called a "REMIC", and (i) substantially all of its assets consist of debt obligations and more than 50% of such debt obligations are real estate mortgages or interests therein, (ii) the entity issues debt obligations with two or more maturities and (iii) payments on the debt obligations issued by it bear a relationship to payments received on the debt obligations owned by it. In certain situations, a pool of assets pledged to secure debt of an entity could also be treated as separate taxable mortgage pool.

     It is possible that the pool of collateral pledged to secure the Notes could be treated as a taxable mortgage pool. However, it is likely that any such taxable mortgage pool would nonetheless qualify as a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code and would therefore not be subject to entity level federal income taxes. Thus, only Specialty Trust or its shareholders would be required to include in income any "excess inclusion income" generated by the taxable mortgage pool. On the other hand, if the pool of collateral securing the Notes was classified as a taxable mortgage pool but did not satisfy or maintain status as a "qualified REIT subsidiary", it would not be permitted to be included in the consolidated federal income tax return of any other corporation and its net income would be subject to entity level federal income taxes, thereby reducing cashflow available to pay the Notes.

     Specialty Trust does not intend to make an election to treat the mortgage and other collateral securing the Notes as a REMIC. Our tax counsel has advised us that the pool of mortgages and other collateral securing the Notes should not be classified as a taxable mortgage pool.

TAX CONSEQUENCES TO NOTEHOLDERS

     Status as Real Property Loans. Assuming the Notes are treated as debt issued by us, for federal income tax purposes: (i) Notes held by a thrift institution taxed as a domestic building and loan association will not constitute "loans . . . secured by an interest in real property" within the meaning of Code Section 7701(a)(19)(C)(v) and (ii) interests on the Notes held by a real estate investment trust will not be treated as "interest on obligations secured by mortgages on real property or on interest in real property" within the meaning of Code Section 856(c)(4)(B) and the Notes will not constitute "real estate assets" or "government securities" within the meaning of Code Section 856(c)(5)(A).

     Taxation of interest income on the Notes. Because all Notes are expected to be issued at par, interest paid or accrued on the Notes generally will be treated as ordinary income to you, and will be includible in your income in accordance with your regular method of accounting.

     Sale of Notes. Generally, if you sell or otherwise dispose of your Note, you will recognize gain or loss in an amount equal to the difference between the amount you realize on the sale and your adjusted tax basis in your Note. Any such gain or loss recognized will be capital gain or loss if your Note is held as a "capital asset" (generally, property held for investment) with the meaning of Code Section 1221, and will be short term capital gain or loss if your investment has been held for not more than one year. However, certain types of investors (such as banks, thrifts and other financial institutions), and certain investors engaged in risk reduction strategies with respect to the Notes, may not qualify to treat the Notes as capital assets, or the gain or loss therefrom as capital gain or loss.

     In addition, someone that purchases a Note from you at a discount may become subject to the market discount rules of sections 1276-1278 of the Code. As a result, some or all of the principal paid or the gain recognized upon the disposition of the Note by such holder could be taxed as ordinary interest income.

     Foreign Investors. Assuming the Notes are respected as debt, interest paid on the Notes to a holder that is a nonresident alien individual, foreign corporation or other non-United States person, referred to as a "foreign person", will be exempt from United States federal income and withholding taxes under the "portfolio interest" provisions so long as (i) the interest is not effectively connected with a trade or business of the recipient in the United States, (ii) the foreign person is not (a) a direct or indirect ten percent or greater shareholder of our company, (b) a controlled foreign corporation, as that term is defined in the Code, related to our company, or (c) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Interest paid to a foreign person that is not engaged in a United States trade or business and that does not qualify under the portfolio interest exemption will generally be subject to a 30% United States withholding tax unless the foreign person qualifies to claim a lower rate under an applicable United States income tax treaty.

     In all events, a holder that is a foreign person must provide required information certifications in order to claim any exemptions or reductions from withholding tax. Foreign investors are urged to consult their tax advisors concerning recently finalized regulations on withholding and related certification requirements generally applicable to payments made after December 31, 2000.

     If a Note were recharacterized as ownership of an equity interest in Specialty Trust, or if exemptions from withholding tax are not available, certain payments related to the Notes made to foreign persons would become subject to withholding tax at the rate of 30% and, in the hands of a corporate investor, could become subject to the branch profits tax. We are not required to indemnify you, or gross-up payments on the Notes, for any withholding taxes.

     Backup Withholding. Payments on the Notes, or proceeds from a disposition of the Notes, may become subject to backup withholding of federal income tax if you fail to furnish certain information, including your taxpayer identification number, or otherwise fail to establish an exemption from backup withholding. If required, backup withholding is generally made at the fourth lowest rate of federal income tax then in effect (currently 31%). Any amounts so deducted and withheld would be allowed as a credit against the noteholder's federal income tax. Furthermore, certain penalties may be imposed by the Service on a noteholder that is required to supply information but does not do so in the proper manner.

                       STATE AND LOCAL TAX CONSIDERATIONS

     In addition to the federal income tax consequences described above, you should also consider the potential state and local income tax consequences of any investment in the Notes. State and local income tax laws may differ substantially from the corresponding federal tax laws, and the above discussion does not purport to describe any state or local income tax consequences of investing in the Notes. Accordingly, as a prospective noteholder, you should consult your own tax advisers concerning state and local tax matters applicable to your investment in the Notes.

                                ERISA INVESTORS

     A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, known as "ERISA" and, collectively, a "plan", should consider:

          (a) whether the ownership of our Notes is in accordance with the documents and instruments governing the plan,

          (b) whether the ownership of our Notes is consistent with the fiduciary's responsibilities and satisfies the applicable requirements of ERISA, in particular, the diversification, prudence and liquidity requirements of section 404 of ERISA,

          (c) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets, and

          (d) the need to value the assets of the plan annually.

     You should understand the illiquid nature of your investment in our Notes and that no secondary market will exist for them.

                              PLAN OF DISTRIBUTION

     We may sell securities offered in this prospectus (1) directly to purchasers; (2) through agents; (3) through underwriters; (4) through dealers; or (5) through a combination of any of these methods of sale.

     Except as otherwise indicated in the prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by employees of the manager who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with specified limitations when responding to inquiries from, potential purchasers.

     Unless otherwise stated in the prospectus supplement, no selling commissions will be deducted from the proceeds received by us from the issuance of the Notes. Other expenses of issuance and distribution payable by us are estimated to be $196,000.

     We may distribute the securities offered in this prospectus in one or more transactions: (1) at a fixed price or prices, which may be changed; (2) at market prices prevailing at the time of sale; (3) at prices related to the prevailing market prices; or (4) at negotiated prices.

     We may solicit directly, or agents designated by us from time to time may solicit, offers to purchase securities offered in this prospectus. We will disclose in the applicable prospectus supplement any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of securities offered in this prospectus and any commission payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis.

     If we use an underwriter or underwriters in the sale of the securities offered in this prospectus, we will execute an underwriting agreement with the underwriter(s) at the time of sale to it or them. We will disclose the name(s) of the underwriter(s) and the terms of the transaction in the prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and the prospectus supplement are delivered to the public.

     If we use a dealer in the sale of securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification against civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to the underwriters and agents soliciting purchases of debt securities pursuant to contracts accepted by us.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of securities.

     Neither we nor the underwriters, if any, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters, if any, make any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Legal matters relating to the Notes being offered hereby will be passed upon for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Tax matters will be passed on by GnazzoThill, A Professional Corporation, San Francisco, California.

                                    EXPERTS

     Our balance sheets as of December 31, 2000 and 2001 and our statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, have been included herein, in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We expect to file annual, quarterly and special reports, and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

     This prospectus is part of a registration statement on Form S-11, which we have filed with the SEC (Registration No. 333-86972). You may request a free copy of any of the above filings by writing or calling:

           Specialty Trust, Inc.
           6160 Plumas Street
           Reno, Nevada 89509
           (775) 826-0809

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                SALES LITERATURE

     In addition to this prospectus, a brochure has been prepared by us for use in the solicitation of offers to purchase Notes. When so utilized, such brochure must be accompanied or preceded by this prospectus. Media advertisements may also be used to solicit interest in the Notes. The offering of the Notes is made only by means of this prospectus.

                                    GLOSSARY

     As used in this prospectus, the capitalized and other terms listed below have the meanings indicated.

     "adjustable rate mortgage" means a mortgage loan, including any mortgage loan underlying a mortgage security, that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An adjustable rate mortgage is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

     "basic maintenance amount" means the dollar amount equal to one hundred percent of the aggregate principal amount of all outstanding Notes, determined as of the valuation date.

     "capital stock" means the shares of capital stock issuable by Specialty Trust under its Charter, and includes common stock and preferred stock.

     the "Code" means the Internal Revenue Code of 1986, as amended.

     "company" means Specialty Trust, Inc., a Maryland corporation.

     "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences; "nonconforming mortgage loans" vary in one or more respects from those requirements.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA plan" or "plan" means a pension, profit sharing, retirement or other employee benefit plan, which is subject to ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FHA" means the United States Federal Housing Administration.

     "FHLMC" or "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

     "FNMA" or "Fannie Mae" means the Federal National Mortgage Association.

     "GAAP" means generally accepted accounting principles.

     "GNMA" or "Ginnie Mae" means the Government National Mortgage Association.

     "HUD" means the Department of Housing and Urban Development.

     "independent director" or "unaffiliated director" means a director of Specialty Trust who is not an officer or employee of Specialty Trust or any affiliate or subsidiary of Specialty Trust.

     "interest payment date" means the date each month upon which accrued interest on the Notes shall be paid, specifically the twentieth day of calendar month after issuance of the Notes or, if such day is not a business day (i.e., Saturday, Sunday or a holiday observed by banking institutions in Nevada), then the next succeeding business day.

     "LTV" or "loan-to-value ratio" means the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

     "manager" means Specialty Financial, a Nevada corporation wholly owned by Nello Gonfiantini III.

     "pledged assets" means the assets used as collateral for the Notes, consisting initially of various mortgage loans, but which may also include short-term money market instruments and cash.

     "REIT" means a real estate investment trust as defined under Section 856 of the Code.

     "REMIC" means a real estate mortgage investment conduit as defined under the Code.

     "Securities Act" means the Securities Act of 1933, as amended.

     the "Service" means the Internal Revenue Service.

     "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

     "stated maturity" means the date upon which Notes will mature, ranging from one to five years from the date of issuance (the applicable date will be stated on the face of each Note).

     "tax-exempt entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh plans, bank commingled trust funds for such plans, IRAs and any other entity intended to be exempt from Federal income taxation.

     "taxable income" means for any year the taxable income of Specialty Trust for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

     "VA" means the United States Department of Veterans Affairs.

     "valuation date" means the date the Notes are issued and the twentieth day of each succeeding calendar month thereafter for so long as the Notes remain outstanding.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Specialty Mortgage Trust, Inc.

     We have audited the accompanying balance sheets of Specialty Mortgage Trust, Inc. as of December 31, 2001 and 2000, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Mortgage Trust, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ GRANT THORNTON LLP

Reno, Nevada
January 25, 2002

                         SPECIALTY MORTGAGE TRUST, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
                                        ASSETS
Cash and cash equivalents...................................  $    58,989   $ 2,619,717
Accrued interest receivable.................................      836,837       518,340
Investments.................................................           --       248,517
Real estate owned (held for sale)...........................    3,228,139            --
Mortgage loans held for investment, net of allowance for
  loan losses of $1,020,321 and $750,000 at December 31,
  2001 and 2000, respectively...............................   72,311,338    55,113,036
Deferred charges............................................      306,475       167,633
Other Assets................................................          588            --
                                                              -----------   -----------
Total assets................................................  $76,742,366   $58,667,243
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Dividends payable...........................................  $ 2,046,811   $ 1,387,283
Accounts payable............................................       99,233        25,545
Deposits....................................................           --       923,406
Accrued interest payable....................................       16,699        26,077
Lines of credit.............................................           --     4,452,500
Collateralized notes........................................    8,395,919     5,663,505
Collateralized notes -- related party.......................    1,079,522       889,955
Deferred revenue............................................       78,144         8,186
                                                              -----------   -----------
Total liabilities...........................................   11,716,328    13,376,457
                                                              -----------   -----------
STOCKHOLDERS' EQUITY
Class A Convertible Preferred Stock; $0.01 par value;
  3,531,915 and 5,000,000 shares authorized; 0 and 4,624,276 shares issued and outstanding as of December 31, 2001 and
  2000, respectively, ($46,243,000 Liquidation preference at
  December 31, 2000)........................................           --        46,243
Common stock; $0.01 par value; 46,468,085 and 45,000,000
  shares authorized; 6,822,703 and 334,400 shares issued and outstanding as of December 31, 2001 and 2000,
  respectively..............................................       68,227         3,344
Additional paid-in capital..................................   64,957,811    45,242,156
Retained earnings...........................................           --            --
Accumulated other comprehensive loss........................           --          (957)
                                                              -----------   -----------
Total stockholders' equity..................................   65,026,038    45,290,786
                                                              -----------   -----------
Total liabilities and stockholders' equity..................  $76,742,366   $58,667,243
                                                              ===========   ===========

        The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                             STATEMENTS OF EARNINGS

                                                                 YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
REVENUES
  Interest and dividend income
     Mortgage loans......................................  $7,713,354   $5,537,673   $4,312,092
     Cash accounts.......................................      52,191      123,229      121,453
     Discount on loans...................................      24,527       26,300       16,648
     Dividends...........................................       7,097       28,388           --
                                                           ----------   ----------   ----------
       Total interest and dividend income................   7,797,169    5,715,590    4,450,193
                                                           ----------   ----------   ----------
  Interest expense
     Lines of credit.....................................      42,772      160,666       54,528
     Collateralized notes................................     701,248      465,666      209,105
                                                           ----------   ----------   ----------
       Total interest expense............................     744,020      626,332      263,633
                                                           ----------   ----------   ----------
       Net interest and dividend income..................   7,053,149    5,089,258    4,186,560
  Provision for loan losses..............................     496,427      400,000      250,000
                                                           ----------   ----------   ----------
     Net interest income after provision for loan
       losses............................................   6,556,722    4,689,258    3,936,560
     Investment Gain.....................................      10,392           --           --
     Other Income........................................      15,779           --           --
                                                           ----------   ----------   ----------
       Net revenues......................................   6,582,893    4,689,258    3,936,560
                                                           ----------   ----------   ----------
EXPENSES
  General and administrative.............................     389,757      133,903       93,664
  Management and directors' fees.........................     108,007       11,583       30,480
                                                           ----------   ----------   ----------
       Total expenses....................................     497,764      145,486      124,144
                                                           ----------   ----------   ----------
       Earnings before income taxes......................   6,085,129    4,543,772    3,812,416
  Income taxes...........................................          --           --        2,992
                                                           ----------   ----------   ----------
       NET EARNINGS......................................   6,085,129    4,543,772    3,809,424
  Preferred Stock Dividend...............................   4,540,231    5,070,963    4,039,923
                                                           ----------   ----------   ----------
       NET INCOME(LOSS) ATTRIBUTABLE
       TO COMMON STOCK...................................  $1,544,898   $ (527,191)  $ (230,499)
                                                           ==========   ==========   ==========
BASIC EARNINGS (LOSS) PER SHARE..........................        0.79        (1.62)       (0.73)
                                                           ==========   ==========   ==========
DILUTED EARNINGS (LOSS) PER SHARE........................        0.77        (1.62)       (0.73)
                                                           ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             CLASS A CONVERTIBLE                                                       ACCUMULATED
                               PREFERRED STOCK         COMMON STOCK       ADDITIONAL                      OTHER
                            ---------------------   -------------------     PAID-IN      RETAINED     COMPREHENSIVE
                              SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL      EARNINGS         LOSS           TOTAL
                            ----------   --------   ---------   -------   -----------   -----------   -------------   -----------
BALANCE, JANUARY 1,
  1999....................   2,169,588   $ 21,696     300,000   $ 3,000   $21,597,108   $   (85,275)    $     --      $21,536,529
Stock options exercised...          --         --      20,200       202           828            --           --            1,030
Preferred Stock issued
  (net of offering costs
  of $39,780).............   1,430,196     14,302          --        --    14,247,878            --           --       14,262,180
Dividends reinvested for
  Preferred Stock.........      24,628        246          --        --       246,034            --           --          246,280
Mortgages and
  collateralized notes
  received for Preferred
  Stock...................     175,288      1,753          --        --     1,751,131            --           --        1,752,884
Net earnings..............          --         --          --        --            --     3,809,424           --        3,809,424
Dividends declared on
  Preferred Stock.........          --         --          --        --      (315,774)   (3,724,149)          --       (4,039,923)
                            ----------   --------   ---------   -------   -----------   -----------     --------      -----------
BALANCE, DECEMBER 31,
  1999....................   3,799,700     37,997     320,200     3,202    37,527,205            --           --       37,568,404
Comprehensive income:
  Net earnings............          --         --          --        --            --     4,543,772           --        4,543,772
  Net unrealized loss on
    investment
    available-for-sale....          --         --          --        --            --            --         (957)            (957)
                                                                                                                      -----------
    Total comprehensive
      income..............                                                                                              4,542,815
Stock options exercised...          --         --      14,200       142        22,291            --           --           22,433
Preferred Stock issued
  (net of offering costs
  of $13,389).............     569,890      5,699          --        --     5,679,812            --           --        5,685,511
Collateralized notes
  received for Preferred
  Stock...................     119,430      1,194          --        --     1,193,106            --           --        1,194,300
Dividends reinvested for
  Preferred Stock (net of
  offering costs of
  $4,274).................     135,256      1,353          --        --     1,346,933            --           --        1,348,286
Dividends declared on
  Preferred Stock.........          --         --          --        --      (527,191)   (4,543,772)          --       (5,070,963)
                            ----------   --------   ---------   -------   -----------   -----------     --------      -----------
BALANCE, DECEMBER 31,
  2000....................   4,624,276   $ 46,243     334,400   $ 3,344   $45,242,156   $        --     $   (957)     $45,290,786
Comprehensive income:
  Net earnings............          --         --          --        --            --     6,085,129           --        6,085,129
  Net unrealized loss on
    investment
    available-for-sale....          --         --          --        --            --            --       11,349           11,349
  Reclassification
    adjustment............          --         --          --        --            --            --      (10,392)         (10,392)
                                                                                                                      -----------
    Total comprehensive
      income..............                                                                                              6,086,086
Stock options exercised...          --         --      20,218       202        21,250            --           --           21,452
Non-employee stock option
  expense.................          --         --          --        --        70,558            --           --           70,558
Collateralized notes
  received for Preferred
  Stock...................     270,284      2,703          --        --     2,970,425            --           --        2,973,128
Dividends reinvested for
  Preferred Stock.........     176,588      1,766          --        --     1,851,982            --           --        1,853,748
Preferred stock issued,
  (net of offering costs
  of $48,982).............   1,396,937     13,969          --        --    15,303,352            --           --       15,317,321
Conversion of preferred
  stock to common stock...  (6,468,085)   (64,681)  6,468,085    64,681            --            --           --               --
Dividends declared on
  Preferred Stock.........          --         --          --        --            --    (4,540,231)          --       (4,540,231)
Dividends declared on
  Common Stock............          --         --          --        --      (501,912)   (1,544,898)          --       (2,046,810)
                            ----------   --------   ---------   -------   -----------   -----------     --------      -----------
BALANCE, DECEMBER 31,
  2001....................          --   $     --   6,822,703   $68,227   $64,957,811   $        --     $     --      $65,026,038
                            ==========   ========   =========   =======   ===========   ===========     ========      ===========

        The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                            STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                  2001           2000           1999
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $  6,085,129   $  4,543,772   $  3,809,424
                                                              ------------   ------------   ------------
  Adjustment to reconcile net earnings to net cash provided
    by operating activities:
    Amortization............................................        54,117         45,235         56,398
    Provision for loan losses...............................       496,427        400,000        250,000
    Charge off of bad debt..................................        (1,107)
    Non-cash collateralized notes interest reinvested.......       611,854        355,013         38,467
    Non-cash stock compensation.............................        70,558         21,093             --
    Gain on investments.....................................       (10,392)            --             --
    Changes in assets and liabilities:
      Deferred charges......................................         8,391             --             --
      Accrued interest receivable...........................      (318,497)      (175,007)       (89,981)
      Other Assets..........................................          (588)         4,650         (4,650)
      Accounts payable......................................        73,688          7,828        (31,845)
      Accrued interest payable..............................        (9,378)        26,077        (31,996)
      Deferred revenue......................................        69,958        (16,051)        19,018
                                                              ------------   ------------   ------------
         Total adjustments..................................     1,045,031        668,838        205,411
                                                              ------------   ------------   ------------
         Net cash provided by operating activities..........     7,130,160      5,212,610      4,014,835
                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage loans held for investment............   (40,186,112)   (47,451,201)   (22,968,157)
  Investment in real estate owned...........................      (404,577)            --             --
  Principal repayments of mortgage loans held for
    investment..............................................    19,668,928     27,693,835     17,961,772
  Proceeds from/(purchases of) investments..................       259,866       (249,474)            --
                                                              ------------   ------------   ------------
         Net cash used in investing activities..............   (20,661,895)   (20,006,840)    (5,006,385)
                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Preferred Stock offering, net...............    15,317,321      5,685,511     14,262,180
  Proceeds from Common Stock options exercised..............        21,452          1,340          1,030
  Deposits received for preferred stock offering............      (923,406)       698,406        225,000
  Cash dividends paid.......................................    (4,073,765)    (3,415,269)    (2,713,768)
  Net (payments)/proceeds on line of credit.................    (4,452,500)     4,452,500     (6,518,000)
  Proceeds on collateralized notes..........................     9,104,634      4,627,694      4,523,000
  Principal payments on collateralized notes................    (3,821,379)    (2,452,414)      (784,000)
  Debt issue costs..........................................      (201,350)      (182,530)       (22,500)
                                                              ------------   ------------   ------------
         Net cash provided by financing activities..........    10,971,007      9,415,238      8,972,942
                                                              ------------   ------------   ------------
         NET INCREASE (DECREASE) IN
           CASH AND CASH EQUIVALENTS........................    (2,560,728)    (5,378,992)     7,981,392
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     2,619,717      7,998,709         17,317
                                                              ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $     58,989   $  2,619,717   $  7,998,709
                                                              ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    151,649   $    245,242   $    253,403
                                                              ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Mortgage loans exchanged for the issuance of Preferred
    Stock...................................................  $         --   $         --   $  1,498,884
                                                              ============   ============   ============
  Mortgage loan foreclosure transfer to real estate owned...  $  2,823,562   $         --   $         --
                                                              ============   ============   ============
  Collateralized notes exchanged for the issuance of
    Preferred Stock.........................................  $  2,973,128   $  1,194,300   $    254,000
                                                              ============   ============   ============
  Collateralized notes refinanced at maturity...............  $ 10,302,823   $  9,083,292   $  4,147,000
                                                              ============   ============   ============
  Collateralized notes interest reinvested..................  $    611,854   $    355,013   $     38,467
                                                              ============   ============   ============
  Dividends declared but not paid...........................  $  2,046,811   $  1,387,283   $  1,079,875
                                                              ============   ============   ============
  Dividends reinvested for Preferred Stock..................  $  1,853,748   $  1,348,286   $    246,280
                                                              ============   ============   ============

        The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of Specialty Mortgage Trust, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP). In preparing the financial statements in accordance with US GAAP, management is required to make estimates and assumptions that effect the reported amounts. Actual results could differ from those estimates. The following is a summary of significant accounting and reporting policies used in preparing the financial statements.

  A.  NATURE OF BUSINESS

     Specialty Mortgage Trust, Inc. (the "Company") is a Maryland corporation, which acquires and holds mortgage loans secured by property located in Nevada, California, Arizona, Utah and Colorado. The Company's strategy is to focus on small commercial mortgage loans (generally less than 10% of total assets per loan), land loans, and non-conforming single-family and small multi-family (generally less than twenty units) residential mortgage loans. The Company has elected to be a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. The mortgage loans are originated and serviced by Specialty Financial (the "Manager"), a private mortgage finance business operating in Nevada and wholly owned by the Company's President and Chairman of the Board of Directors. The Company was incorporated on October 21, 1997 and began operations on January 31, 1998 following the initial closing of the Company's private placement.

     The Company operates as one business segment. The Company has evaluated the applicability of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires reporting business segments and information, including how the segments are determined, products and services provided, and changes in the measurement of segment accounting from period to period.

  B.  CASH EQUIVALENTS

     For purposes of the Statement of Cash Flows, the Company considers money market accounts to be cash equivalents.

  C.  INVESTMENTS

     The Company's investments in marketable equity securities are held for an indefinite period and thus are classified as available-for-sale.
Available-for-sale securities are recorded at fair value on the balance sheet, with the change in fair value during the period excluded from earnings and included as a component of other comprehensive income.

  D.  STOCK OPTIONS

     The Company accounts for stock based compensation under SFAS No. 123, Accounting for Stock-Based Compensation, which calls for companies to measure stock compensation expense based upon the fair value method of accounting. The Company also adopted SFAS 123 for directors.

  E.  ADVERTISING

     The Company expenses the costs of advertising as incurred. Total advertising expense for the years ended December 31, 2001, 2000 and 1999 was $59,610, $10,000, and $0, respectively.

                         SPECIALTY MORTGAGE TRUST, INC.

  F.  MORTGAGE LOANS

     The Company has both the intent and ability to hold mortgage loans until maturity and, therefore, mortgage loans are classified and accounted for as held for investment and are carried at cost.

     Mortgage loans exchanged for preferred stock from affiliated enterprises were recorded at fair value.

     Substantially all the mortgage loans are originated by the Manager, in the name of the Manager, and simultaneously sold to the Company servicing retained.

     The Company follows the Financial Accounting Standards Board's Statement No. 114, Accounting by Creditors for Impairment of a Loan, and No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Under Statement No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect the contractual interest and principal payments of a loan according to the contractual terms of the loan agreement. Statement No. 114 requires that impaired loans be measured on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 118 clarifies interest income recognition and disclosures of Statement No. 114.

     The Company does not recognize interest income on loans once they are determined to be impaired until the interest is collected in cash. Cash receipts are allocated to interest income, except when such payments are specifically designated as principal reduction or when management does not believe the Company's investment in the loan is fully recoverable.

  G.  REVENUE RECOGNITION

     Interest is recognized as revenue when earned according to the terms of the loan.

     Mortgage loan origination fees or points, charged to a borrower for and upon the origination, extension or refinancing of a mortgage loan, in excess of 2.5% are paid to the Company effectively discounting the purchase price of the loan and are amortized by the effective interest method over the contractual life of the loan. Mortgage loan origination fees or points up to 2.5% are earned by the Manager, prior to the purchase of the mortgage loans by the Company.

  H.  DEFERRED CHARGES

     Deferred charges are costs associated with origination of collateralized notes and line of credit fees, which are amortized by the effective interest method over the contractual life of the related obligation.

  I.  INCOME TAXES

     The Company has qualified as a REIT and generally is not subject to federal income taxes on the portion of taxable income, which is distributed to its stockholders. The Company is, however, subject to federal income taxes for taxable income not distributed.

     Taxable income that is distributed is taxable to the stockholders as ordinary income.

  J.  ALLOWANCE FOR LOAN LOSSES

     The Company maintains an allowance for possible credit losses on mortgage loans. Additions to the reserve are based on an assessment of certain factors including, but not limited to, estimated future losses on the loans, review of collateral and general economic conditions. Additions to the reserve are provided through a charge to earnings. Actual losses on loans are recorded as a charge-off or a reduction to the loan loss reserve. Subsequent recoveries of amounts previously charged off are added back to the reserve.

                         SPECIALTY MORTGAGE TRUST, INC.

  K.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Financial Accounting Standards Board's Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires the determination of fair value of certain of the Company's assets. The following methods and assumptions were used to estimate the fair value of financial statements included in the following categories:

          (a) Cash and Cash Equivalents. The carrying amount approximates fair value because of the relatively short maturity of these instruments.

          (b) Investments.  Carried at quoted market value.

          (c) Mortgage Loans Held for Investment. The carrying value of these instruments approximates the fair value. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made. The allowance for loan losses should also be considered in evaluating the fair value of mortgage loans.

          (d) Lines of Credit and Collateralized Notes. The fair value of the Company's lines of credit and collateralized notes are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

  L.  RECENT ACCOUNTING PRONOUNCEMENTS

     On July 20, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS 142. Major provisions of these Statements and their effective dates for the Company are as follows:

     - All business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001.

     - Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented, exchanged, either individually or as part of a related contract, asset or liability.

     - Goodwill, as well as intangible assets with indefinite lives, acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization.

     - Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator.

     - All acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting.

     Although it is still reviewing the provisions of these Statements, management's preliminary assessment is that these Statements will not have a material impact on the Company's financial position or results of operations.

     In August 2001, the Financial Accounting Standards Board issued SFAS 144 "Accounting for the Impairment or Disposal of Long-lived Assets." This statement supersedes SFAS 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" and the accounting and

                         SPECIALTY MORTGAGE TRUST, INC.

reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual, or Infrequently Occurring Events and Transactions" for the disposal of a segment of a business. This statement retains the fundamental provisions of SFAS 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. The provisions of this statement are required to be adopted no later than fiscal years beginning after December 15, 2001 and interim periods within these fiscal years, with early adoption encouraged. The Company is currently evaluating the impact of the adoption of SFAS 144 but does not expect its impact to be material.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. Beginning on January 1, 2003, the new rules apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction and development and (or) normal operation of long-lived assets. Adoption of this Statement is not expected to have a material impact on the Company's financial position or results of operations.

  M.  EARNINGS PER SHARE

     Basic Earnings Per Share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. In arriving at income available to common stockholders, preferred stock dividends were deducted in each period presented. Diluted EPS reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock.

  N.  RECLASSIFICATIONS

     The prior year financial statements reflected certain reclassifications, which have no effect on net earnings, to conform to the classifications of the current year.

NOTE 2.  FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments with concentrations of credit and market risk include cash and mortgage loans.

     The Company maintains cash deposit accounts, which, at times, may exceed federally insured limits.

     Substantially all of the loans purchased by the Company are fixed rate loans secured by the first deed of trust on small commercial, land, nonconforming, and small multi-family properties. Maturities on the mortgage loans range from one to seven years.

     Concentration of mortgage loans exists in northern Nevada and southern Nevada with approximately 17% and 27% for 2001 and 26% and 34% for 2000. As such, the Company has a significant geographic concentration of credit risk that may be adversely affected by periods of economic decline.

                         SPECIALTY MORTGAGE TRUST, INC.

     Concentration of mortgage loan products consists in land loans. As such, the Company has a significant product concentration of credit risk that may be adversely affected by periods of economic decline. The following table illustrates the concentration percentages by product type:

                                                              DECEMBER 31,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Land........................................................    82%     83%
Construction................................................    10%      4%
Commercial building.........................................     3%      8%
Other.......................................................     5%      5%
                                                               ---     ---
Total.......................................................   100%    100%
                                                               ===     ===

     A significant portion of the Company's mortgage loans will require the borrower to make a balloon payment of the principal at maturity. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to refinance or raise a substantial amount of cash. An increase in interest rates over the mortgage rate applicable at origination of the loan may have an adverse effect on the borrower's ability to refinance the loan.

     Group concentration of credit risk exists in borrowers of mortgage loans. At December 31, 2001 and 2000, 45% and 41% of mortgage loans were concentrated in multiple loans to eight and seven borrowers, respectively. The amount of loss is limited to the recorded amounts of the loans of $34,766,370 and $22,788,309 at December 31, 2001 and 2000, respectively. Multiple loans to one borrower or to related entities generally contain cross default provisions. At December 31, 2000 and 2001, there were no instances of loans with cross default provisions in excess of 10% of the portfolio. However, the portfolio had two loans, which exceeded 10% of total assets for $8,214,105 and $8,537,928 at December 31, 2001. No other security other than the collateral property supports these financial instruments. As such the Company has a significant borrower concentration of credit risk that may be adversely affected by periods of economic decline.

NOTE 3.  REAL ESTATE OWNED (HELD FOR SALE)

     Real estate owned includes real estate acquired through foreclosure and is carried at the lower of the recorded investment in the loan, inclusive of any senior indebtedness, or the property's estimated fair value, less estimated costs to sell.

     In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of, the Company records assets at the lower of carrying amount or fair value less cost to sell.

     On December 31, 2001, Specialty Mortgage Trust, Inc. real estate owned totaled $3,228,139. The properties owned costs of 15 finished residential lots, 102 undeveloped lots and 2 office buildings, which, were transferred from, mortgage loans to real estate owned upon foreclosure.

NOTE 4.  MORTGAGE LOANS HELD FOR INVESTMENT

  MORTGAGE LOAN PRODUCTS

     The Company has four mortgage loan products consisting of land, construction, commercial building and other. Substantially all mortgage loans have similar effective interest rates ranging from 12% to 13%. Revenue by product will fluctuate based upon relative balances during the period. Due to the similar nature of the

                         SPECIALTY MORTGAGE TRUST, INC.

effective interest rates the Company does not compile and report revenues by product type. The following table sets forth balances of mortgage loans by product type:

                                                                2001          2000
                                                             -----------   -----------
Land.......................................................  $58,870,334   $46,648,433
Construction...............................................    7,475,997     2,147,564
Commercial building........................................    2,109,915     4,315,066
Other......................................................    3,875,413     2,751,973
                                                             -----------   -----------
                                                             $73,331,659   $55,863,036
                                                             ===========   ===========

  ALLOWANCE FOR LOAN LOSSES

     The loan portfolio is the Company's primary asset subject to credit risk. To reflect this credit risk, the Company sets aside an allowance or reserve for credit losses through periodic charges to earnings. While there exists probable asset quality problems in the loan portfolio, management believes sufficient reserves have been provided in the allowance for loan loss to absorb probable losses in the loan portfolio at December 31, 2001 and 2000. During the year ended December 31, 2001 and 2000, the Company has increased the provision for loan losses $496,427 and $400,000 and recorded charge offs of $226,106 and $0, respectfully.

  DELINQUENT LOANS

     At December 31, 2001, the company had three loans with a principal balance totaling approximately $348,000 delinquent in interest payments only. The average loan to value on these loans was 90% and the company has recorded a specific allowance of approximately $3,500 for the year ended December 31, 2001 related to these loans. Also, at December 31, 2001, the company had four loans with a principal balance totaling approximately $3.5 million delinquent in principal and interest payments. The average loan to value on these loans was 74% and the company has recorded a specific allowance of $91,321 during the year ended December 31, 2001. Included in the loans delinquent for principal and interest were three loans totaling $1,883,000 that were in the process of foreclosure proceedings or entered foreclosure proceedings after December 31, 2001. Accrued interest on all delinquent loans at December 31, 2001 was approximately $84,000. Management has evaluated the collectability of the loans in light of the types and dollar amounts of the loans in the portfolio, adverse situations that may affect the borrowers ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Accordingly, the company's management has recorded an allowance for loan losses based upon these factors.

NOTE 5.  BANK LINES OF CREDIT

     At December 31, 2000, the Company maintained three revolving lines of credit. One line of credit allowed the Company to borrow up to $2,500,000 to provide funding for new loans. This line bears interest at the bank's base rate (9.5% at December 31, 2000) and matured July 1, 2001. The other two lines of credit allowed the Company to borrow up to $5,000,000 each. These lines bear interest at the bank's prime rate (9.5% at December 31, 2000) and matured July 1, 2001 and October 1, 2001. On December 31, 2000, $4,452,500 was outstanding on these lines of credit. All lines of credit were collateralized by a secured interest in mortgage loans and require the Company to maintain certain financial covenants including maintaining a debt to equity ratio of 1:1. The Company was in compliance with these covenants as of December 31, 2000.

     At December 31, 2001, the Company maintained two revolving lines of credit. One line of credit allows the Company to borrow up to $3,000,000 to provide funding for new loans. The other line of credit allows the Company to borrow up to $5,000,000. These lines bear interest at the bank's prime rate (4.75% at December 31, 2001) and mature July 1, 2002. On December 31, 2001, there was no outstanding balance on

                         SPECIALTY MORTGAGE TRUST, INC.

these lines of credit. All lines of credit are collateralized by a secured interest in mortgage loans and require the Company to maintain certain financial covenants including maintaining a debt to equity ratio of 1:1. The Company was in compliance with these covenants as of December 31, 2001.

NOTE 6.  COLLATERALIZED NOTES

     Prior to August 22, 2000, the Company issued in private placements its Class A collateralized notes (the "Class A notes"). The Class A notes were collateralized by the Company's mortgage loans in an aggregate principal amount of at least two times the aggregate principal amount outstanding on the Class A notes. The last of the Class A notes matured as of August 20, 2001. On January 18, 2001, the Company's registration statement covering the public sale of up to $250,000,000 of collateralized investment notes (the "collateralized investment notes") was declared effective by the Securities and Exchange Commission. The collateralized investment notes are secured by at least one and one-half times the aggregate principal amount outstanding on the collateralized investment notes. The Class A notes and the collateralized investment notes are referred to collectively as the "collateralized notes." The outstanding collateralized notes have maturities ranging from one month to twelve months from the date of issue and bear a fixed rate of interest (4.50% to 8.0% at December 31, 2001 and 6.00% to 8.75% at December 31, 2000). The effective yield of collateralized notes outstanding at December 31, 2001 and 2000 was 6.93% and 8.42%, respectively. December 31, 2001 and 2000, the collateralized notes were secured by $19,401,620 and $29,670,205, respectively, of mortgage loans pledged as collateral, respectively.

     There are several related parties who held collateralized notes with Specialty Mortgage Trust. As of December 31, 2001 and 2000, they owned approximately $1,080,000 and $890,000 in collateralized notes, which represents approximately 11.4% and 13.9% of the total balance, respectively.

NOTE 7.  CONVERSION OF PREFERRED STOCK TO COMMON STOCK

     As of October 1, 2001, management met its target of 12% return on equity, on a taxable income basis for the previous four consecutive fiscal quarters. In accordance with the terms of preferred shares, all of the shares of Specialty Mortgage Trust's Class A Convertible Preferred Stock converted to Common Stock on October 1, 2001. Class A Convertible Preferred Stock converted to Common Stock on a one to one basis.

NOTE 8.  STOCK OPTIONS

     In October 1997, the Company adopted the 1997 Executive and Non-Employee Director Stock Option Plan (the Plan) pursuant to which 300,000 shares of the Common Stock were reserved for issuance upon the exercise of options granted. If the outstanding shares of Stock as reflected on the Company's balance sheet exceeds 3,000,000 the total number of shares of Stock reserved and available for issuance (inclusive of shares already issued) under the Plan shall automatically be increased so as to equal 10% of the number of outstanding shares of stock. Therefore, the total number of shares of Common Stock, which are available for issuance upon the exercise of options granted was 682,270. Options granted may be designated as either (a) incentive stock options (ISO's) under the Internal Revenue Code of 1986, as amended, at 100% fair market value, or (b) nonqualified options at a Board of Director determined option price. ISO's and nonqualified options may be granted by the Board of Directors to participating directors, officers, other employees of the Company or its Manager, agents and consultants. Fair market value is determined periodically by the Board of Directors.

     25% of the shares subject to such stock options shall become exercisable on the first anniversary of the date of grant of the stock option, and an additional 25% shall become exercisable on each of the next three anniversaries of the date of grant. In general, vested options must be exercised within three months after an employee leaves the Company. There are no employees of the Company benefiting under this plan. The participants of the plan are employees of the Manager and members of the Board of Directors.

                         SPECIALTY MORTGAGE TRUST, INC.

     Presented below is a summary of the Company's stock options and the related transactions for the years ended December 31, 2001, 2000 and 1999:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              SHARES    EXERCISE PRICE
                                                              -------   --------------
BALANCE AT JANUARY 1, 1999..................................  105,000       $0.32
Granted.....................................................   20,000        5.00
Exercised...................................................  (20,200)       0.05
Forfeited/expired...........................................       --          --
                                                              -------
BALANCE AT DECEMBER 31, 1999................................  104,800        1.26
Granted.....................................................   36,000        5.00
Exercised...................................................  (14,200)       0.09
Forfeited/expired...........................................  (12,750)       0.99
                                                              -------
BALANCE AT DECEMBER 31, 2000................................  113,850        2.62
Granted.....................................................   55,000        7.73
Exercised...................................................  (20,218)       1.06
Forfeited/expired...........................................  (30,000)       5.00
                                                              -------
BALANCE AT DECEMBER 31, 2001................................  118,632       $4.65
                                                              =======

                         SPECIALTY MORTGAGE TRUST, INC.

                       STOCK OPTIONS OUTSTANDING    STOCK OPTIONS EXERCISABLE
                       --------------------------   -------------------------
                          WEIGHED       WEIGHTED                   WEIGHTED
  RANGE OF                AVERAGE       AVERAGE                    AVERAGE
  EXERCISE              CONTRACTUAL     EXERCISE                   EXERCISE
   PRICES    SHARES        LIFE          PRICE        SHARES        PRICE
  --------   -------   -------------   ----------   ----------   ------------
   DECEMBER 31, 2001
   $ 0.01     30,047        5.81         $ 0.01       30,047         $0.01
     0.05      5,000        6.08           0.05           --            --
     3.15      9,000        6.58           3.15        6,500          3.15
     5.00     49,585        8.12           5.00        9,700          5.00
    11.00     25,000        9.75          11.00           --            --
             -------                                  ------
   Totals    118,632                                  46,247
             =======                                  ======
  DECEMBER 31, 2000
   $ 0.01     40,750        6.81         $ 0.01       22,000         $0.01
     0.05     10,000        7.08           0.05           --            --
     3.15      9,800        7.58           3.15        4,800          3.15
     5.00     53,300        9.19           5.00        4,800          5.00
             -------                                  ------
   Totals    113,850                                  31,600
             =======                                  ======
  DECEMBER 31, 1999
   $ 0.01     60,000        7.82         $ 0.01       22,500         $0.01
     0.05     15,000        8.09           0.05           --            --
     3.15      9,800        8.58           3.15        2,300          3.15
     5.00     20,000        9.81           5.00           --            --
             -------                                  ------
   Totals    104,800                                  24,800
             =======                                  ======

     The fair value of the Company's stock options was estimated as of the grant date using the Black-Scholes Option Pricing Model with the following weighted average assumptions for the year ended December 31, 2001: Dividend yield of 12.0%, expected volatility of 0.0%, and an expected holding period of five years. The weighted average risk free interest rate of 2.2%, 5.4%, and 5.98%, as of December 31, 2001, 2000, and 1999, respectively. Based on these assumptions, compensation expense was $70,558 and $21,093 for the years ended December 31, 2001 and 2000, respectively. Compensation expense was immaterial for 1999.

     The weighted average fair value of options granted during the years ended December 31, 2001, 2000 and 1999 was $0, $1.36, and $1.04, respectively.

NOTE 9.  CAPITAL TRANSACTIONS

     On April 1, 1999, the Company completed a private placement of 1,084,794 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share, for cash of $9,443,940, mortgage loans of $1,330,000 and collateralized notes of $74,000.

     On July 1, 1999, the Company completed a private placement of 520,690 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share, for cash of $4,858,016, collateralized notes of $180,000 and mortgage loans of $168,884.

     On July 1, 2000 the Company issued 689,320 additional shares of Preferred Stock at $10 per share for cash of $5,698,900 and collateralized notes of $1,194,300.

                         SPECIALTY MORTGAGE TRUST, INC.

     On June 30, 2001, the Company completed the first closing of a private placement for 1,000,000 shares of Class A Convertible Preferred Stock at $11.00 per share for $11.0 million. On September 30, 2001, the Company completed the second closing of the private placement for 667,221 shares of Class A Convertible Preferred Stock at $11.00 per share for $7.3 million.

     Assets received for the purchase of Preferred Stock from officers, directors or other related parties, are recorded at fair value. Assets received by non-related parties are recorded at fair value.

NOTE 10.  EARNINGS PER SHARE

     The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock for the years ended December 31:

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           2001          2000          1999
                                                        -----------   -----------   -----------
Net earnings..........................................  $ 6,085,129   $ 4,543,772   $ 3,809,424
Less: Preferred Stock Dividends.......................   (4,540,231)   (5,070,963)   (4,039,923)
                                                        -----------   -----------   -----------
Income available to common stockholders used in basic
  and diluted EPS.....................................    1,544,898      (527,191)     (230,499)
                                                        -----------   -----------   -----------
Weighted average number of common shares used in basic
  EPS.................................................    1,955,043       326,064       314,244
Effect of dilutive securities
     Stock options....................................       52,213            --            --
                                                        -----------   -----------   -----------
Weighted average number of common shares and dilutive
  potential common shares used in dilutive EPS........    2,007,256       326,064       314,244
                                                        ===========   ===========   ===========
Antidilutive securities:
     Stock options....................................       25,000       146,350        84,800
                                                        -----------   -----------   -----------

     For all years presented the Company's Preferred Stock is not included as it was antidilutive.

NOTE 11.  RELATED PARTY

     The Manager is be responsible for the day-to-day operations of the Company and performs such services and activities relating to the assets and operations of the Company. The Manager originates the mortgage loans in the name of the Manager, and sells the loans to the Company. The Manager retains the servicing of the mortgage loans.

     The Manager receives the mortgage placement fees or points, usually charged to the borrower for and upon origination, extension or refinancing of loans, up to 2.5% of the loan balance with any additional fees or points paid to the Company effectively discounting the purchase price of the loan from the Manager. The Manager will also receive a fee for loan servicing equal to one-half of one percent per annum of the total mortgage loans serviced and any late payment charges. These fees are earned directly by the Manager and deducted from the interest or late payments to cover costs to manage the portfolio, effectively reducing the yield to the Company. In addition, the Manager will receive, as incentive compensation for each fiscal quarter, an amount equal to 50% of the taxable net income before the dividend deduction of the Company in excess of

                         SPECIALTY MORTGAGE TRUST, INC.

the annualized return to the Company equal to 12%. For the years ended December 31, 2001, 2000 and 1999, the Manager earned the following:

                                                         2001        2000       1999
                                                      ----------   --------   --------
Loan origination and extension fees.................  $1,692,100   $980,176   $662,651
Loan servicing fees.................................     266,556    179,129    148,252
Late payment charges................................      35,324     44,843     12,539
Incentive compensation bonus........................      88,084         --     18,480

     The Manager waived its rights to receive the management incentive bonus for the 4th quarter of 2000 of approximately $82,000.

NOTE 12.  SUBSEQUENT EVENT

     In January 2002, the Manager for Specialty Mortgage Trust lent $250,000 to a borrower who was delinquent in interest and principal with a loan balance of approximately $1,580,000 as of December 31, 2001, which brought this loan current.

                         SPECIALTY MORTGAGE TRUST, INC.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Specialty Mortgage Trust, Inc.

     In connection with our audits of the financial statements of Specialty Mortgage Trust, Inc. referred to in our report dated January 25, 2002, which is included in the annual report to security holders, we have also audited Schedules II and IV for each for the three years in the period ended December 31, 2001. In our opinion, these schedules when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be set forth therein.

                                          /s/  GRANT THORNTON LLP

Reno, Nevada
January 25, 2002

                                                                     SCHEDULE II

                            SPECIALTY MORTGAGE TRUST

                       VALUATION AND QUALIFYING ACCOUNTS
                     PROVISION FOR LOAN LOSSES ROLLFORWARD

BALANCE AT JANUARY 1, 1999..................................  $  100,000
     Provision for loan losses..............................     250,000
     Charge offs............................................          --
                                                              ----------
BALANCE AT DECEMBER 31, 1999................................     350,000
     Provision for loan losses..............................     400,000
     Charge offs............................................          --
                                                              ----------
BALANCE AT DECEMBER 31, 2000................................     750,000
     Provision for loan losses..............................     496,427
     Charge offs to Real Estate Owned.......................    (225,000)
     Charge offs............................................      (1,106)
                                                              ----------
BALANCE AT DECEMBER 31, 2001................................  $1,020,321
                                                              ==========

                                                                     SCHEDULE IV

                            SPECIALTY MORTGAGE TRUST

                         MORTGAGE LOANS ON REAL ESTATE
                           MORTGAGE LOAN ROLLFORWARD

BALANCE AT JANUARY 1, 1999..................................  $ 29,600,401
     Additions during the period
       New mortgage loans...................................    22,968,157
       Mortgage loans exchanged for issuance of Preferred
        Stock...............................................     1,498,884
     Deductions during the period
       Collections of principal.............................   (17,961,772)
                                                              ------------
BALANCE AT DECEMBER 31, 1999................................    36,105,670
     Additions during the period
       New mortgage loans...................................    47,451,201
     Deductions during the period
       Collections of principal.............................   (27,693,835)
                                                              ------------
BALANCE AT DECEMBER 31, 2000................................    55,863,036
     Additions during the period
       New mortgage loans...................................    40,186,112
     Deductions during the period
       Foreclosures.........................................    (3,048,561)
       Collections of principal.............................   (19,668,928)
                                                              ------------
BALANCE AT DECEMBER 31, 2001................................  $ 73,331,659
                                                              ============

                                                                     SCHEDULE IV

                            SPECIALTY MORTGAGE TRUST

                  MORTGAGE LOANS ON REAL ESTATE -- (CONTINUED)
                               DECEMBER 31, 2001

MORTGAGE LOANS BY TYPE OF PROPERTY

                                                           CARRYING                    AMOUNT
                                           FACE AMOUNT     AMOUNT OF     MATURITY    SUBJECT TO
TYPE OF LOAN               INTEREST RATE   OF MORTGAGES    MORTGAGES      DATES      DELINQUENCY
------------               -------------   ------------   -----------   ----------   -----------
Commercial...............  12.00%-12.50%   $  2,109,915   $ 2,109,915    4/02-3/05   $       --
Construction.............  12.00%-17.50%      7,475,997     7,475,997   9/01-12/03    1,298,121
Land.....................  12.25%-13.00%     86,827,281    59,870,334   1/02-10/04    1,579,850
Other....................  12.00%-13.25%      3,875,413     3,875,413   9/01-12/06      933,000
                                           ------------   -----------                ----------
                                           $100,288,606   $73,331,659                $3,810,971
                                           ============   ===========                ==========

MORTGAGE LOANS BY LIEN POSITION

                                                           CARRYING                    AMOUNT
                                           FACE AMOUNT     AMOUNT OF     MATURITY    SUBJECT TO
LIEN POSITION              INTEREST RATE   OF MORTGAGES    MORTGAGES      DATES      DELINQUENCY
-------------              -------------   ------------   -----------   ----------   -----------
1st......................  12.00%-17.50%   $ 95,343,371   $68,906,574    9/01-3/05   $2,071,121
2nd......................  12.25%-13.25%      4,945,235     4,425,085   9/01-12/06    1,739,850
                                           ------------   -----------                ----------
                                           $100,288,606   $73,331,659                $3,810,971
                                           ============   ===========                ==========

AMOUNT OF LOAN

                                             FINAL                      CARRYING       AMOUNT
                                            MATURITY    FACE AMOUNT     AMOUNT OF    SUBJECT TO
AMOUNT OF LOAN             INTEREST RATE      DATE      OF MORTGAGES    MORTGAGES    DELINQUENCY
--------------             -------------   ----------   ------------   -----------   -----------
$0-$250,000..............  12.00%-13.00%   9/01-12/06   $  5,565,034   $ 1,545,034   $  508,121
$250,001-$500,000........     12.25%           4/1/02        375,000       375,000           --
$500,001-$1,000,000......  12.50%-17.50%   9/01-10/02     10,665,203     4,882,203    1,723,000
Over $1 million..........  12.25%-13.00%    1/02-7/04     83,683,369    65,756,422    1,579,850
                                                        ------------   -----------   ----------
                                                        $100,288,606   $72,558,659   $3,810,971
                                                        ============   ===========   ==========

MORTGAGE LOANS THAT EXCEED THREE PERCENT OF THE PORTFOLIO

                                                                               CARRYING      AMOUNT
                             INTEREST   MATURITY      LIEN     FACE AMOUNT    AMOUNT OF    SUBJECT TO
DESCRIPTION OF THE LOAN        RATE       DATE      POSITION   OF MORTGAGES   MORTGAGES    DELINQUENCY
-----------------------      --------   ---------   --------   ------------   ----------   -----------
Residential Raw Land.......   12.50%     6/1/2002     1st      $ 3,500,000    $3,500,000         --
Residential Raw Land.......   12.50%     8/1/2002     1st        7,000,000     4,485,000         --
Residential Land Develop...   12.25%     7/1/2003     1st        4,357,556     4,357,556         --
Commercial Raw Land........   12.50%     6/1/2002     1st        5,700,000     2,461,000         --
Commercial Raw Land........   13.00%     9/1/2002     1st        2,700,000     2,700,000         --
Residential Raw Land.......   13.00%    11/1/2002     1st        5,000,000     5,000,000         --
Commercial Raw Land........   13.00%     2/1/2003     1st        5,350,000     3,768,197         --
Residential Land Develop...   12.75%     5/1/2003     1st       13,469,105     8,214,105         --
Commercial Raw Land........   13.00%     7/1/2004     1st        9,973,920     8,537,928         --
Single Family Residence....   13.25%    10/1/2003     1st        2,500,000     2,500,000         --
Residential Land Develop...   13.00%    12/1/2003     1st        5,638,950     5,638,950         --

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT OFFERING THE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

     WE DO NOT CLAIM THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               UP TO $269,312,000

                             SPECIALTY TRUST, INC.

                        COLLATERALIZED INVESTMENT NOTES

                         [SPECIALTY  TRUST, INC. LOGO]

                           -------------------------

                                   PROSPECTUS
                                  May 7, 2002
                           -------------------------

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